Exhibit 2.1

OMITTED INFORMATION IS THE SUBJECT OF A REQUEST FOR CONFIDENTIAL

TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE

ACT OF 1934 AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION.

AGREEMENT AND PLAN OF MERGER

Among

ALEXION PHARMACEUTICALS, INC.,

TPCA CORPORATION,

TALIGEN THERAPEUTICS, INC.,

THE HOLDERS OF THE SERIES B1 CALL RIGHTS

and, only for the limited purposes described herein,

NICK GALAKATOS, ED HURWITZ AND TIMOTHY MILLS AS THE STOCKHOLDERS’

REPRESENTATIVES

Dated as of January 28, 2011

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

i

(continued)

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(continued)

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(continued)

		Page
10.10	Governing Law	92
10.11	Jurisdiction; Venue; Service of Process	92
10.12	Specific Performance	93
10.13	Waiver of Jury Trial	93

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of January 28, 2011, by and among ALEXION PHARMACEUTICALS, INC., a Delaware corporation (the “Buyer”), TPCA CORPORATION, a Delaware corporation and wholly owned subsidiary of the Buyer (“MergerSub”), TALIGEN THERAPEUTICS, INC., a Delaware corporation (the “Company”), each stockholder of the Company that has signed this Agreement as a seller of Series Bl Call Rights (each, a “Series Bl Call Right Seller”), and, only for the limited purposes described for them in Sections 2.6.4., 2.7, 2.8, 2.11, 2.12, 2.13, 6.3, 6.4, 6.5, 6.8, 9.1 and 9.5 and Articles 8 and 10 as Stockholders’ Representatives (and not in their individual capacities), Nick Galakatos, Ed Hurwitz and Timothy Mills (the “Stockholders’ Representatives”). The Buyer, MergerSub, Series Bl Call Right Sellers and the Company are individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

The respective boards of directors of the Buyer, MergerSub and the Company (each, respectively, the “Board of Directors”) deem it advisable and in the best interests of Buyer, MergerSub and the Company, respectively, and their respective stockholders that the Buyer acquire the Company. Each Board of Directors has unanimously approved and authorized the Contemplated Transactions (as defined below) and the entry into this Agreement.

The acquisition of the Company by the Buyer will be effected through (i) a sale of the Series Bl Call Rights (as defined below) by the Series Bl Call Right Sellers and (ii) a merger (the “Merger”) of MergerSub with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company will become a Subsidiary of the Buyer.

On the date hereof, certain of the Equityholders (as defined below) have executed and delivered to the Company releases of claims in the form attached hereto as Exhibit A (the “Stockholder Releases”).

Immediately after the execution and delivery of this Agreement, stockholders of the Company who collectively hold at least a majority of the Preferred Stock of the Company (as defined below) and at least a majority of the outstanding shares of capital stock of the Company will deliver the written consent in the form attached hereto as Exhibit B (the “Stockholder Consent”) approving the Contemplated Transactions and adopting this Agreement pursuant to and in accordance with the DGCL, and the Closing shall occur immediately thereafter.

In consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“1st Taligen Compound Administered to a Human for Non-Ophthalmic Indications” means the Taligen Compound which is first in time to be administered to a human in a Clinical Trial pursuant to an IND for such Taligen Compound for a Non-Ophthalmic Indication.

“1st Taligen Compound Administered to a Human for Ophthalmic Indications” means the Taligen Compound which is first in time to be administered to a human in a Clinical Trial pursuant to an IND for such Taligen Compound for an Ophthalmic Indication.

“2nd Taligen Compound Administered to a Human for Non-Ophthalmic Indications” means the Taligen Compound which is second in time to be administered to a human in a Clinical Trial pursuant to an IND for such Taligen Compound for a Non-Ophthalmic Indication.

“2nd Taligen Compound Administered to a Human for Ophthalmic Indications” means the Taligen Compound which is second in time to be administered to a human in a Clinical Trial pursuant to an IND for such Taligen Compound for an Ophthalmic Indication.

“3rd Taligen Compound Administered to a Human for Non-Ophthalmic Indications” means the Taligen Compound which is third in time to be administered to a human in a Clinical Trial pursuant to an IND for such Taligen Compound for a Non-Ophthalmic Indication.

“3rd Taligen Compound Administered to a Human for Ophthalmic Indications” means the Taligen Compound which is third in time to be administered to a human in a Clinical Trial pursuant to an IND for such Taligen Compound for an Ophthalmic Indication.

“Abandoned Provisional Patent Application” means a provisional patent application or the patent application identified in Section 3.13.1 of the disclosure Schedule as the “enumerated patent application” (the “enumerated patent application”), in each case that is included in the Scheduled Taligen Patents and is abandoned after the Closing prior to such application being published.

“Active Clinical Compound” means any Taligen Compound that has become any of the 1st Taligen Compound Administered to a Human for Ophthalmic Indications, the 2nd Taligen Compound Administered to a Human for Ophthalmic Indications, the 3rd Taligen Compound Administered to a Human for Ophthalmic Indications, the 1st Taligen Compound Administered to a Human for Non-Ophthalmic Indications, the 2nd Taligen Compound Administered to a Human for Non-Ophthalmic Indications or the 3rd Taligen Compound Administered to a Human for Non-Ophthalmic Indications.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding, in each case to, from, by or before any Governmental Authority.

“Additional Claim” is defined in Section 8.1.3.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Additional Claim Amount” is defined in Section 8.1.3.

“Additional Closing Cash” is defined in Section 2.11.5(a).

“Adjusted Escrow Amount” means an amount equal to [*]

“Adjusted SR Fund Amount” means an amount equal to [*]

“Affiliate” means, with respect to any specified Person, any Person who is an “affiliate” of such first Person within the meaning of Rule 405 promulgated under the 1933 Act.

“Agreement” is defined in the Preamble.

“AMD” means age-related macular degeneration.

“Ancillary Agreements” means the Escrow Agreement, the Stockholder Releases and the Employment Agreements.

“Annual Financials” is defined in Section 3.6.1 (b).

“Applicable Percentage of Liquidated Damages Amount” means (i) if the Named Executive is hired by any Management Company, a Venture Capital Fund or a Commonly Controlled Affiliate, the full amount of the Liquidated Damages and (ii) if the Named Executive is hired by any Portfolio Company, the applicable percentage of the Liquidated Damages Amount set forth in the table below based on the Owned Percentage of the Portfolio Company that hired the Named Executive:

Owned Percentage	Applicable Percentage of Liquidated Damages Amount
50% or greater	100%
40% or greater – and less than 50%	50%
30% or greater – and less than 40%	20%
20% or greater – and less than 30%	10%
10% or greater – and less than 20%	5%

“Assets” is defined in Section 3.10.1.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer” is defined in the Preamble.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Buyer Closing Cash Payment” is defined in Section 2.11.5(b).

“Buyer Indemnified Person” is defined in Section 8.1.1.

“Buyer Rights Chain Group” means (i) Buyer and the Surviving Corporation, (ii) any Person to which any Taligen Compound with respect to which Milestone Payments could become payable is directly or indirectly licensed, sublicensed or transferred by or from any entity described in clause (i) (including any Affiliate of any such entity described in this clause (ii) which achieves a Milestone, whether or not such Affiliate is formally a licensee, sublicensee or transferee), (iii) any Person to which any Taligen Compound is directly or indirectly licensed, sublicensed or transferred by any member of the Buyer Rights Chain Group and (iv) any successor or assign of any member of the Buyer Rights Chain Group with respect to such member’s interest in such Taligen Compound.

“Carve Out Plan” means the Taligen Therapeutics, Inc. 2011 Employee Carve Out Plan dated January 27, 2011.

“Cash” means any cash and cash equivalents of the Company located in Cash Accounts less (i) the aggregate amount of checks or drafts of the Company written on the Cash Accounts as of 11:59 p.m. Eastern Time (or such other time as the Parties may agree) on the day immediately preceding the Closing Date plus (ii) checks received by the Company but not posted as of 11:59 p.m. Eastern Time (or such other time as the Parties may agree) on the day immediately preceding the Closing Date.

“Cash Accounts” means all bank, money market, mutual fund and similar accounts, listed on Section 3.10.3 of the Disclosure Schedule.

“Certificate of Merger” is defined in Section 2.2.

“Claim” is defined in Section 6.5.1.

“Clinical Trial” means a human clinical study of a pharmaceutical product conducted on human subjects. Without limiting the foregoing, Clinical Trial includes any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, but, notwithstanding the foregoing, excludes any Exploratory IND or Exploratory CTA Study.

“Closing” is defined in Section 2.3.

“Closing Cash” means the aggregate amount of Cash of the Company as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date.

“Closing Cash Distribution” means the aggregate amount distributed to the Equityholders from the Escrow Account pursuant to clause (a) or (b) of Section 2.11.5.

“Closing Date” is defined in Section 2.3.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Closing Statement” is defined in Section 2.11.1.

“Closing Date Indebtedness” means any Debt of the Company as of the Effective Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” as used in Section 2.12 means, with respect to the efforts to be expended by the Buyer with respect to the development of Taligen Compounds, commercially reasonable efforts and resources that are of a substantially similar level of effort and resources with respect to the development of compounds that [*] with respect to compounds of similar commercial potential at a similar stage in their development or product lifecycle to that of Taligen Compounds, [*].

“Commercially Reasonable Prosecution Efforts” as used in Section 2.12.6 means, with respect to the efforts to be expended by the Buyer with respect to the prosecution and maintenance of Taligen Patents, commercially reasonable efforts and resources that are of a substantially similar level of effort and resources with respect to the prosecution and maintenance of Patents that [*] with respect to Patents covering compounds of similar commercial potential at a similar stage in their development or product lifecycle to that of Taligen Compounds, [*].

“Common Stock Warrant” means any warrant (but not, for the avoidance of doubt, any Company Options) to acquire shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

“Common Stock Warrant Exercise Amount” means the aggregate amount of cash that would be received by the Company in respect of the cash exercise of all Common Stock Warrants, if such Common Stock Warrants were exercised for cash immediately prior to Effective Time.

“Commonly Controlled Affiliate” means, with respect to each Management Company, each venture capital or other fund for which such Management Company acts, directly or indirectly, as an investment advisor or provides investment management services pursuant to a management, investment advisory or similar agreement.

“Company” is defined in the Preamble.

“Company Capital Stock” means all of the shares of Series A Preferred Stock, Series B Preferred Stock, Series Bl Preferred Stock and Company Common Stock, in each case, issued and outstanding immediately prior to the Effective Time.

“Company Common Stock” means the Common Stock, par value $.001 per share, of the Company.

“Company Indemnified Parties” is defined in Section 6.5.1.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Company’s Knowledge” means the actual knowledge of any of [*],[*],[*],[*],[*],[*],[*] or [*], in each case, after (x) reasonable investigation of relevant Company personnel, relevant documents in the Company’s possession and relevant Company documents in outside counsels’ possession and (y) after consultation with outside counsel of the Company regarding matters as to which the Company has sought the advice of such outside counsel.

“Company Option” means any option to acquire shares of Company Common Stock, including options granted under the Option Plans, outstanding as of the day immediately preceding the date hereof, but excluding the Company Warrants and the Series Bl Call Rights.

“Company Plan” is defined in Section 3.16.2.

“Company Returns” is defined in Section 9.1.

“Company Warrants” means the Series B1 Preferred Warrants and the Common Stock Warrants, collectively.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to such Person.

[*].

[*].

“Contemplated Transactions” means, collectively (a) the Merger, (b) the purchase and sale of the Series Bl Call Rights and (c) the execution, delivery and performance of this Agreement and the Ancillary Agreements.

“Contingent Consideration” is defined in Section 2.12.

“Continuing Employees” is defined in Section 6.6.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, document or instrument, or legally binding arrangement or understanding, whether written or oral and whether express or implied, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Covenant Survival Date” is defined in Section 8.4.5.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Development Stage Compounds” means each of the compounds identified on Schedule B [*] at Closing.

“DGCL” is defined in the Recitals.

“Disbursing Person” is defined in Section 2.14.1.

“Disclosed Contract” is defined in Section 3.18.2.

“Disclosure Schedule” is defined in Article 3.

“Dispute Notice” is defined in Section 2.11.3.

“Dissenting Shares” is defined in Section 2.6.1.

“Dry AMD” means non-exudative AMD.

“Earlier Patent-Limited Milestones” means (i) the following Ophthalmic Milestones: (x) [*] and (y) [*] and (ii) the following Non-Ophthalmic Milestone: [*].

“Effective Time” is defined in Section 2.2.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Employee Plan” is defined in Section 3.16.1.

“Encumbrance” means any charge, claim to ownership, community or marital property interest, condition to ownership, lien, hypothecation, out-bound license, option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement, or, in the case of any Equity Interest, any voting agreement or other restriction or covenant with respect to the transfer, receipt of income or exercise of any other attribute of legal or equitable ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Environmental Laws” means any Legal Requirement, each as amended or in effect prior to, or on the Closing Date, relating to the protection or pollution of the environment or natural resources, the protection of public health or safety, the protection of worker health or safety, or the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, Release, emission, disposal, re-use, or recycling of any Hazardous Substance, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.) (CERCLA), the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments thereto, and any similar or analogous laws of any Governmental Authority.

“Equipment” is defined in Section 3.12.

“Equity Interests” means (a) any capital stock, partnership, membership interest or other similar equity interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such equity interest in such Person.

“Equityholder” means (a) each Person who held, as of immediately prior to the Effective Time, any shares of Company Capital Stock, (b) each participant in the Carve Out Plan in their capacities as such (in addition to, in the case of any participant in the Carve Out Plan who also held shares of Company Capital Stock as of immediately prior to the Effective Time, their capacities described in clause (a) of this definition), (c) each Person who held, as of immediately prior to the Effective Time, Company Options (in addition to, in the case of any such Person who also held shares of Company Capital Stock as of immediately prior to the Effective Time, their capacities described in clause (a) of this definition), (d) each Person who held, as of immediately prior to the Effective Time, Company Warrants (in addition to their capacities described in clause (a) of this definition), and (e) each Series Bl Call Right Seller (in addition to their capacities described in clause (a) of this definition).

“Equityholder Indemnified Person” is defined in Section 8.2.1.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Escrow Account” means the account maintained by the Escrow Agent and into which is deposited the Escrow Amount.

“Escrow Account Addition” is defined in Section 8.1.3(b).

“Escrow Agent” is defined in Section 2.7.

“Escrow Agreement” is defined in Section 2.7.

“Escrow Amount” means an amount equal to [*].

“Escrow Termination Date” is defined in Section 8.1.3.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“EU Major Market Countries” means [*].

[*].

“European Milestones” means the [*] and [*] Milestones.

“Excess Claim Amount” is defined in Section 8.1.3.

“Excess Claim Shortfall” is defined in Section 8.1.3.

“Excluded Settlement” is defined in Section 8.6.3.

“Exclusivity Period” is defined in Section 6.2.

“Existing Proteins” is defined in Section 3.14.4(1).

“Exploratory IND or Exploratory CTA Study” means [*] In the event that FDA withdraws the Guidance without replacing it with provisions that are in all material respects the same as the Guidance, no clinical trial thereafter shall qualify as an “Exploratory IND or Exploratory CTA Study” hereunder.

[*]

“FDA” means the United States Food & Drug Administration, or any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.

“Federal Grants” is defined in Section 3.26.

“Final Closing Statement” is defined in Section 2.11.5.

“Final Net Closing Cash Adjustment Amount” is defined in Section 2.11.5.

“Financials” is defined in Section 3.6.1(a).

[*]

“Foreign Clinical Trials” is defined in Section 2.12.5(v).

“Fraud Survival Date” is defined in Section 8.4.4.

“Fully Diluted Shares” means the sum of (i) the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Capital Stock subject to Company Warrants outstanding as of immediately prior to the Effective Time plus (iii) the aggregate number of shares of Company Common Stock subject to Company Options cancelled pursuant to Section 2.5.5, treating all such Company Options as fully vested for purposes of this definition.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Survival Date” is defined in Section 8.4.1.

“GLP” is defined in Section 3.14.4(e).

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), any self regulatory body, or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, stipulation to which the Company is a party or by which any Asset is bound, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” is defined in Section 3.17(d).

“Hiring Restrictions” is defined in Section 6.7.1.

“Inbound IP Agreements” is defined in Section 3.13.2.

“IND” or “Investigational New Drug Application” means an Investigational New Drug Application submitted under the FDCA, or an analogous application or submission with any analogous agency or Regulatory Authority outside of the United States, including without limitation a Clinical Trial Application, for the purposes of obtaining permission to conduct Clinical Trials.

“Indemnification Certificate” is defined in Section 8.5.1.

“Indemnification Period” is defined in Section 6.5.1.

“Indemnified Party” means, with respect to any Indemnity Claim, the Buyer Indemnified Person or the Equityholder Indemnified Person asserting such claim under Section 8.1 or 8.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, the party against whom such claim is asserted under Section 8.1 or 8.2.

“Indemnity Claim” means a claim under Section 8.1 or 8.2, as the case may be.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Initial Cash Deposit” is defined in Section 2.8.2(d).

“Initial Consideration” means an amount equal to (i) $111 million, less (ii) the aggregate amount of the Series Bl Call Purchase Prices set forth on Exhibit D (which amount is [*]), less (iii) [*] (which represents the gross amount of the Initial Consideration allocated to the Carve Out Plan, before giving effect to the deductions for the Escrow Account and Stockholders’ Representatives Fund that were made prior to determining the actual payment amount in connection with the Closing set forth in the Carve Out Plan).

“Initial Escrow Amount” means an amount equal to [*].

“Initial Net Closing Cash” is defined in Section 2.11.1.

“Intellectual Property” means all intellectual property rights of every kind and nature throughout the world, however denominated, that are afforded protection under applicable intellectual property laws, including without limitation all rights and interests pursuant to or deriving from:

(a) Patents, trade secrets, know-how, database rights, mask work rights, copyrights, and other proprietary rights pursuant to or deriving from Technology;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, domain names, and the goodwill associated therewith;

(c) copyrights, works of authorship, rights of privacy and publicity, moral rights, and similar proprietary rights of any kind or nature, throughout the world in all media now known or hereafter created; and

(d) any and all registrations, applications, recordings, licenses, statutory rights, common-law rights and rights under Contractual Obligations relating to any of the foregoing.

“Interim Financials” is defined in Section 3.6.1(a).

“IP Agreements” is defined in Section 3.13.2.

“IP Opinions” means written legal opinions regarding the ownership, validity, patentability, inventorship, or enforceability of any Intellectual Property of the Company or regarding freedom to operate or infringement (or lack of either of the foregoing) of or by the Taligen Compounds.

[*]

“IRS” means the United States Internal Revenue Service.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, ordinance, code, rule, regulation or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” is defined in Section 3.22.

“Liquidated Damages Amount” means [*].

“Losses” means that amount of any losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation and defense), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses).

“Management Company” means any entity that acts, directly or indirectly, as a management company of, or investment advisor to, any Venture Capital Fund pursuant to a management, investment advisory or similar agreement, whether such entity is providing investment management or advisory services directly to such Venture Capital Fund, such Venture Capital Fund’s general partner, or a Commonly Controlled Affiliate

“Marketing Approval” means, with respect to any Taligen Compound, the approval of the applicable Regulatory Authority required by any applicable Legal Requirement to promote, market and sell such Taligen Compound in a country or region, which (i) in the case of [*], means approval by the FDA of a New Drug Application or Biologic License Application, as applicable, for a Taligen Compound and (ii) in the case of [*], means obtaining the Marketing Approval of a Taligen Compound from the EMA or from the applicable Regulatory Authority in [*] of the EU Major Market Countries.

“Material Adverse Effect” means any change, event, circumstance, occurrence, state of facts, development or effect that, individually or in the aggregate, is materially adverse to (i) the business, assets and liabilities (taken together), prospects, financial condition or results of operations of the Company, or (ii) the ability of the Company to consummate the Contemplated Transactions; provided, however, that no development with respect to [*] shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect unless the development was within the Company’s Knowledge on or prior to the date hereof.

“Materiality Strip Deductible” is defined in Section 8.1.2(a).

“Materiality Strip Losses” means all Losses incurred or suffered by the Buyer Indemnified Persons for which the Buyer Indemnified Persons would not be entitled to indemnification pursuant to Section 8.1.1(a) if the parenthetical in Section 8.1.1(a) were deleted (ignoring for the purposes of this definition the effect of clause (ii) of Section 8.1.2(a)).

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Merger” is defined in the Recitals.

“MergerSub” is defined in the Preamble.

“MergerSub Stock” is defined in Section 2.5.

“Milestone Payment” is defined in Section 2.12.

“Milestones” is defined in Section 2.12.2.

“Most Recent Balance Sheet” is defined in Section 3.6.1(a).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(a).

“Named Executive” means Abbie Celniker.

“Net Closing Cash” means an amount equal to (a) the Closing Cash, less (b) the Closing Date Indebtedness (if any), less (c) the amount (if any) of unpaid Transaction Expenses as of the Effective Time, less (d) the aggregate amount of accrued expenses and accounts payable (in each case determined in accordance with GAAP) of the Company as of immediately prior to the Effective Time, less (e) [*]; provided, however, that the Net Closing Cash shall not be reduced for any accrued expenses and accounts payable that are (x) paid by checks deducted from Cash pursuant to clause (i) of the definition of the term “Cash”, (y) payment obligations of the Company or the Surviving Corporation pursuant to this Agreement, the Carve Out Plan or any Ancillary Agreement or (z) [*].

“Net Post-Closing Payment” is defined in Section 2.14.l(b).

“Non-Ophthalmic Indication” means a disease or condition in humans other than an Ophthalmic Indication.

“Non-Ophthalmic Milestones” is defined in Section 2.12.2.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party, whether run on the Company’s systems or accessed on an application service provider basis, (i) on general commercial terms and which continues to be widely available on such commercial terms, (ii) which is not distributed with or incorporated in any of the Company’s products or services or proposed products or services, (iii) which is used for business infrastructure or other internal purposes, and (iv) was licensed for fixed payments of less than [*] in the aggregate or annual or periodic payments of less than [*] per year.

“Ophthalmic Indication” means a disease or condition of the human eye.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Ophthalmic Milestones” is defined in Section 2.12.1.

“Option Exercise Amount” means the aggregate amount of cash that would be received by the Company in respect of the cash exercise of all Company Options, if such Company Options were exercised for cash immediately prior to Effective Time, treating all Company Options as fully vested for purposes of this definition.

“Option Plans” is defined in Section 3.5.2.

“Option Pro Rata Portion” means, with respect to any Company Option held by a Person as of immediately prior to the Effective Time, a fraction, the numerator of which is the total number of shares of Company Common Stock that were subject to such Company Option (whether or not vested) as of immediately prior to the Effective Time and the denominator of which is the sum of (a) the number of Fully Diluted Shares plus (b) 23,724,105 (representing the number of shares issuable upon exercise of the Series Bl Call Right).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent in all material respects with the past customs and practices of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Other Ophthalmic Indication” means an Ophthalmic Indication other than Dry AMD or Wet AMD.

“Outbound IP Agreements” is defined in Section 3.13.2.

“Owned Percentage” means with respect to a Portfolio Company, the total percentage of a Portfolio Company’s Equity Interests held directly or indirectly by all Venture Capital Funds and their Commonly Controlled Affiliates in the aggregate.

“Party” is defined in the Preamble.

“Patents” means patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, and reissue patent applications and any patents issuing therefrom) and utility models, industrial designs, and other government-issued rights protecting inventions and industrial designs, however denominated, registered with any governmental entity and all applications for any of the foregoing.

“Paying Agent” means Wells Fargo Shareowner Services.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Paying Agent Agreement” means the agreement between Buyer and the Paying Agent dated on or about the date hereof.

“Per Share Consideration” means the amount equal to (x) (i) the Initial Consideration, plus (ii) the Option Exercise Amount, plus (iii) the Warrant Exercise Amount, less (iv) the sum of the aggregate Per Share Series A Liquidation Preference, the aggregate Per Share Series B Liquidation Preference and the aggregate Per Share Series Bl Liquidation Preference, divided by (y) the number of Fully Diluted Shares.

“Per Share Series A Liquidation Preference” means, with respect to each share of Series A Preferred Stock outstanding immediately prior to the Effective Time, an amount equal to $1.00.

“Per Share Series B Liquidation Preference” means, with respect to each share of Series B Preferred Stock outstanding immediately prior to the Effective Time, an amount equal to $1.22.

“Per Share Series Bl Liquidation Preference” means, with respect to each share of Series Bl Preferred Stock outstanding immediately prior to the Effective Time, an amount equal to $1.22.

“Permits” means any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens do not, individually or in the aggregate exceed $100,000, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security and (d) restrictions on the transfer of securities arising under federal and state securities laws.

“Permitted Transfer” means a transfer of the right to receive a Milestone Payment (a) on death by will or intestacy, (b) pursuant to a court order or (c) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Phase 1 Clinical Trial” means a Clinical Trial of a compound or product in any country that generally meets the requirements of 21 CFR § 312.21 (a), as amended (or its successor regulation or comparable laws in countries outside the United States).

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Phase 2 Clinical Trial” means a Clinical Trial of a compound or product in any country that generally meets the requirements of 21 CFR § 312.21(b), as amended (or its successor regulation or comparable laws in countries outside the United States) that [*] as to whether such compound or product is safe for its intended use, and to provide preliminary information about such compound’s or product’s efficacy, [*]. For the avoidance of doubt, a Clinical Trial that satisfies this definition shall be a “Phase 2 Clinical Trial” whether or not denominated as such.

“Phase 3 Clinical Trial” means a Clinical Trial of a compound or product in any country [*] to be sufficient for such Clinical Trial to be included as a pivotal efficacy and safety Clinical Trial in an application for [*] or a [*]; provided that such Clinical Trial shall [*] and any Milestone Payments hereunder that are payable with respect to such Phase 3 Clinical Trial shall be [*] (e.g., a [*] based on a Clinical Trial described above would be deemed to have been achieved on the later of the date of the applicable [*] that the [*]).

“Portfolio Company” is defined in Section 6.7.1.

“Post-Closing Payment” is defined in Section 2.14.1.

“Pre-Closing Tax Period” is defined in Section 9.1.

“Preferred Stock” means the shares of Series A Preferred Stock, Series B Preferred Stock and Series Bl Preferred Stock, in each case, issued and outstanding immediately prior to the Effective Time.

“Product Candidates” is defined in Section 3.14.4(a).

[*].

[*].

“Pro Rata Portion” means, for each holder of Company Capital Stock, a fraction, the numerator of which is the total number of shares of Company Capital Stock held by such holder (or, as specified in Section 2.8.2, the total number of shares of Company Capital Stock held by such holder and represented by a particular certificate), and the denominator of which is the sum of (a) the number of Fully Diluted Shares plus (b) 23,724,105 (representing the number of shares issuable upon exercise of the Series Bl Call Right).

“Real Property” is defined in Section 3.11.1.

“Real Property Leases” is defined in Section 3.11.1.

“Related Party” means each of the following:

(a) Any Equityholder;

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(b) each individual who is an officer, director, employee or consultant of the Company;

(c) each member of the immediate family of each of the individuals referred to in clause (b) above;

(d) any entity (other than the Company) in which any one of the individuals referred to in clauses “(a)” or “(b)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, 20% or more of such entity’s outstanding equity interests.

“Referee” is defined in Section 2.11.4.

“Registered Intellectual Property” is defined in Section 3.13.1.

“Regulatory Authority” means, with respect to a country, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Marketing Approval or, to the extent required in such country, price approval, for pharmaceutical products in such country.

“Regulatory Submission” is defined in Section 3.14.4(b).

“Release” is defined in Section 3.17.

“Remedial Action” is defined in Section 3.17.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Parties” is defined in Section 6.7.1.

“Revised Closing Statement” is defined in Section 2.11.2.

“Secretary’s Certificate” means the certificate of the Company’s Secretary delivered to the Buyer at the Closing, certifying as to the Company’s current certificate of incorporation, bylaws, and certain other matters.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0,001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0,001 per share, of the Company.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Series Bl Call Pro Rata Portion” means, with respect to any holder of Series Bl Preferred Stock, a fraction, the numerator of which is (a) the Series Bl Call Purchase Price set forth next to such holder’s name on Exhibit D, divided by (b) 1.023450368, and the denominator of which is the sum of (x) the number of Fully Diluted Shares plus (y) 23,724,105 (representing the number of shares issuable upon exercise of the Series Bl Call Rights).

“Series Bl Call Right” means, with respect to any holder of shares of Series Bl Preferred Stock, such holder’s right to purchase additional shares of Series Bl Preferred Stock pursuant to Section 2.5(b) of the Amended and Restated Preferred Stock and Warrant Purchase Agreement dated as of May 1, 2009, among the Company and each of the “Purchasers” named therein.

“Series Bl Call Right Seller” is defined in the Preamble.

“Series Bl Preferred Stock” means the Series Bl Preferred Stock, par value $0.001 per share, of the Company.

“Series B1 Preferred Warrants” means the warrants to purchase Series B1 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series B1 Preferred Warrant Exercise Amount” means the aggregate amount of cash that would be received by the Company in respect of the cash exercise of all Series B1 Preferred Warrants, if such Series B1 Preferred Warrants were exercised for cash immediately prior to the Effective Time.

“Stockholder” means any stockholder of the Company.

“Stockholder Closing Payment” is defined in Section 2.8.2(a).

“Stockholder Consent” is defined in the Recitals.

“Stockholder Releases” is defined in the Recitals.

“Stockholders’ Rep Confidentiality Agreement” is defined in Section 2.12.5(vi).

“Stockholders’ Representatives” is defined in the Preamble.

“Stockholders’ Representatives’ Account” is defined in Section 2.13.3.

“Stockholders’ Representatives’ Certification” is defined in Section 2.13.5.

“Stockholders’ Representatives Fund” is defined in Section 2.13.3.

“Straddle Period” is defined in Section 9.2.

[*].

[*].

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

[*].

“Supported Post Closing Patent” means the claims in any Patent filed after the Closing by any Person while a member of the Buyer Rights Chain Group (the “Post Closing Patent”) that were disclosed in an Abandoned Provisional Patent Application and that are supported by the specification of such Abandoned Provisional Patent Application in compliance with the requirements of the first paragraph of 35 U.S.C. § 112, such that the specification of the Abandoned Provisional Patent Application would have been sufficient to permit such claims in such Post Closing Patent to have been drafted based solely on such specification without the benefit of any additional information set forth in the specification of such Post Closing Patent (such claim, a “Taligen Claim”), provided that the Abandoned Provisional Patent Application is not relied upon in any application for the benefit of priority. For the avoidance of doubt, if a Post Closing Patent includes claims that satisfy the criteria set forth above for Taligen Claims and claims that do not satisfy this criteria, only the claims that satisfy such criteria will be deemed to be a Supported Post Closing Patent.

“Survival Date” is defined in Section 8.4.5.

“Surviving Corporation” is defined in Section 2.1.1.

“Tail Insurance Coverage” is defined in Section 6.5.2.

“Taligen Compound” means [*] any Development Stage Compound or [*]. For purposes of this Agreement, [*].

“Taligen Patent” means (a) any Patent set forth on Section 3.13.1 of the Disclosure Schedule that is owned or exclusively licensed to the Company in the form such Patent exists at Closing (the “Scheduled Taligen Patents”), and (b) all continuations, continuations-in-part and divisionals of the Patents in the foregoing clause (a) and all foreign equivalents of the foregoing).

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition arising as a result of (i) being a member of an affiliated, consolidated, combined or unitary group for any period, (ii) any tax sharing or tax allocation agreement, arrangement or understanding, or (iii) being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Tax Return” means, with respect to a Party, any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed, or required to be filed, in connection with the determination, assessment or collection of Taxes of such Party.

“Technology” means all inventions, works, discoveries, innovations, information (including ideas, research and development, know-how, formulas, methods, processes and techniques, methods, data, clinical trial data, clinical trial protocols, designs, drawings, specifications, documentation and manuals), cell lines, plasmids encoding any DNA sequence, biologic or chemical materials or other compositions of matter, computer software, firmware, computer hardware, devices, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Date” is defined in Section 7.1.

“Third Party Claim” is defined in Section 8.6.1.

“Threshold” means [*].

“Transaction Expenses” means any and all legal, accounting, consulting, investment banking, financial advisory, brokerage and other fees and expenses incurred by the Company that become payable as a result of the negotiation and execution and performance prior to Closing of this Agreement (or any other strategic transaction involving an acquisition of stock or assets of the Company or a business combination with the Company) or the consummation of the Merger or any of the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“TT30” means the compound identified as TT30 on Schedule B hereto.

“TT30 del fH5” means the compound identified as TT30 del fH5 on Schedule B hereto.

“Unresolved Claim” is defined in Section 8.1.3.

[*].

[*].

“Valid EU Claim” means a claim of an issued Taligen Patent or issued Supported Post Closing Patent that has been issued in at least [*] EU Major Market Countries, and has not been

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

revoked or held unenforceable, unpatentable or invalid, in more than [*] of the EU Major Market Countries; provided, however, that in the case of any such holding of uneforceability, unpatentability or invalidity, such holding is a decision of a court or other Governmental Authority of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or other final, irrevocable action; provided further, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid EU Claim.

“Valid US Claim” means a claim of an issued Taligen Patent or issued Supported Post Closing Patent that has been issued in the United States which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or other final, irrevocable action; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid US Claim.

“Venture Capital Funds” means each of the venture capital funds listed on Exhibit J. “Warrant Exercise Amount” means the aggregate Common Stock Warrant Exercise Amount and the Series B1 Preferred Warrant Exercise Amount.

“Warrant Pro Rata Portion” means, with respect to any Company Warrant held by a Person as of immediately prior to the Effective Time, a fraction, the numerator of which is the total number of shares of Company Capital Stock that were subject to such Company Warrant as of immediately prior to the Effective Time and the denominator of which is the sum of (a) the number of Fully Diluted Shares plus (b) 23,724,105 (representing the number of shares issuable upon exercise of the Series Bl Call Right).

“Wet AMD” means exudative AMD.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

ARTICLE 2

MERGERS AND CONVERSION OF SHARES; SALE OF SERIES Bl CALL RIGHTS.

2.1 The Merger; Sale of Call.

2.1.1 Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerSub will consummate the Merger pursuant to which (a) MergerSub will be merged with and into the Company and the separate corporate existence of MergerSub will thereupon cease and (b) the Company will be the successor or surviving corporation in the Merger (the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware. The Merger will have the effects set forth in the DGCL.

2.1.2 At the Effective Time, the certificate of incorporation of the Company will be amended in its entirety to read as set forth on Exhibit C. In addition, the by-laws of the Surviving Corporation shall be amended and restated in the form of the by-laws of MergerSub as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation.

2.1.3 Subject to the provisions of this Agreement, after the delivery of the Stockholder Consent pursuant to Section 6.1 and on the date hereof, Buyer will purchase, and each holder of shares of Series Bl Preferred Stock shall sell, convey, transfer, assign and deliver to Buyer, such holder’s Series Bl Call Right, in exchange for:

(a) the payment on the Closing Date (pursuant to Section 2.8) to such holder of an amount in cash equal to (i) the Series Bl Call Purchase Price set forth next to such holder’s name on Exhibit D, less (ii) such holder’s Series Bl Call Pro Rata Portion of the Adjusted Escrow Amount, and less (iii) such holder’s Series Bl Call Pro Rata Portion of the Adjusted SR Fund Amount, plus

(b) such holder’s right to receive such holder’s Series Bl Call Pro Rata Portion of the Closing Cash Distribution, if any, plus

(c) such holder’s right to receive such holder’s Series Bl Call Pro Rata Portion of any amounts released from the Escrow Account to the Equityholders, plus

(d) such holder’s right to receive such holder’s Series Bl Call Pro Rata Portion of any amounts released from the Stockholders’ Representatives Fund to the Equityholders, plus

(e) such holder’s right to receive such holder’s Series Bl Call Pro Rata Portion of the Contingent Consideration, if any.

2.1.4 At the Closing, each Series Bl Call Right Seller shall deliver to Buyer an Assignment of Series Bl Call Rights in the form attached as Exhibit E.

2.2 Effective Time of the Merger. Subject to the provisions of this Agreement, after the delivery of the Stockholder Consent pursuant to Section 6.1 and on the date hereof,

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

MergerSub and the Company will cause to be filed with the Secretary of State of the State of Delaware, a Certificate of Merger in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

2.3 The Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on the date hereof (the “Closing Date”) at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts.

2.4 Directors and Officers. The directors of MergerSub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation, until each such director’s successor is duly elected or appointed and qualified. The officers of MergerSub immediately prior to the Effective Time will be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation, until each such officer’s successor is duly elected or appointed and qualified.

2.5 Effect on Company Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Capital Stock or the common stock, par value $0.01 per share, of MergerSub (the “MergerSub Stock”):

2.5.1 Capital Stock of MergerSub. Each issued and outstanding share of MergerSub Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

2.5.2 Company Capital Stock Owned by Buyer. All shares of Company Capital Stock that are owned by the Company as treasury stock and any shares of Company Capital Stock owned by the Buyer or MergerSub will automatically be cancelled and retired and will cease to exist, and no consideration will be payable in exchange therefor.

2.5.3 Company Capital Stock.

(a) Except as otherwise provided in Section 2.5.2, and subject to the escrow provisions in Section 2.7, the provisions for the Stockholders’ Representatives Fund in Section 2.13 and the indemnity provisions in Article 8, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), will be converted as follows:

(1) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) an amount in cash equal to (a) the Per Share Series A Liquidation Preference, plus (b) the Per Share Consideration, (ii) the Pro Rata Portion of the Closing Cash Distribution (if any) that a holder of one share of Company Capital Stock would be entitled to receive pursuant to Section 2.11.5(a)

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

and (iii) the Pro Rata Portion of the Contingent Consideration (if any) that a holder of one share of Company Capital Stock would be entitled to receive pursuant to Section 2.12, in each case payable in cash to the holder thereof without interest and subject to applicable Tax withholding. From and after the Effective Time, all such shares of Series A Preferred Stock will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each certificate formerly representing each such share will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the consideration described above with respect to such share;

(2) each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) an amount in cash equal to (a) the Per Share Series B Liquidation Preference, plus (b) the Per Share Consideration, (ii) the Pro Rata Portion of the Closing Cash Distribution (if any) that a holder of one share of Company Capital Stock would be entitled to receive pursuant to Section 2.11.5(a) and (iii) the Pro Rata Portion of the Contingent Consideration (if any) that a holder of one share of Company Capital Stock would be entitled to receive pursuant to Section 2.12, in each case payable in cash to the holder thereof without interest and subject to applicable Tax withholding. From and after the Effective Time, all such shares of Series B Preferred Stock will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each certificate formerly representing each such share will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the consideration described above with respect to such share;

(3) each share of Series Bl Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) an amount in cash equal to (a) the Per Share Series Bl Liquidation Preference, plus (b) the Per Share Consideration, (ii) the Pro Rata Portion of the Closing Cash Distribution (if any) that a holder of one share of Company Capital Stock would be entitled to receive pursuant to Section 2.11.5(a) and (iii) the Pro Rata Portion of the Contingent Consideration (if any) that a holder of one share of Company Capital Stock would be entitled to receive pursuant to Section 2.12, in each case payable in cash to the holder thereof without interest and subject to applicable Tax withholding. From and after the Effective Time, all such shares of Series Bl Preferred Stock will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each certificate formerly representing each such share will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the consideration described above with respect to such share; and

(4) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) an amount in cash equal to the Per Share Consideration, (ii) the Pro Rata Portion of the Closing Cash Distribution (if any) that a holder of one share of Company Capital Stock would be entitled to receive pursuant to Section 2.11.5(a) and (iii) the Pro Rata Portion of the Contingent Consideration (if any) that a holder of one share of Company Capital Stock would be entitled to receive pursuant to Section 2.12, in each case payable in cash to the holder thereof without interest and subject to applicable Tax withholding. From and after the Effective Time, all such

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

shares of Company Common Stock will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each certificate formerly representing each such share will cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the consideration described above with respect to such share.

(b) Section 2.5.3 of the Disclosure Schedule sets forth the following information with respect to each Equityholder:

(1) the name and address of such Equityholder;

(2) if such Equityholder held shares of Company Capital Stock as of immediately prior to the Effective Time, (x) the number and class of such shares, (y) such Equityholder’s Pro Rata Portion, and (z) the amount to be paid to such Equityholder pursuant to Section 2.8.2(a) with respect to such shares of Company Capital Stock;

(3) if such Equityholder is a Series Bl Call Right Seller, (x) the amount of the Series Bl Call Purchase Price set forth next to such Equityholder’s name on Exhibit D, (y) such Equityholder’s Series Bl Call Pro Rata Portion, and (z) the amount to be paid to such Equityholder pursuant to Section 2.8.2(c) with respect to such Equityholder’s Series Bl Call Rights;

(4) if such Equityholder held Company Warrants as of immediately prior to the Effective Time, (x) the number and class of shares subject to such Company Warrants, (y) such Equityholder’s Warrant Pro Rata Portion, and (z) the amount to be paid to such Equityholder pursuant to Section 2.8.2(b) with respect to such Company Warrants; and

(5) if such Equityholder held Company Options as of immediately prior to the Effective Time, (x) the number of shares of Company Common Stock subject to such Company Options, (y) such Equityholder’s Option Pro Rata Portion, and (z) the amount to be paid to such Equityholder pursuant to Section 2.5.5(a) with respect to such Company Options.

2.5.4 Company Warrants.

(a) Series B1 Preferred Warrants. From and after the Effective Time, each holder of a Series B1 Preferred Warrant will, following the Effective Time, be entitled to receive only the following consideration, subject to the terms and conditions of this Agreement:

(1) the payment (pursuant to Section 2.8) to such holder of an amount in cash equal to (i) the product of (x) the number of shares of Series B Preferred Stock subject to such Series B1 Preferred Warrant as of immediately prior to the Effective Time, times (y) the sum of (1) the Per Share Series B Liquidation Preference, plus (2) the Per Share Consideration, less (ii) such holder’s Warrant Pro Rata Portion of the Adjusted Escrow Amount, less (iii) such holder’s Warrant Pro Rata Portion of the Adjusted SR Fund Amount, and less (iv) the aggregate exercise price of such Series B1 Preferred Warrant, plus

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(2) such holder’s right to receive such holder’s Warrant Pro Rata Portion of the Closing Cash Distribution, if any, plus

(3) such holder’s right to receive such holder’s Warrant Pro Rata Portion of any amounts released from the Escrow Account to the Equityholders, plus

(4) such holder’s right to receive such holder’s Warrant Pro Rata Portion of any amounts released from the Stockholders’ Representatives Fund to the Equityholders, plus

(5) such holder’s right to receive such holder’s Warrant Pro Rata Portion of the Contingent Consideration, if any.

(b) Common Stock Warrants. From and after the Effective Time, each holder of a Common Stock Warrant will, following the Effective Time, be entitled to receive only the following consideration, subject to the terms and conditions of this Agreement:

(1) the payment (pursuant to Section 2.8) to such holder of an amount in cash equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Common Stock Warrant as of immediately prior to the Effective Time, times (y) the Per Share Consideration, less (ii) such holder’s Warrant Pro Rata Portion of the Adjusted Escrow Amount, less (iii) such holder’s Warrant Pro Rata Portion of the Adjusted SR Fund Amount, and less (iv) the aggregate exercise price of such Common Stock Warrant, plus

(2) such holder’s right to receive such holder’s Warrant Pro Rata Portion of the Closing Cash Distribution, if any, plus

(3) such holder’s right to receive such holder’s Warrant Pro Rata Portion of any amounts released from the Escrow Account to the Equityholders, plus

(4) such holder’s right to receive such holder’s Warrant Pro Rata Portion of any amounts released from the Stockholders’ Representatives Fund to the Equityholders, plus

(5) such holder’s right to receive such holder’s Warrant Pro Rata Portion of the Contingent Consideration, if any.

2.5.5 Company Options.

(a) The Company will take all necessary and appropriate action so that each Company Option that was outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, at the Effective Time, be canceled in exchange for the right of the holder of such Company Option to receive, subject to the terms and conditions of this Agreement:

(1) payment in cash by the Company promptly following the Closing equal to (i) the product of (x) the excess of the Per Share Consideration over the per share exercise price of such Company Option, and (y) the number of shares of Company Common Stock that were subject to such Company Option (whether vested or unvested) as of immediately prior to the Effective Time, less (ii) such holder’s Option Pro Rata Portion (with respect only to such Company Option) of the Adjusted Escrow Amount, less (iii) such holder’s Option Pro Rata Portion (with respect only to such Company Option) of the Adjusted SR Fund Amount, plus

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(2) such holder’s right to receive such holder’s Option Pro Rata Portion (with respect only to such Company Option) of the Closing Cash Distribution, if any, plus

(3) such holder’s right to receive such holder’s Option Pro Rata Portion (with respect only to such Company Option) of any amounts released from the Escrow Account to the Equityholders, plus

(4) such holder’s right to receive such holder’s Option Pro Rata Portion (with respect only to such Company Option) of any amounts released from the Stockholders’ Representatives Fund to the Equityholders, plus

(5) such holder’s right to receive such holder’s Option Pro Rata Portion (with respect only to such Company Option) of the Contingent Consideration, if any.

2.5.6 As of the Effective Time, the Option Plans will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in Company Capital Stock will be cancelled.

2.6 Dissenting Holders.

2.6.1 Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder, if any, who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive the consideration described in Section 2.5.3(a), and the holder or holders of such shares will be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

2.6.2 Notwithstanding the provisions of Section 2.6.1, if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares will automatically be converted into and represent the right to receive the consideration described in Section 2.5.3(a), payable in cash to the holder thereof without interest and subject to applicable Tax withholding, following surrender of the certificate representing such shares.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

2.6.3 The Company will (i) comply with the requirements of Section 262 of the DGCL, (ii) give the Buyer prompt notice of any demand received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give the Buyer the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company will not make any payment or settlement offer with respect to any such demand unless the Buyer has consented in writing to such payment or settlement offer.

2.6.4 Any amount paid by the Buyer, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares pursuant to Section 262 of the DGCL in excess of the amount that would otherwise be payable pursuant to Section 2.5 for each such Dissenting Share (such amount, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Stockholders’ Representative, which approval will not be unreasonably withheld, conditioned or delayed), and all interest, costs, reasonable expenses and fees as incurred by the Company, the Buyer or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, will constitute Losses for purposes of this Agreement, and the Buyer or the Surviving Corporation, as the case may be, will be entitled to recover such Losses solely from the Escrow Amount to the extent available.

2.7 Escrow. Promptly after the delivery of the Stockholder Consent pursuant to Section 6.1, the Buyer will deliver or cause to be delivered cash in an amount equal to the Initial Escrow Amount to Wells Fargo Shareowner Services, as escrow agent (the “Escrow Agent”), pursuant to the provisions of the escrow agreement in the form attached as Exhibit F hereto (the “Escrow Agreement”). The Escrow Agreement will be entered into concurrently with this Agreement, by and among the Buyer, the Stockholders’ Representatives and the Escrow Agent, and will provide the Buyer with recourse against the Escrow Amount held in escrow by the Escrow Agent with respect to the Equityholders’ indemnification obligations under Article 8, subject to the terms and conditions set forth in the Escrow Agreement and in Article 8 of this Agreement. The Escrow Amount (or any portion thereof) will be distributed to the Equityholders or the Buyer (as applicable) at the times, and upon the terms and conditions, set forth in the Escrow Agreement.

2.8 Disbursement.

2.8.1 Paying Agent. Promptly after the delivery of the Stockholder Consent pursuant to Section 6.1, the Buyer will deposit, or cause to be deposited, with the Paying Agent for the benefit of the Equityholders, cash in an amount equal to (i) the Initial Consideration, plus (ii) the aggregate amount of the Series Bl Call Purchase Prices set forth on Exhibit D (which amount is [*]), minus (iii) the Adjusted Escrow Amount and minus (iv) the Adjusted SR Fund Amount. Such funds may be invested as directed by the Buyer, pending payment thereof by the Paying Agent to the Equityholders, in accordance with the Paying Agent Agreement. An executed copy of the Paying Agent Agreement has been made available to the Stockholders’

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Representatives prior to the date hereof. The Buyer may not amend or waive any provision of the Paying Agent Agreement regarding investment of the funds without the prior written consent of the Stockholders’ Representatives (which consent will not be unreasonably withheld, conditioned or delayed). Earnings from such investments will be the sole and exclusive property of the Buyer, and no part of such earnings will accrue to the benefit of the holders of the Equity Interests of the Company.

2.8.2 Surrender and Payment Procedures.

(a) Company Capital Stock. As soon as reasonably practicable after the Effective Time, but no later than two Business Days after the Effective Time, the Paying Agent shall mail to each Person who held shares of Company Capital Stock as of immediately prior to the Effective Time (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to any certificate(s) formerly representing shares of Company Capital Stock will pass, only upon receipt of such certificates by the Paying Agent) and (ii) instructions for use in effecting the surrender of certificate(s) formerly representing all of the shares of Company Capital Stock held by such Stockholder in exchange for the Stockholder Closing Payment (as defined below). As soon as reasonably practicable, but no later than five Business Days after receipt by the Paying Agent of certificate(s), properly endorsed or otherwise in proper form for transfer, formerly representing shares of Company Capital Stock held by any Stockholder for cancellation, together with such duly executed letter of transmittal and any other documents as may be reasonably requested by the Paying Agent, the Paying Agent will, in exchange therefor, pay to such Stockholder (by wire transfer of immediately available funds (without additional charge) if such holder provides valid wire instructions for such purpose) an amount equal to (1) the amount payable to such Stockholder pursuant to clause (i) of each of Sections 2.5.3(a)(1), 2.5.3(a)(2), 2.5.3(a)(3) and 2.5.3(a)(4) with respect to the shares formerly represented by such certificate(s), less (2) such Stockholder’s Pro Rata Portion (based only on the number of shares of Company Capital Stock formerly represented by such certificate(s)) of the Adjusted Escrow Amount, less (3) such Stockholder’s Pro Rata Portion (based only on the number of shares of Company Capital Stock formerly represented by such certificate(s)) of the Adjusted SR Fund Amount (such amount determined by subtracting clauses (2) and (3) from clause (1) of this Section 2.8.2(a), with respect to each such Stockholder, being the “Stockholder Closing Payment”), in each case payable in cash to the holder thereof without interest and subject to applicable Tax withholding. If payment of any portion of the applicable Stockholder Closing Payment is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it will be a condition of payment that the Person requesting such payment (A) will have paid any Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and will have established to the satisfaction of the Buyer that such Taxes have been paid, or (B) will have established to the satisfaction of the Buyer that such Taxes are not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.8.2(a), each certificate formerly representing shares of Company Capital Stock will be deemed to represent for all purposes only the right to receive the applicable consideration set forth in this Article 2, if any, in respect of such shares formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(b) Company Warrants. As soon as reasonably practicable after the Effective Time, but no later than two Business Days after the Effective Time, the Paying Agent shall mail to each Person who held Company Warrants as of immediately prior to the Effective Time (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to any Company Warrant will pass, only upon receipt of the agreement representing such Company Warrant by the Paying Agent) and (ii) instructions for use in effecting the surrender of Company Warrants held by such Person in exchange for the payment required to be made to such Person pursuant to Section 2.5.4(a) (in the case of Series B1 Preferred Warrants) or Section 2.5.4(b) (in the case of Common Stock Warrants). As soon as reasonably practicable, but no later than five Business Days after receipt by the Paying Agent of any such agreement representing a Company Warrant, together with such duly executed letter of transmittal and any other documents as may be reasonably requested by the Paying Agent, the Paying Agent will, in exchange therefor, pay to the holder thereof (by wire transfer of immediately available funds (without additional charge) if such holder provides valid wire instructions for such purpose) the payment required to be made to such Person pursuant to Section 2.5.4(a) (in the case of Series B1 Preferred Warrants) or Section 2.5.4(b) (in the case of Common Stock Warrants), in each case payable in cash to the holder thereof without interest and subject to applicable Tax withholding. If payment of any portion of such consideration is to be made to a Person other than the Person in whose name the Company Warrant is registered, it will be a condition of payment that the Person requesting such payment (A) will have paid any Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Company Warrant surrendered, and will have established to the satisfaction of the Buyer that such Taxes have been paid, or (B) will have established to the satisfaction of the Buyer that such Taxes are not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.8.2(b), each Company Warrant will be deemed to represent for all purposes only the right to receive the applicable consideration set forth in this Article 2, if any, in respect of such Company Warrant in accordance with the terms hereof and in the manner provided herein.

(c) Series Bl Call Rights. Promptly after the delivery of the Stockholder Consent pursuant to Section 6.1, the Paying Agent shall pay to each Series Bl Call Right Seller, by wire transfer of immediately available funds to the account provided by such holder to the Paying Agent for such purpose at least three Business Days prior to the Closing Date, an amount in cash equal to (i) the Series Bl Call Purchase Price set forth next to such Series Bl Call Rights Seller’s name on Exhibit D, less (ii) such Series Bl Call Right Sellers’ Series Bl Call Pro Rata Portion of the Adjusted Escrow Amount, less (iii) such Series Bl Call Right Sellers’ Series Bl Call Pro Rata Portion of the Adjusted SR Fund Amount, in each case without interest and subject to applicable tax withholding.

(d) Net Closing Cash. Promptly after the delivery of the Stockholder Consent pursuant to Section 6.1, Buyer shall deposit (on behalf of the Equityholders) [*] of the amount of the Initial Net Closing Cash into the Escrow Account (the “Initial Cash Deposit”), to be held in the Escrow Account pending further distribution pursuant to Section 2.11.5.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

2.8.3 Transfer Books; No Further Ownership Rights in the Capital Stock. At the Closing, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of the shares of Company Capital Stock on the records of the Company unless and until reopened by the Surviving Corporation. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Capital Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements. After the Effective Time, the Buyer will exchange, as provided in this Article 2, any presented certificate representing shares of Company Capital Stock outstanding immediately prior to the Effective Time.

2.8.4 Termination of Fund; No Liability. At any time following six months after the Effective Time, or with respect to any Contingent Consideration, the date on which the Buyer delivers such Contingent Consideration to the Paying Agent, the Buyer will be entitled to require the Paying Agent to deliver to it any funds (including, without limitation, any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Stockholders and thereafter such Stockholders will be entitled to look only to the Buyer (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof with respect to such Stockholder’s applicable payment, upon and subject to delivery of the duly executed applicable letter of transmittal and upon due surrender of their certificates formerly representing shares of such stock, without any interest thereon. Notwithstanding the foregoing, none of the Buyer, the Surviving Corporation or the Paying Agent will be liable to any Stockholder of the Company for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

2.8.5 Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Capital Stock has been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the holder thereof in form reasonably satisfactory to the Buyer, the Buyer will pay such holder the payment to which such holder is entitled, as provided in this Article 2; provided, however, that the Buyer may, in its sole discretion and as a condition precedent to issuing such payment, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in customary form with respect to the certificate(s) alleged to have been lost, stolen or destroyed and a bond in such sum as the Paying Agent may reasonably request and the Buyer reasonably requires as indemnity against any claim that may be made against the Paying Agent, the Buyer or the Surviving Corporation with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

2.9 Withholding Rights. Notwithstanding anything to the contrary, each of the Buyer, the Surviving Corporation, the Escrow Agent and any Paying Agent designated by the foregoing will be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any Equityholder, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other Legal Requirement. To the extent that amounts are so deducted or withheld by the Buyer, the Surviving Corporation, the Escrow Agent or Paying Agent, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to such Equityholder in respect of which such deduction or withholding was made.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

2.10 Unclaimed Amounts. To the extent permitted by applicable Legal Requirements, none of the Paying Agent, Buyer, MergerSub or the Surviving Corporation shall be liable to any Equityholder for any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.11 Purchase Price Adjustment.

2.11.1 Closing Statement. Section 2.11.1 of the Disclosure Schedule sets forth a statement signed by the Chief Executive Officer, which sets forth the Company’s determination of the Net Closing Cash (such statement, the “Closing Statement” and such amount, the “Initial Net Closing Cash’”).

2.11.2 Closing Adjustments. Within sixty days after the Closing Date, the Buyer will prepare or cause to be prepared, and will provide to the Stockholders’ Representatives, a schedule of Buyer’s determination of the Net Closing Cash (the “Revised Closing Statement”). The Revised Closing Statement will be prepared in accordance with GAAP as in effect on the Closing Date and in accordance with this Section 2.11. The Stockholders’ Representatives will have reasonable access to the work papers used by the Buyer in the preparation of the Revised Closing Statement and any other financial information and documents that the Stockholders’ Representatives may reasonably request in connection with their review of the Revised Closing Statement.

2.11.3 Dispute Notice. The Revised Closing Statement will be final, conclusive and binding on the Parties unless the Stockholders’ Representatives provide a written notice (a “Dispute Notice”) to the Buyer no later than the fifteenth day after delivery of the Revised Closing Statement setting forth in reasonable detail (a) any item on the Revised Closing Statement that the Stockholders’ Representatives believe is not correct or has not been prepared in accordance with GAAP and (b) the correct amount of such item in accordance with GAAP. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties.

2.11.4 Resolution of Disputes. The Buyer and the Stockholders’ Representatives will attempt to resolve the matters raised in a Dispute Notice in good faith. If the Buyer and the Stockholders’ Representatives are able to agree on the amount of the Net Closing Cash, then they shall prepare a final Revised Closing Statement, which shall be final, conclusive and binding on the Parties. If the Buyer and the Stockholders’ Representatives are unable to so resolve the matters raised in a Dispute Notice within twenty Business Days after delivery of the Dispute Notice, either the Buyer or the Stockholders’ Representative may provide written notice to the other that it elects to submit the disputed items to FTI Consulting (the “Referee”). The Referee will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice, and shall resolve those issues and issue a Revised Closing

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Statement setting forth the Referee’s determination of the Net Closing Cash, and such Revised Closing Statement of the Referee will be final, conclusive and binding on the Parties. Each of the Parties to this Agreement agrees to use reasonable best efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than twenty Business Days after selection of the Referee. Each of the Parties to this Agreement agrees to use reasonable best efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than thirty Business Days after selection of the Referee.

2.11.5 Post-Closing Adjustment. The “Final Net Closing Cash Adjustment Amount” shall mean [*] set forth on the Revised Closing Statement determined to be final, conclusive and binding on the parties in accordance with Section 2.11.3 or 2.11.4 (the “Final Closing Statement”), less [*] of the fees and expenses of the Referee.

(a) If the Final Net Closing Cash Adjustment Amount is greater than the Initial Cash Deposit (any such excess amount, the “Additional Closing Cash”), then Buyer shall, within two Business Days after receipt of the Final Closing Statement, distribute to the Equityholders an amount equal to the Additional Closing Cash.

(b) If the Final Net Closing Cash Adjustment Amount is less than the Initial Cash Deposit, (any such deficiency, a “Buyer Closing Cash Payment”), then, within two Business Days after receipt of the Final Closing Statement, the Escrow Agent shall distribute (x) to the Buyer, an amount equal to the Buyer Closing Cash Payment and (y) to the Equityholders, the amount (if any) by which the Initial Cash Deposit exceeds the Buyer Closing Cash Payment.

(c) In the event of any payment from the Escrow Account to the Equityholders or the Buyer pursuant to this Section 2.11.5, the Buyer and the Stockholders’ Representatives shall deliver to the Escrow Agent the certificate required by Section 4(a) of the Escrow Agreement instructing the Escrow Agent to make the distributions provided for in this Section 2.11.5.

2.12 Milestone Payments. Subject to the terms and conditions of this Agreement, Buyer agrees to make the following payments (collectively, the “Contingent Consideration” and each a “Milestone Payment”) to the Equityholders. Each Equityholder’s right to receive any Milestone Payment shall be nonassignable and nontransferable in whole or in part, except pursuant to a Permitted Transfer. The Milestone Payments shall not be increased to reflect any imputed interest unless such Milestone Payments are not paid when due.

2.12.1 Ophthalmic Indications Milestone Payments. Subject to the terms and conditions of this Agreement, including Section 2.12.3, Buyer shall make each of the following Milestone Payments if the corresponding event is achieved by any member of the Buyer Rights Chain Group with respect to the further development of the Taligen Compounds for Ophthalmic Indications (the “Ophthalmic Milestones”).

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Ophthalmic Indications
Milestones	1st Taligen Compound Administered to a Human for an Ophthalmic Indication	2nd Taligen Compound Administered to a Human for an Ophthalmic Indication	3rd Taligen Compound Administered to a Human for an Ophthalmic Indication
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
Total	[*]	[*]	[*]

[*] of each [*] Milestone as set forth in the table above otherwise payable after giving effect to Section 2.12.3 shall be payable for [*], and [*] of each [*] Milestone as set forth in the table above otherwise payable after giving effect to Section 2.12.3 shall be payable for [*]. Each of the [*] may earn [*] Milestones for Dry AMD and either Wet AMD or an Other Ophthalmic Indication, but the aggregate of all such Milestone Payments with respect to a given Taligen Compound shall not exceed [*] of the specified [*] Milestone amount for such Taligen Compound (i.e., [*]). For example, if the [*] Milestone is achieved with respect to the [*] would be payable on such achievement with respect to [*] and then an additional [*] would be payable on such achievement with respect to [*] to top off the aggregate payment with respect to such Taligen Compound to a total of [*]. Notwithstanding the foregoing, in no event shall the Milestone Payments paid in respect of all [*] Milestones exceed [*] in the aggregate for all Taligen Compounds. For the avoidance of doubt, a single Taligen Compound may earn a [*] Milestone [*].

2.12.2 Non-Ophthalmic Indications Milestone Payments. Subject to the terms and conditions of this Agreement, including Section 2.12.3, Buyer shall make the following Milestone Payments if the corresponding event is achieved by any member of the Buyer Rights Chain Group with respect to the further development of the Taligen Compounds for Non-Ophthalmic Indication (the “Non-Ophthalmic Milestones” and together with the Ophthalmic Milestones, the “Milestones”).

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Non-Ophthalmic Indications
Milestones	1st Taligen Compound Administered to a Human for Non- Ophthalmic Indication	2nd Taligen Compound Administered to a Human for Non- Ophthalmic Indication	3rd Taligen Compound Administered to a Human for Non- Ophthalmic Indication
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
Total	[*]	[*]	[*]

2.12.3 Conditions to Milestone Payments.

2.12.3.1 Earlier Patent-Limited Milestones. Notwithstanding the provisions of Sections 2.12.1 and 2.12.2, if at the time an Earlier Patent-Limited Milestone is achieved, the Taligen Compound with respect to which such Earlier Patent-Limited Milestone is achieved:

(a) is covered by a Valid US Claim and a Valid EU Claim, the applicable Milestone Payment shall be [*] as set forth in Section 2.12.1 or 2.12.2, as applicable;

(b) is covered by neither a Valid US Claim nor a Valid EU Claim, the applicable Milestone Payment shall be [*] of the applicable Milestone Payment if such Taligen Compound is a Development Stage Compound and no Milestone Payment shall be made if such Taligen Compound is not a Development Stage Compound; and

(c) is covered by a Valid US Claim or a Valid EU Claim (but not both), the applicable Milestone Payment shall be [*] of the applicable Milestone Payment if such Taligen Compound is a Development Stage Compound and [*] of the applicable Milestone Payment if such Taligen Compound is not a Development Stage Compound.

At such time, if ever, as a Taligen Compound with respect to which an Earlier Patent-Limited Milestone is achieved becomes covered by a Valid US Claim and a Valid EU Claim, the portion of the Milestone Payment corresponding to such Earlier Patent-Limited Milestone that was not paid as a result of the provisions of this Section 2.12.3.1 but that would have been paid if such Valid US Claim or Valid EU Claim had issued prior to achievement of such Earlier Patent-Limited Milestone shall be paid within thirty days after the issuance of such Valid US Claim or Valid EU Claim. For example, if a Development Stage Compound satisfies the [*] Milestone at

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

a time when it is covered by neither a Valid US Claim nor a Valid EU Claim (such that [*] of the applicable Milestone Payment is paid pursuant to this Section 2.12.3.1), and at a later date a Valid US Claim issues covering such Development Stage Compound, then an additional [*] of the applicable Milestone Payment shall be paid. If, at an additional later date, a Valid EU Claim issues covering such Development Stage Compound, then the remaining [*] of the applicable Milestone Payment shall be paid.

2.12.3.2 European Milestones. Notwithstanding the provisions of Sections 2.12.1 and 2.12.2, if at the time a European Milestone is achieved, the Taligen Compound with respect to which such European Milestone is achieved:

(a) is covered by a Valid EU Claim, the applicable Milestone Payment shall be [*] as set forth in Sections 2.12.1 or 2.12.2, as applicable; and

(b) is not covered by a Valid EU Claim, the applicable Milestone Payment shall be [*] of the applicable Milestone Payment if such Taligen Compound is a Development Stage Compound and [*] Milestone Payment shall be made if such Taligen Compound is not a Development Stage Compound.

At such time, if ever, as a Taligen Compound with respect to which a European Milestone is achieved becomes covered by a Valid EU Claim, any portion of the Milestone Payment corresponding to such European Milestone [*] as a result of the provisions of this Section 2.12.3.2, shall be [*] days of the issuance of the Valid EU Claim.

2.12.3.3 US Milestones. Notwithstanding the provisions of Sections 2.12.1 and 2.12.2, if at the time a US Milestone is achieved, the Taligen Compound with respect to which such US Milestone is achieved:

(a) is covered by a Valid US Claim, the applicable Milestone Payment shall be [*] as set forth in Sections 2.12.1 or 2.12.2, as applicable; and

(b) is not covered by a Valid US Claim, the applicable Milestone Payment shall be [*] of the applicable Milestone Payment if such Taligen Compound is a Development Stage Compound and [*] Milestone Payment shall be made if such Taligen Compound is not a Development Stage Compound.

At such time, if ever, as a Taligen Compound with respect to which a U.S. Milestone is achieved becomes covered by a Valid US Claim, any portion of the Milestone Payment corresponding to such U.S. Milestone [*] as a result of the provisions of this Section 2.12.3.3, shall be [*] days of the issuance of the Valid US Claim.

2.12.3.4 A Taligen Compound is covered by a Valid EU Claim or a Valid US Claim if the [*] of such Taligen Compound in the applicable country or territory would infringe such claim, but for the fact that a member of the Buyer Rights Group Chain is the owner or licensee of such claim.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

2.12.4 Achievement of Milestones. Each of the Milestone Payments set forth above shall be paid one time only (regardless of the number of different indications with respect to which such Milestones are achieved for a Taligen Compound); provided, however, that as set forth in Section 2.12.1, multiple payments might be made for the [*] Milestone, subject to the limitation that in no event shall the Milestone Payments paid in respect of all [*] Milestones exceed [*] in the aggregate. Milestone Payments can be earned on the same Taligen Compound with respect to the development of such Taligen Compound in both Ophthalmic Indications and Non-Ophthalmic Indications. Milestone Payments can be earned with respect to the development of Taligen Compounds as monotherapies or as therapies in combination with other drugs. If, upon achievement of [*] or subsequent Milestone with respect to a Taligen Compound for an Ophthalmic Indication or a Non-Ophthalmic Indication, a prior Milestone Payment for [*] or [*] that is set forth in Section 2.12.1 or Section 2.12.2 has not been paid for such Taligen Compound with respect to an Ophthalmic Indication or a Non-Ophthalmic Indication, as applicable, then such [*] Milestone Payment for [*] or [*] shall, subject to Section 2.12.3, [*] of the Milestone Payment for the [*] achieved Milestone. If, upon achievement of any [*] Milestone or [*] Milestone with respect to a Taligen Compound for an Ophthalmic Indication or a Non-Ophthalmic Indication, [*] of the prior Milestone Payments for [*] or [*] has not been paid for such Taligen Compound with respect to an Ophthalmic Indication or a Non-Ophthalmic Indication, as applicable, then [*] Milestone Payment(s) shall, subject to Section 2.12.3, be payable [*]. For purposes of the achievement of the Milestones and the Milestone Payments, [*] and [*] shall be the same Taligen Compound. Without limiting the generality of the foregoing, and by way of example, if [*] is the 1st Taligen Compound Administered to a Human for Ophthalmic Indications and later [*] is administered to a human for Ophthalmic Indications, [*] shall also be considered to be the 1st Taligen Compound Administered to a Human and shall not be the 2nd or 3rd Taligen Compound Administered to a Human for Ophthalmic Indications. In such case, either [*] or [*] can earn [*] Milestone for the 1st Taligen Compound Administered to a Human for Ophthalmic Indications, but each such Milestone is payable only once.

2.12.5 Milestone Payments.

(a) Notice of Active Clinical Compounds; Notice of Termination of Development. Buyer and the Surviving Corporation shall provide the Stockholders’ Representatives with prompt written notice upon any Taligen Compound becoming an Active Clinical Compound.

(b) Notice of Milestone Events. Buyer and the Surviving Corporation shall provide the Stockholders’ Representatives with prompt written notice upon (x) the achievement of each Milestone and (y) the issuance of any Valid US Claim or Valid EU Claim that triggers a payment of a previously unpaid portion of a Milestone Payment pursuant to Section 2.12.3. In the event that, notwithstanding the fact that Buyer and Surviving Corporation have not given such a notice, the Stockholders’ Representatives believe any such Milestone has occurred or any such Valid US Claim or Valid EU Claim has issued, they shall so notify Buyer in writing and shall provide Buyer data, documentation or other information that supports his or her belief.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(c) Payment of Milestone Payments. Within thirty (30) days of the achievement of each Milestone, Buyer shall pay to the Equityholders the applicable Milestone Payment (less any amount that may be deducted from such Milestone Payment and deposited in the Escrow Account pursuant to Section 8.1.3 (and subject to the limitations set forth in Section 8.1.3)).

(d) Transfers of Product Rights. If prior to the payment of all Milestone Payments set forth in this Section 2.12 that potentially could become payable with respect to a Taligen Compound, the Buyer, the Surviving Corporation or their respective Affiliates directly or indirectly consummate a sale, license or other transfer of rights or assets to develop or seek Marketing Approval of such Taligen Compound, Buyer shall provide notice to the Stockholders’ Representatives of the rights or assets so sold, licensed or transferred and the name and address of the Person to whom such rights or assets were sold, licensed or transferred within five Business Days following such sale, license or transfer. Nothing in this Section 2.12.5 or in any instrument effecting such sale, license or transfer shall relieve Buyer of any of its obligations to pay the Milestone Payments under this Section 2.12, and Buyer shall remain primarily liable for the performance of such obligations and for the diligence obligations set forth in Section 2.12.6 notwithstanding any such sale, license or other transfer.

(e) Reports. Until the earlier of [*] years from the Closing Date and the date on which Buyer is, in compliance with Section 2.12.6, no longer [*] of any Taligen Compounds and subject to the terms of the Stockholders’ Rep Confidentiality Agreement (as defined below), Buyer and the Surviving Corporation shall provide to the Stockholders’ Representatives [*] on or before January 31, [*]), describing the [*] (i.e., [*]) of (i) any Taligen [*] Compounds (ii) if the number of [*], such number of additional Taligen Compounds then being developed that are most advanced from a drug development standpoint [*], including, as to both clauses (i) and (ii), the [*] with respect to each such Taligen Compound. The [*] shall also [*] for which development has been [*] during the period covered by [*].

(f) Confidentiality. The Stockholders’ Representatives shall enter into a Confidentiality Agreement in form attached hereto as Exhibit G (the “Stockholders’ Rep Confidentiality Agreement”). Except as otherwise expressly set forth in the Stockholders’ Rep Confidentiality Agreement, the Stockholders’ Representatives will cause each Person to whom information provided pursuant to this Section 2 is permitted to be disclosed to sign a confidentiality agreement in the form attached hereto as Exhibit H prior to the disclosure of such information. Any new Stockholders’ Representative that is appointed pursuant to Section 2.13.6 hereof will sign a confidentiality agreement in the form of the Stockholders’ Rep Confidentiality Agreement.

2.12.6 Diligence. From and after the Effective Time, Buyer shall use (x) Commercially Reasonable Efforts to develop Taligen Compounds for the purpose of seeking both [*] and [*] of Taligen Compounds and (y) Commercially Reasonable Prosecution Efforts to prosecute and maintain the Taligen Patents. Other than the diligence obligations specifically set forth in this Section 2.12.6, Buyer and the Surviving Corporation will have no other diligence obligations with respect to seeking to develop any Taligen Compound or prosecuting or

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

maintaining the Taligen Patents. It is expressly understood that it may be permissible to cease development of one or more Taligen Compounds or cease prosecution or maintenance of one or more Taligen Patents consistent with the diligence obligation set forth in this Section 2.12.6. The obligations in this Section 2.12.6 shall expire upon the earlier of (i) at least one Taligen Compound [*] or (ii) the [*] of the Closing Date. Notwithstanding the obligations in this Section 2.12.6, the abandonment by any member of the Buyer Rights Chain Group of any provisional patent that is a Taligen Patent or of the enumerated patent application shall not be deemed to be a breach of the Buyer’s obligations set forth in this Section 2.12.6.

2.12.7 Arbitration. The parties shall use commercially reasonable efforts to resolve any dispute regarding or related to whether a claim in a Post Closing Patent is a Taligen Claim and a Supported Post Closing Patent within sixty Business Days of written notice of one party to the other of a dispute. If the parties are unable to resolve any such dispute within such sixty Business Day period, the dispute shall be finally determined by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (including its Procedures for Large, Complex Commercial Disputes). The arbitration shall be conducted by three arbitrators, one appointed by each party and the third selected by mutual agreement of the first two arbitrators. Each arbitrator will be a registered patent attorney with the United States Patent Office with a minimum of 15 years experience prosecuting or examining patents in the biotechnology or pharmaceutical fields. Each party shall be entitled to submit to the arbitrators such information in support of its position as such party deems appropriate and as the arbitrators allow; provided that neither party shall be entitled to any discovery of the other party and, without limiting the generality of the foregoing, no party shall be obligated to provide any written materials or documents to the other party (other than copies of the abandoned provisional patent application at issue which Buyer shall provide to the Stockholders Representative) or submit to depositions by the other party. The parties shall instruct the arbitrators to render a written award within thirty (30) days of the close of the arbitration hearing. Each party shall bear their own expenses in connection with the arbitration and all fees and expenses of the arbitrators shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Stockholders’ Representatives on behalf of the Equityholders. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall take place in Wilmington, Delaware.

2.13 Stockholders’ Representatives.

2.13.1 The Stockholders’ Representatives are hereby authorized to act on behalf of the Equityholders in connection with the Contemplated Transactions and the Escrow Agreement and in any litigation or arbitration involving this Agreement or the Escrow Agreement. In connection therewith, the Stockholders’ Representatives are authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Stockholders’ Representatives shall deem necessary or appropriate, and shall have the power and authority to:

(a) act for the Equityholders with regard to all matters pertaining to indemnification pursuant to Article 8 of this Agreement and the Escrow Agreement, including the power to compromise any Indemnity Claim on behalf of the Equityholders and to transact matters of litigation;

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(b) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Stockholders’ Representatives deem necessary or appropriate in connection with the consummation of the Contemplated Transactions;

(c) receive funds, make payments of funds, and give receipts for funds;

(d) do or refrain from doing any further act or deed on behalf of the Equityholders that the Stockholders’ Representatives deem necessary or appropriate in their discretion relating to the subject matter of this Agreement and the Escrow Agreement as fully and completely as the Equityholders could do if personally present;

(e) give and receive all notices required to be given or received by the Equityholders under this Agreement and the Escrow Agreement; and

(f) receive service of process in connection with any claims under this Agreement and the Escrow Agreement.

2.13.2 All decisions and actions by the Stockholders’ Representatives shall be binding upon all Equityholders, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

2.13.3 At the Effective Time, Buyer shall distribute [*] to the Stockholders’ Representatives (the “Stockholders’ Representatives Fund”), which Stockholders’ Representatives Fund shall be maintained by the Stockholders’ Representatives in a segregated account (the “Stockholders’ Representatives’ Account”). The Stockholders’ Representatives shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties (including the reasonable fees and expenses of counsel) under this Agreement and the Escrow Agreement from the Stockholders’ Representatives Fund. In addition, if the Stockholders’ Representatives determine at any time that the Stockholders’ Representatives Fund is insufficient to pay such expenses or that an increase in the Stockholders’ Representatives Fund is advisable, the Stockholders’ Representatives may deliver notice to the Escrow Agent providing that any future distributions to be made to the Equityholders by the Escrow Agent from the Escrow Account (up to a stated maximum amount specified in such notice) shall instead be paid into the Stockholders’ Representatives Fund (it being understood that this sentence shall in no way affect the Buyer Indemnified Persons’ right to recover Losses from the Escrow Account pursuant to the terms and conditions of Article 8). Upon the determination of the Stockholders’ Representatives that the Stockholders’ Representatives Fund is no longer necessary in connection with indemnification claims that may be brought hereunder, the Stockholders’ Representatives shall distribute to the Equityholders (solely out of the Stockholders’ Representatives Fund) pursuant to Section 2.13.1 the amount remaining in the Stockholders’ Representatives Fund after payment of all of the Stockholders’ Representatives’ out-of-pocket expenses incurred in connection with their services as Stockholders’

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Representatives. The Stockholders’ Representatives shall hold, invest, reinvest and disburse the Stockholders’ Representatives’ Account in trust for all of the Equityholders, and the Stockholders’ Representatives’ Account shall not be used for any other purpose and shall not be available to Buyer to satisfy any claims hereunder.

2.13.4 The Stockholders’ Representatives shall act for the Equityholders on all of the matters set forth in this Agreement and in the Escrow Agreement in the manner the Stockholders’ Representatives believe to be in the best interest of the Equityholders. The Stockholders’ Representatives are authorized to act on behalf of the Equityholders notwithstanding any dispute or disagreement among the Equityholders. In taking any actions as Stockholders’ Representatives, the Stockholders’ Representatives may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person the Stockholders’ Representatives reasonably believe to be authorized thereunto. The Stockholders’ Representatives may, in all questions arising hereunder, rely on the advice of counsel, and the Stockholders’ Representatives shall not be liable to any of the Parties or to any Equityholder for anything done, omitted or suffered in good faith by the Stockholders’ Representatives based on such advice. The Stockholders’ Representatives undertake to perform such duties and only such duties as are specifically set forth in this Agreement and the Escrow Agreement and no implied covenants or obligations shall be read into this Agreement or the Escrow Agreement against the Stockholders’ Representatives. The Stockholders’ Representatives shall not have any Liability to any of the Parties or the Equityholders for any act done or omitted hereunder as Stockholders’ Representatives while acting in good faith. The Stockholders’ Representatives shall be indemnified from and against any loss, Liability or expense incurred in good faith on the part of the Stockholders’ Representatives and arising out of or in connection with the acceptance or administration of their duties hereunder from the Stockholders’ Representatives Fund and, if such fund is insufficient to satisfy any such loss, Liability or expense, may collect such loss, Liability or expense from any distributions to be made to the Equityholders by the Escrow Agent from the Escrow Account (it being understood that this sentence shall in no way affect the Buyer Indemnified Persons’ right to recover Losses from the Escrow Account pursuant to the terms and conditions of Article 8). The Stockholders’ Representatives are executing this Agreement only for the limited purposes described for them in Sections 2.7, 2.11, 2.12, 6.3, 6.4, 6.7 and Articles 8 and 10 as Stockholders’ Representatives (and not in their individual capacities), and their execution of this Agreement shall not affect in any respect any Stockholders’ Representatives’ liability with respect to this Agreement and the transactions contemplated hereby (including in each Stockholders’ Representative’s separate capacity as an Equityholder or an affiliate thereof).

2.13.5 The Buyer, the Buyer’s Representatives and the Buyer Indemnified Persons shall be entitled to rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written (any such certification or confirmation, a “Stockholders’ Representatives Certification”), delivered by the Stockholders’ Representatives on behalf of the Equityholders. The Buyer shall have no Liability to any of the Parties for any act or omission of the Stockholders’ Representatives and shall be indemnified from the Escrow Account for any Liability resulting from (i) any such reliance on a Stockholders’ Representatives Certification or (ii) any negligence or willful misconduct by the Stockholders’ Representatives.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

2.13.6 In the event either of the Stockholders’ Representatives becomes unable to perform his or her responsibilities hereunder or resigns from such position, the Equityholders (acting by a written instrument signed by holders of Company Capital Stock who held, as of immediately prior to the Effective Time, a majority (by voting power) of the then outstanding shares of Company Capital Stock) shall select another representative to fill the vacancy of such Stockholders’ Representative, and such substituted representative shall be deemed to be one of the Stockholders’ Representatives for all purposes of this Agreement and the Escrow Agreement. A Stockholders’ Representative may only be removed upon delivery of written notice to the Buyer signed by holders of Company Capital Stock who held, as of immediately prior to the Effective Time, a majority (by voting power, without the right of separate classes of equity to vote separately) of the then outstanding shares of Company Capital Stock.

2.14 Distribution of Post-Closing Payments.

2.14.1 If Buyer or the Surviving Corporation (such Party, a “Disbursing Person”) is required to make a payment to the Equityholders pursuant to Sections 2.11, 2.12, 2.13 or 8.8(b) of this Agreement (each, a “Post-Closing Payment”), such Post-Closing Payment shall be made as follows:

(a) the Disbursing Person shall pay to the participants in the Carve Out Plan the portion of such Post-Closing Payment required to be paid to them in accordance with the Carve Out Plan; and

(b) the Disbursing Person shall distribute (or cause to be distributed) to the Equityholders (other than any Equityholder in his, her or its capacity as a participant in the Carve Out Plan) the amount of such Post-Closing Payment less the aggregate amount actually paid to participants in the Carve Out Plan pursuant to Section 2.14.1(a) by virtue of such Post-Closing Payment (such net amount, the “Net Post-Closing Payment”) as follows:

(1) with respect to all Company Capital Stock (if any) held as of immediately prior to the Effective Time by an Equityholder, such Equityholder’s Pro Rata Portion of such Net Post-Closing Payment, without interest;

(2) in the case of any Equityholder who is a Series B1 Call Right Seller, such Equityholder’s Series Bl Call Pro Rata Portion of such Net Post-Closing Payment, without interest;

(3) in the case of any Equityholder who held, as of immediately prior to the Effective Time, Company Options, such Equityholder’s Option Pro Rata Share of such Net Post-Closing Payment, without interest; and

(4) in the case of any Equityholder who held, as of immediately prior to the Effective Time, Company Warrants, such Equityholder’s Warrant Pro rata Share of such Net Post-Closing Payment, without interest.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

2.14.2 For the avoidance of doubt, an Equityholder may be paid pursuant to more than one clause of Section 2.14.1(b) if such Equityholder holds the relevant Equity Interests described in such clauses.

2.14.3 Any Post-Closing Payment not paid by Buyer or the Surviving Corporation when due shall (whether or not this Agreement states that such payment is otherwise to be made “without interest”) bear interest from the due date until the date of payment thereof at a per annum rate equal to 2.00% plus the prime rate announced by Citibank, N.A., from time to time, effective from the date that payment was due, compounded monthly, provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable law. For purposes of this provision, a payment shall not be “due” or accrue interest hereunder unless and until it is payable pursuant to the provisions hereof and until the settlement or resolution of any good faith dispute regarding such payment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company represents and warrants to the Buyer and MergerSub as of the date hereof that, except as set forth in the disclosure schedule (the “Disclosure Schedule”):

3.1 Organization. The Company is (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) is duly qualified to do business and in good standing in each jurisdiction set forth in Section 3.1 of the Disclosure Schedule, which sets forth all jurisdictions in which the nature of the business currently conducted by the Company or the ownership or leasing of Real Property makes such qualification necessary. The Company has made available to the Buyer true, accurate and complete copies of (x) the Organizational Documents of the Company as in effect as of the date of this Agreement and (y) the minute books of the Company which contain records of all meetings held of, and other corporate actions taken by, its stockholders, Board of Directors and any committees appointed by its Board of Directors.

3.2 Power and Authorization.

3.2.1 Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the corporate power and authority of the Company and have been duly authorized by all necessary action on the part of the Company, other than adoption by the stockholders of the Company of this Agreement. This Agreement and each Ancillary Agreement to which the Company is a party (a) has been duly executed and delivered by the Company and (b) is a legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with its terms.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.2.2 Conduct of Business. The Company has all requisite corporate power and authority necessary to own and use its Assets and carry on the business currently conducted by the Company and to enter into and perform its obligations under this Agreement, each Ancillary Agreement to which the Company is a party and to consummate the Contemplated Transactions.

3.2.3 Board Approvals. The Company’s Board of Directors, at a meeting duly called and held at which all directors were present or participating, has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and holders of the Company Capital Stock, (ii) resolved to propose this Agreement for adoption by holders of the Company Capital Stock and declared the advisability of this Agreement and (iii) resolved to recommend that the holders of Company Capital Stock adopt this Agreement.

3.2.4 Stockholder Vote. The only vote or consent of holders of any Equity Interest of the Company necessary to approve and adopt this Agreement and the Contemplated Transactions is the adoption of this Agreement by (i) the holders of a majority of the outstanding shares of Company Capital Stock and (ii) holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, which, in each case, will be satisfied upon the delivery by the Stockholders of the Stockholder Consent. The adoption of this Agreement by written consent is permissible under Section 228 of the DGCL and the Company’s Organizational Documents.

3.3 Authorization of Governmental Authorities. Assuming that no filing is required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended with respect to the Contemplated Transactions, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by the Company, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4 Noncontravention. Neither the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case as disclosed on Section 3.4 of the Disclosure Schedule, violate any Legal Requirement applicable to the Company;

(b) result in a material breach or violation of, material default under, or obligation to make any material payment pursuant to any Contractual Obligation of the Company;

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of the Company;

(d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any material Asset;

(e) result in a breach or violation of, or default under, the Organizational Documents of the Company; or

(f) result in an obligation to make any payment to any Person, or result in an acceleration of or increase in any rights or benefits of any Person.

3.5 Capitalization of the Company.

3.5.1 Outstanding Capital Stock. As of the date of this Agreement, the entire authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock, 2,460,457 shares of which are issued and outstanding, 60,748,042 shares of Preferred Stock, 3,871,900 shares of which are issued and outstanding as Series A Preferred Stock, 8,190,416 shares of which are issued and outstanding as Series B Preferred Stock and 21,357,849 shares of which are issued and outstanding as Series Bl Preferred Stock, and 505,789 shares of which are reserved for issuance under the Option Plans. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued, and are fully paid and nonassessable. The Company has not violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests. Each share of Preferred Stock is convertible into one share of Company Common Stock.

3.5.2 Options. Section 3.5.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (A) each plan, program, and arrangement of the Company under which stock of the Company or awards based upon or determined by reference to such stock, may be granted or issued (collectively, the “Option Plans”), (B) each Company Option and with respect to each Company Option, the name of the Option Plan under which such Company Option was issued, the number of shares subject thereto, the exercise price (if applicable), the grant date, the dates of scheduled vesting thereof, and the names of the holders thereof, and (C) all outstanding restricted shares of Company Capital Stock and restricted stock units and with respect to each such restricted share and restricted stock unit, the name of the Option Plan under which such award was issued, the number of shares subject thereto, the dates of scheduled vesting thereof, and the names of the holders thereof. Other than the Company Options marked with an “*” on Section 3.5.2 of the Disclosure Schedule, all Company Option in existence as of the day immediately prior to the Effective Time will terminate immediately prior to the Effective Time pursuant to the Carve-Out Plan (such Options, the “Employee Options”) and no holder of any Employee Option will be entitled to receive any payments in exchange for such Employee Option pursuant to this Agreement (other than the right to receive payments pursuant to the terms of the Carve Out Plan).

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.5.3 Warrants. Section 3.5.3 of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of each Company Warrant and with respect to each Company Warrant, the class and number of shares subject thereto, the exercise price (if applicable), the grant date, and the names of the holders thereof.

3.5.4 Equity Interests. As of the date hereof, there exist no Equity Interests in the Company other than the Company Capital Stock listed in Section 3.5.1 hereof, the Company Options listed on Section 3.5.2 of the Disclosure Schedule, the Company Warrants listed on Section 3.5.3 of the Disclosure Schedule and the Series Bl Call Rights described on Section 3.5.4 of the Disclosure Schedule.

3.5.5 Ownership. The Company holds no shares of its capital stock in its treasury. All of the outstanding Equity Interests of the Company are held of record by the Persons and in the respective amounts set forth Sections 2.5.3, 3.5.2 and 3.5.3 of the Disclosure Schedule. The Company has made available to the Buyer true, correct and complete copies of the stock ledger of the Company, which reflects all issuances, transfers, repurchases and cancellations of shares of Company Capital Stock.

3.5.6 Subsidiaries. The Company does not have any Subsidiaries and holds no Equity Interests in any other Person.

3.5.7 Encumbrances, etc. Except pursuant to the Second Amended and Restated Investor Rights Agreement dated as of May 1, 2009 and amended as of June 8, 2010 and August 10, 2010, among the Company and the other parties named therein: (a) there are no preemptive rights or other similar rights in respect of any Equity Interests in the Company, (b) except as imposed by applicable securities laws, there are no Encumbrances on, or other Contractual Obligations to which the Company is a party or, to the Company’s Knowledge any other Contractual Obligations, relating to, the ownership, transfer or voting of any Equity Interests in the Company, or otherwise affecting the rights of any holder of the Equity Interests in the Company, (c) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company that obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in the Company and (d) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in the Company.

3.5.8 Dividends and Distributions. Since the Most Recent Balance Sheet Date, the Company has not declared any dividends or distributions on any Company Capital Stock.

3.6 Financial Statements.

3.6.1 Financial Statements. The Company has made available to Buyer each of the following:

(a) the unaudited balance sheet of the Company as at November 30, 2010 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”) and

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

the related unaudited statement of income and cash flow of the Company for the eleven months then ended (the “Interim Financials” and together with the Annual Financials, collectively the “Financials”), and

(b) the audited balance sheet of the Company as at December 31, 2009 and December 31, 2008 and the related audited statements of income, cash flow and changes in 41 stockholders’ equity of the Company for the fiscal years then ended, accompanied by any notes thereto and the report of Ernst & Young LLP (collectively, the “Annual Financials”).

3.6.2 Compliance with GAAP, etc. The Financials (a) were prepared in accordance with the books and records of the Company, (b) have been prepared in accordance with GAAP, consistently applied (except as may be expressly disclosed in the notes thereto and subject, in the case of the Interim Financials, to normal year-end adjustments and the absence of notes) and (c) fairly present, in all material respects, the financial position of the Company as at the respective dates thereof and the results of the operations of the Company and cash flows for the respective periods covered thereby.

3.6.3 Total Assets and Annual Net Sales. The Company’s “total assets” are less than $12,700,000 and “annual net sales” are less than $12,700,000, in each case as defined in, and calculated in accordance with, the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

3.7 Absence of Undisclosed Liabilities. The Company has no Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation of the Company or Legal Requirement applicable to the Company) and (c) Liabilities set forth on the face of the Disclosed Contracts or in any Contractual Obligation that was not required to be disclosed in Section 3.18 of the Disclosure Schedule (in each case, none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation of the Company or Legal Requirement applicable to the Company).

3.8 Absence of Certain Developments.

3.8.1 Since October 1, 2010, the Company has not issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;

3.8.2 Since December 31, 2009, the Company’s business has been conducted in the Ordinary Course of Business and:

(a) the Company has not (i) amended its Organizational Documents or (ii) amended any term of its outstanding Equity Interests or other securities;

(b) the Company has not become liable in respect of any guarantee and has not incurred, assumed or otherwise become liable in respect of any Debt;

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(c) the Assets have not become subject to any Encumbrance other than a Permitted Encumbrance;

(d) the Company has not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any Company Capital Stock or other Equity Interests or (ii) entered into, or performed, any transaction with, or for the benefit of, any Stockholder or any Affiliate of such Stockholder (other than payments made to officers, directors and employees in the Ordinary Course of Business);

(e) there has been no Loss, destruction, damage or eminent domain taking (in each case, whether or not insured) of any Asset affecting the business currently conducted by the Company and proposed to be conducted by the Company or any Asset, in each case in any material respect;

(f) the Company has not increased the Compensation or benefits payable or paid, whether conditionally or otherwise, to (i) any employee or consultant other than in the Ordinary Course of Business or (ii) any director or officer;

(g) the Company has not entered into or become subject to any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant;

(h) the Company has not adopted or amended any collective bargaining agreement;

(i) the Company has not instituted any new, or modified any existing, severance or termination pay practices;

(j) the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves);

(k) the Company has not terminated or closed any facility, business or operation;

(l) the Company has not adopted, modified, suspended or terminated any Employee Plan (other than the Carve Out Plan) or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Employee Plan, other than changes required by an applicable Legal Requirement;

(m) the Company has not written up or written down any of its material Assets;

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(n) the Company has not incurred any payment obligations in connection with the Contemplated Transactions, including for example to legal advisors, financial advisors or consultants, which remain unpaid as of the date of this Agreement;

(o) the Company has not entered into or become subject to any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.8; and

(p) no event or circumstance has occurred which has had or is reasonably likely to have, a Material Adverse Effect.

3.9 Debt; Guarantees. The Company has no Liabilities in respect of Debt except as reflected on the face of the Most Recent Balance Sheet or as set forth on Section 3.9 of the Disclosure Schedule. For each item of Debt, Section 3.9 of the Disclosure Schedule correctly sets forth the debtor, the principal amount of the Debt as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Debt. The Company has no Liability in respect of a guarantee of any Liability of any other Person. Neither the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is a party, nor the consummation of the Contemplated Transactions shall give rise, with or without the passage of time, to any default, violation, termination event, call right, put right, acceleration of any payment, repurchase option or other Liability or Encumbrance under any item of the Company’s Debt.

3.10 Assets.

3.10.1 Ownership of Assets. The Company has sole, exclusive and good title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”). None of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

3.10.2 Sufficiency of Assets. The Assets comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used by the Company in the conduct of the business currently conducted by the Company.

3.10.3 Cash Accounts. The Company has provided a true, correct and complete list of all of the Company’s bank accounts and a list of authorized signatories with respect to such accounts on Section 3.10.3 of the Disclosure Schedule.

3.11 Real Property.

3.11.1 The Company does not own and has never owned any real property. Section 3.11 of the Disclosure Schedule lists each leasehold interest in real property leased,

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (the “Real Property”), and specifies the lessor(s) of such leased property and identifies each lease or any other Contractual Obligation under which such property is leased (the “Real Property Leases”). There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than the Company and any lessor(s) of leased Real Property) in possession of the leased Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties set forth in Section 3.11.2 are true and correct with respect to the underlying lease. No event, occurrence, condition or act has occurred, is pending or, to the Company’s Knowledge, is threatened in writing, which with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a breach or default by the Company or, to the Company’s Knowledge, any other party to such Real Property Leases, or give rise to a right of termination, cancellation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any such Real Property Leases, except in each case in this sentence as would not reasonably be expected to be material to the Company. There are no disputes, oral agreements or forbearance programs in effect as to any Real Property Lease.

3.11.2 The Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transactions. The Company has obtained and made available to the Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

3.11.3 To the Company’s Knowledge, no eminent domain or condemnation Action is pending or threatened that would preclude or materially impair the use of any Real Property. To the Company’s Knowledge, the Company’s current use of the Real Property does not violate in any material respect any restrictive covenant that affects any of the Real Property.

3.12 Equipment. All of the fixtures and other improvements to the Real Property included in the Assets and all of the tangible personal property included in the Assets (the “Equipment”) in the aggregate are in reasonably good working order (subject to normal wear and tear).

3.13 Intellectual Property.

3.13.1 Registered Intellectual Property. Section 3.13.1 of the Disclosure Schedule contains a complete list of all Patents owned by or licensed to the Company (the “Registered Intellectual Property”). For every item of Registered Intellectual Property owned by the Company, Section 3.13.1 of the Disclosure Schedule identifies the owner of record and, if different, the beneficial owners of such item and, for items of Registered Intellectual Property that are licensed to the Company from a third party, identifies the owner of record (and, if different and the difference is known to the Company, the beneficial owners of such item), the Inbound IP Agreement under which such item is licensed and whether such license is exclusive

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

or non-exclusive with respect to such item. For each Patent listed on Section 3.13.1 of the Disclosure Schedule, such section of the Disclosure Schedule sets forth the country, title, patent number (if issued), application number, filing date, issue date, inventors, and any continuity relationship (such as continuation, continuation-in-part, divisional) with respect to any other Patent. The Company does not co-own any Intellectual Property with any other Person. The Company does not own or license any registered trademarks or registered copyrights (other than Off-the-Shelf Software), nor has the Company filed any applications therefor.

3.13.2 IP Agreements. Section 3.13.2 of the Disclosure Schedule identifies under separate headings (i) each Contractual Obligation or other arrangement under which any third party has granted to the Company a license or other current or contingent rights with respect to Intellectual Property or Technology (other than non-exclusive licenses to use Off-the-Shelf Software) (“Inbound IP Agreements”) and each item of Registered Intellectual Property subject thereto, and (ii) each Contractual Obligation or other arrangement under which the Company has granted to any third party a license or other current or contingent rights (including without limitation any financial agreements in which Intellectual Property or Technology have been used as collateral) with respect to Intellectual Property or Technology (“Outbound IP Agreements” and together with the Inbound IP Agreements, the “IP Agreements”) and each item of Registered Intellectual Property subject thereto. Other than the IP Agreements identified in Section 3.13.2 of the Disclosure Schedule and the Contractual Obligations identified in Section 3.18 of the Disclosure Schedule, the Company is not a party to any options, licenses, agreements, or covenants of any kind relating to the Intellectual Property or Technology of the Company, nor is the Company a party to any options, licenses, agreements, or Enforceable covenants of any kind with respect to the Intellectual Property or Technology of any other Person, including without limitation, consulting agreements, agreements with government agencies or economic development authorities, agreements with universities, sponsored research agreements, and non-disclosure agreements with other Persons. Except as provided in the Outbound IP Agreements identified on Section 3.13.2 of the Disclosure Schedule, the Company is not obligated to indemnify any Person against a charge of infringement of Intellectual Property. Each of the IP Agreements (i) constitutes an Enforceable Contractual Obligation of the Company and, to the Company’s Knowledge, the other respective party or parties thereto, and, to the Company’s Knowledge, is in full force and effect, (ii) assuming there are no facts or circumstances concerning the Buyer or its Affiliates that would cause this clause (ii) to be untrue, will be in full force and effect on substantially similar terms immediately following the Closing and (iii) represents the complete agreement between the Company and the other respective party or parties thereto relating to the Intellectual Property that is the subject of such Contractual Obligation. The Company has in all material respects performed its obligations under each of the IP Agreements and the Company is not (with or without the lapse of time or the giving of notice, or both) in material breach or default under any IP Agreement and, to the Company’s Knowledge, no other party to any of such Contractual Obligation is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. None of the other parties to the IP Agreements has given any written notice to or made a claim in writing against the Company with respect to any breach or default under the IP Agreements. Complete and correct copies of the IP Agreements (including all amendments, supplements and waivers thereto) have been made available to Buyer.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.13.3 Title. The Company owns all rights, title, and interests in and to (i) the Registered Intellectual Property required to be identified on Section 3.13.1 of the Disclosure Schedule (other than the Intellectual Property identified on Section 3.13.1 of the Disclosure Schedule as being owned by a third party) and (ii) to the Company’s Knowledge, all Intellectual Property that is necessary for the development, manufacture, use or sale of the Development Stage Compounds as currently formulated and manufactured (other than Registered Intellectual Property and Intellectual Property licensed to the Company under an Inbound IP Agreement identified on Section 3.13.2 of the Disclosure Schedule), in each case free and clear of any Encumbrance, other than Permitted Encumbrances. All assignments to the Company of inventorship, authorship or ownership rights relating to Registered Intellectual Property are valid and enforceable. Each of the Patents identified on Section 3.13.1 of the Disclosure Schedule as being owned by the Company properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such Patent is pending. To the Company’s Knowledge, each of the Patents identified on Section 3.13.1 of the Disclosure Schedule as being exclusively licensed to the Company properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such Patent is pending. For purposes of this Agreement, all references to Patents that are exclusively licensed by the Company will be deemed to be include Patents for which the Company has a non-exclusive license with an option for an exclusive license. Each inventor named on the Patents owned by the Company and identified on Section 3.13.1 of the Disclosure Schedule has executed an agreement assigning all of his, her or its rights, title and interests in and to such Patent and the inventions or design embodied and claimed therein, to the Company. To the Company’s Knowledge, each inventor named on the Patents licensed to the Company and identified on Section 3.13.1 of the Disclosure Schedule has executed an agreement assigning all of his, her or its rights, title and interests in and to such Patent and the inventions or design embodied and claimed therein, to the applicable owner. No inventor named on any such Patent that is owned by the Company has any Contractual Obligation or other obligation that would preclude any such assignment of such inventor to the Company. To the Company’s Knowledge, no inventor named on any such Patent that is exclusively licensed to the Company has any Contractual Obligation or other obligation that would preclude any such assignment of such inventor to the applicable owner.

3.13.4 Validity and Enforceability. To the Company’s Knowledge, the Registered Intellectual Property owned by the Company is valid and enforceable (or in the case of applications therefor, such applications are pending). All Registered Intellectual Property owned by the Company and, to the Company’s Knowledge, all Registered Intellectual Property licensed by the Company, is currently in compliance with all Legal Requirements, other than any Legal Requirement that, if not satisfied, with respect to such Registered Intellectual Property would not result in a revocation, cancellation, or lapse or otherwise adversely affect its enforceability, use, or priority. The Company, and to the Company’s Knowledge, third parties, have not engaged in any inequitable conduct, Patent or copyright misuse, or fraud, or failed to comply with any applicable duty of candor, in connection with the prosecution of any Registered Intellectual Property or the enforcement or licensing of any such Registered Intellectual Property, in a manner that would result in the abandonment, unenforceability or other limitation of such Registered Intellectual Property. With respect to any Patent owned by or exclusively licensed to the Company, (i) to the Company’s Knowledge, there are no published Patents, articles or other prior art references that, alone or in combination with each other, would reasonably lead to the conclusion that such Patent is invalid or unenforceable, (ii) the Company and, to the Company’s Knowledge, each other party to an IP Agreement, has met its duty of candor as required by 37 C.F.R. Section 1.56 or similar U.S. or non-U.S. disclosure requirements with regard to any Patent owned by or exclusively

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

licensed to the Company, (iii) there has been no material misrepresentations or concealment of material information from the applicable patent office in violation of any such requirements in connection with the prosecution of any Patent owned by the Company and (iv) to the Company’s Knowledge, there has been no material misrepresentations or concealment of material information from the applicable patent office in violation of any such requirements in connection with the prosecution of any Patent exclusively licensed by the Company.

3.13.5 Orders. No Intellectual Property or Technology owned by the Company is, to the Company’s Knowledge, subject to any outstanding Governmental Order, and no Action is pending to which the Company is a party or, to the Company’s Knowledge, threatened, that challenges the legality, validity, enforceability, use or ownership of any Intellectual Property or Technology owned by the Company. In addition, to the Company’s Knowledge, (i) no Intellectual Property or Technology exclusively licensed to the Company is subject to any outstanding Governmental Order, and (ii) no Action is (x) pending to which the Company or the owner of such Intellectual Party is a party or (y) threatened against the Company or the owner of such Intellectual Property, in each case that challenges the legality, validity, enforceability, use or ownership of such Intellectual Property.

3.13.6 Trade Secrets. No material trade secret, proprietary know-how, or other proprietary, non-public information owned by the Company or, to the Company’s Knowledge licensed by the Company, has been disclosed or authorized to be disclosed to any third party not subject to confidentiality obligations to the Company, and, to the Company’s Knowledge, no third party to such a nondisclosure agreement with the Company is in breach or default thereof. The Company has implemented reasonable policies and procedures to protect and maintain the confidentiality of its trade secrets, proprietary know-how and other proprietary, non-public information.

3.13.7 Infringement. Except as set forth on Section 3.13.7 of the Disclosure Schedule, (a) to the Company’s Knowledge, the Company has not, and the development, manufacture, use, sale, importation and other exploitation of the Development Stage Compounds will not infringe upon or misappropriate any Intellectual Property rights of third parties existing as of the date of this Agreement or induce third parties to do any of the foregoing, and (b) the Company has not received any written notice or, to the Company’s Knowledge any notice, alleging any actual infringement or misappropriation or potential infringement or misappropriation resulting from the development, manufacture, use, sale, importation or other exploitation of the Development Stage Compounds, including any written notice claiming that a Person must license or refrain from using any Intellectual Property or Technology of any third party in connection with the conduct of the business currently conducted by the Company and proposed to be conducted or the development, manufacture, use, sale or other exploitation of the

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Development Stage Compounds. To the Company’s Knowledge, no third party has infringed upon or misappropriated any Intellectual Property or Technology owned by or exclusively licensed to the Company. The Company has never requested or received an IP Opinion from legal counsel.

3.13.8 Royalties. Except as disclosed on Section 3.13.8 of the Disclosure Schedule or pursuant to licenses for Off-the-Shelf Software, the Company is not a party to any Contractual Obligation requiring the payment of royalties by the Company for the use of any Intellectual Property or Technology.

3.13.9 Employees and Consultants. Except as disclosed on Section 3.13.9 of the Disclosure Schedule, all agents and consultants of the Company that have contributed to the development of the Development Stage Compounds or any Technology owned by the Company or who have had access to the Company’s confidential or proprietary information, and all current and former employees, have entered into written agreements with the Company whereby (i) the Company is entitled to all ownership rights in any Intellectual Property or Technology relating to the business currently conducted by the Company or proposed to be conducted that the employee, agent, or consultant may have invented, discovered, originated, made, or conceived in the course of working for the Company, and all such ownership rights have been duly assigned to the Company, and (ii) the employee, agent, or consultant has agreed to hold and maintain in confidence all confidential and proprietary information of the Company.

3.13.10 Obligations Affecting Buyer and its Affiliates. Neither this Agreement nor the consummation of the Contemplated Transactions will result in (i) the Buyer or any of its controlled Affiliates being bound by or subject to any non-compete or other restriction on the operation or scope of their businesses or any license as a result of any Contractual Obligation to which the Company is a party, or (ii) any license being granted to any third party with respect to any Intellectual Property or Technology owned or controlled by the Buyer or its controlled Affiliates (other than the Company) as a result of any Contractual Obligation to which the Company is a party.

3.14 Legal Compliance.

3.14.1 Compliance. The Company is not in breach or violation of, or default under, and has never been in breach or violation of, or default under its Organizational Documents or any Legal Requirement, except for any such breaches, violations or defaults that would not reasonably be expected to be material to the Company. Since June 1, 2008, the Company has not received any written notice of any threatened or pending complaint, charge, investigation, hearing, warning letter, untitled letter, finding of deficiency or non-compliance, adverse inspection report, FDA Form 483, penalty, fine, sanction, request for recall, or other remedial action, audit, audit report, or any revocation, withdrawal, or suspension of any approval, permit, registration, license or other authorization, or other adverse regulatory action by, or filed with, any Governmental Authority pursuant to any Legal Requirement applicable to the industry in which the Company operates.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.14.2 Illegal Payments, etc. In the conduct of the Company’s business, neither the Company nor, to the Company’s Knowledge, any of its Representatives has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar illegal benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.14.3 Permits. The Company has been duly granted all Permits that are required under Legal Requirements and material to the conduct of the business currently conducted by the Company. Section 3.14.3 of the Disclosure Schedule lists each such Permit together with the Governmental Authority responsible for issuing such Permit. Except as disclosed on Section 3.14.3 of the Disclosure Schedule, (a) such Permits are valid and in full force and effect and (b) the Company is not in breach or violation of, or default under, any such Permit, and, to the Company’s Knowledge, no condition exists which, with notice or lapse of time or both, would constitute any such breach, violation or default, except for any such breaches, violations or defaults that would not reasonably be expected to be material to the Company. Except as required by Environmental Law, and assuming there are no facts or circumstances concerning the Buyer or its Affiliates that would cause this sentence to be untrue, the Permits will be valid and in full force and effect on substantially similar terms immediately following the consummation of the Contemplated Transactions.

3.14.4 Regulatory.

(a) The Company’s product candidates for human use or anticipated to be for human use (including the Development Stage Compounds) (the “Product Candidates”) are being, and at all times since June 1, 2008 have been, developed, tested, labeled, manufactured, stored, imported, exported and distributed, as applicable, in compliance in all material respects with the FDCA and applicable implementing regulations issued by the FDA, the EMA and any other applicable Governmental Authorities, including, as applicable, those requirements relating to the FDA’s current good manufacturing practices, good laboratory practices, good clinical practices, investigational use, pre-market approval and applications to market a new pharmaceutical product and all laws referred to in EudraLex Volume 10 (Guidelines for Clinical Trials). The Company has not received written notice of, and to the Company’s Knowledge the Company has not received notice of, any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA alleging that any operation or activity of the Company is in violation of the FDCA or the respective counterparts thereof promulgated by applicable Governmental Authorities outside the United States.

(b) The Company has made available to Buyer as of the date of this Agreement a complete and correct copy of all documents and applications submitted to the FDA or EMA and all material correspondence to or from the FDA or EMA with respect to the Product Candidates, including all INDs and all supplements and amendments thereto (any such

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

document, application, supplement or amendment, a “Regulatory Submission”), all contact reports or similar reports documenting meetings, phone calls or other communications with the FDA or EMA, studies, communications, memorandum and any other material written information (internal or external) required to be prepared in support of or any such material submitted in connection with each such Regulatory Submission. All Regulatory Submissions (and any supporting documentation thereto) and any other written information required to be prepared in support of or any such material submitted in connection with each such Regulatory Submission, any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, notifications, licenses or permits of the FDA, EMA or any other comparable non-U.S. Governmental Authority relating to the Company, the business currently conducted by the Company and the Company’s products, when submitted to the FDA or any other comparable non-U.S. Governmental Authority, including institutional review boards, independent ethics committees, or similar bodies, were, to the Company’s Knowledge, true and correct in all material respects as of the date of submission.

(c) The Company has not sponsored or conducted any Clinical Trial, Exploratory IND or Exploratory CTA Study of any compound (including any Development Stage Compound). The Company is not currently and has never in the past administered, or authorized any Person to administer on its behalf, any of its compounds (including any Development Stage Compound) to any human subjects, and to the Company’s Knowledge, no Person has ever administered any of the Company’s compounds (including any Development Stage Compound) to any human subjects.

(d) To the extent required by applicable Legal Requirements, all preclinical studies and tests conducted by or on behalf of the Company have been, and if still pending are being, conducted in material compliance with research protocols, good laboratory practices, good clinical practices, and all applicable Legal Requirements, including, but not limited to, the FDCA and the Legal Requirements of the EMA and, to the Company’s Knowledge, all preclinical studies and tests conducted by or on behalf of the Company have been or, if pending, are being conducted in material compliance, to the extent applicable with such practices and Legal Requirements. No preclinical study or test conducted by or on behalf of the Company has been terminated or suspended prior to completion, and none of the FDA, EMA or any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a preclinical study or test conducted by or on behalf of the Company has commenced, or, to the Company’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend or refuse to commence, any proposed or ongoing investigation or study conducted or proposed to be conducted by or on behalf of the Company.

(e) To the extent required by applicable Legal Requirements, all animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval that has been sought or obtained for the Product Candidates, and, to the Company’s Knowledge, all other animal studies or other preclinical tests prepared in connection with or as the basis for any such regulatory approval, either (x) have been conducted in material compliance with all applicable Legal Requirements and rules, including, where applicable,

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

“Good Laboratory Practice” (“GLP”) as set forth in 21 CFR Part 58, the United States Animal Welfare Act, the International Conference on Harmonization’s (ICH) Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals or (y) involved experimental research techniques that were performed for informational purposes only, whether or not included in a regulatory filing, or could not be performed by a GLP-compliant testing facility (with appropriate notice being given to the FDA in regulatory filings) and have employed the procedures and controls generally used by qualified experts in animal or preclinical studies of products comparable to those being developed by Company.

(f) Except as disclosed in Section 3.14.4(f) of the Disclosure Schedule, the Company has not received any notice that the FDA, EMA or any other Governmental Authority, any relevant institutional review board, independent ethics committee or any other similar body has initiated, or threatened to initiate, any action to suspend any Clinical Trial conducted by or on behalf of the Company, suspend or terminate any IND sponsored by the Company or otherwise restrict or delay the preclinical or nonclinical research on or clinical study, in each case of any of the Product Candidates, or to recall, suspend or otherwise restrict the manufacture of any of the Product Candidates, or that any relevant institutional review board or independent ethics committee has refused to approve any Clinical Trial conducted or proposed to be conducted by or on behalf of the Company or any substantial amendment to a protocol, any Clinical Trial conducted or proposed to be conducted by or on behalf of the Company or any Exploratory IND or Exploratory CTA Study conducted or proposed to be conducted by or on behalf of the Company, in each case with respect to any of the Product Candidates.

(g) The Company is not subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. §3729).

(h) The Company has not submitted any claim for payment to any government healthcare program in connection with any referrals related to any of the Product Candidates that violated in any material respect any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn, or any applicable state self-referral law.

(i) The Company has not submitted any claim for payment to any government healthcare program related to any of the Product Candidates in material violation of any laws relating to false claims or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.

(j) The Company has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder and (ii) any applicable state privacy laws.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(k) All manufacturing operations conducted by or for the benefit of the Company with respect to the Product Candidates have been and are being conducted in material compliance with applicable Legal Requirements, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations, and the respective counterparts thereof promulgated by the EMA and other Governmental Authorities in countries outside the United States.

(l) The Company has synthesized each of the Development Stage Compounds (such synthesized material, the “Existing Proteins”). Section 3.14.4(1) of the Disclosure Schedule sets forth the approximate quantity of the Company’s existing supply of each Existing Protein. The existing supplies of TT30 conform in all material respects to the specifications therefor. With respect to the other Existing Proteins, the Company has verified that the Company’s existing supplies of the other Existing Proteins are the proteins they purport to be. The Company has not provided any Existing Proteins to any third party, except under terms whereby the Company retains ownership of the Existing Proteins and ownership of any Intellectual Property created by the recipient using Existing Proteins. All supplies of TT30 existing on the date of this Agreement have been manufactured, stored and labeled in accordance in all material respects with the FDCA and all rules and regulations of the FDA, the EMA and any all other Governmental Authorities applicable to products to be administered to humans in Clinical Trials. To the Company’s Knowledge, the Company has a sufficient quantity of TT30 to meet the requirements of the planned Phase 1 Clinical Trial of TT30 (the protocol for which has been made available to the Buyer). None of the existing supply of TT30 has an expiration date sooner than 18 months from the Closing Date.

(m) Neither the Company nor, to the Company’s Knowledge any Company personnel, Representative or controlled Affiliate has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA, the EMA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Legal Requirements. None of the Company or, to the Company’s Knowledge, any of its officers, directors, Representatives or other Company personnel, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Legal Requirements, including, without limitation, 21 U.S.C. Section 335a and 42 U.S.C. Section 1320a-7. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion of the Company are pending or, to the Company’s Knowledge, threatened, against the Company or, to the Company’s Knowledge, any of its officers, directors, Representatives or other Company personnel.

(n) There are no Actions pending with respect to which the Company has been served and, to the Company’s Knowledge, there are no other Actions pending, in each case, with respect to an alleged violation by Company of the FDCA, regulations adopted thereunder, the Controlled Substance Act or any other Laws promulgated by the FDA, the EMA or any other Governmental Authority that applies to the regulatory status of the Company’s products.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(o) Except as set forth in Section 3.14.4(o) of the Disclosure Schedule, the Company has not, in the last three (3) years, received any warning letter or untitled letter, report of inspectional observations, including FDA Form 483 s, establishment inspection reports, notices of violation, clinical holds, enforcement notices or other documents from the FDA, EMA or any other similar Governmental Authority or any institutional review board or independent ethics committee alleging a lack of compliance by Company with any Laws.

(p) Except as disclosed in Section 3.14.4(p) of the Disclosure Schedule, the Company has not marketed, advertised, distributed, sold, or commercialized any product and is not currently marketing, distributing, selling, or otherwise commercializing any product.

3.15 Tax Matters.

3.15.1 All Tax Returns required to be filed by the Company with any Governmental Authority on or before the Closing Date have been timely filed. All such Tax Returns were true, correct and complete in all material respects. All Taxes which are due and payable by the Company on or before the Closing Date (whether or not shown on any Tax Return) have been timely paid in full. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not filed any extension of time to file a Tax Return which extension remains in effect. There are no liens with respect to Taxes upon any Asset other than liens for current Taxes not yet due and payable.

3.15.2 The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party, and the Company has complied in all material respects with all associated reporting and recordkeeping requirements.

3.15.3 To the Company’s Knowledge, there is no dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the Company pending, being conducted, claimed, or raised by a Governmental Authority. With respect to all Tax periods beginning on or after January 1, 2004, the Company has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by the Company.

3.15.4 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.15.5 The unpaid Taxes of the Company as of the Most Recent Balance Sheet Date did not exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all Taxes attributable to periods following the Most Recent Balance Sheet Date were incurred in the Ordinary Course of Business.

3.15.6 The Company has not made any payments, and has not been nor is it a party to any agreement, contract, arrangement or plan that would reasonably be expected to result in its making any payments, (i) that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) as a result of the “change or ownership or control” (as defined in Treasury Regulation Section 1.280G-1 A-2(b)) with respect to the Company as a result of the transactions that are the subject of this Agreement or (ii) that will be required to be included in gross income under Code Section 409A(a)(l)(A). The Company is not obligated to make any “gross-up” or similar payment to any Person on account of any Tax under Code Sections 4999 or 409A.

3.15.7 The Company has never been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated income Tax Return (other than the “affiliated group” as defined in Code Section 1504(a) the common parent of which is the Company). The Company is not a party to any Contractual Obligation relating to Tax sharing or Tax allocation. The Company does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.15.8 The Company is not and has not been required to make any adjustment pursuant to Code Section 481 (a) (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, or will be required. to make such an adjustment as a result of the Contemplated Transactions which, in each case, has given (or would give) rise to a Tax for which there were not adequate reserves set forth on the Most Recent Balance Sheet. There is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.

3.15.9 The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (c) installment sale or open transaction disposition made on or prior to the Closing Date or (d) any prepaid amount received on or prior to the Closing Date.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.15.10 The Company has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

3.15.11 Since December 31, 2008, the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax return, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority.

3.15.12 The Company is not a party to any understanding or arrangement described in Treasury Regulation Section 1.6011-4 (with respect to reportable transactions) or otherwise in Code Section 6011, or Code Section 6662(d)(2) (with respect to “tax shelters”).

3.15.13 None of the current or former independent contractors of the Company would reasonably be expected to be reclassified as an employee. Except as set forth on Section 3.15.13 of the Company Disclosure Schedule (a) there is not and at no time has there been, any independent contractor who has provided services to the Company for a period of three consecutive months or longer and (b) the Company has never had any temporary or leased employees.

3.16 Employee Benefit Plans.

3.16.1 For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred compensation, retirement, welfare- benefit, profit-sharing bonus, incentive or material fringe-benefit plan, program or arrangement.

3.16.2 Section 3.16 of the Disclosure Schedule lists all Employee Plans that the Company sponsors or maintains or to which the Company contributes or is obligated to contribute, or under which the Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to the Company Plan, the Company has made available to the Buyer true, correct and complete copies of each of the following: (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of any summary plan descriptions, employee handbooks or similar employee communications, (e) in the case of any

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

plan that is intended to be qualified under Code Section 401 (a), a copy of the most recent determination or opinion letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached and (g) copies of any material notices, letters, or other correspondence from the IRS or the U.S. Department of Labor relating to the plan.

3.16.3 Neither the Company nor any other Person that is or at any relevant time has been considered a single employer with the Company under the Code or ERISA has ever maintained or been required to contribute to a plan subject to Section 302 or Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001 (a)(3) of ERISA.

3.16.4 Each Company Plan that is intended to be qualified under Code Section 401 (a) is so qualified. Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Legal Requirements. No prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Plan for which no exemption exists under Section 408 of ERISA and Section 4975 of the Code and is reasonably likely to subject the Company or any of its employees, directors, officers or agents to a material Tax or penalty.

3.16.5 All required contributions to, and premium payments on account of, each Company Plan have been made timely or accrued on the financial statements of the Company in accordance with GAAP and past practice. No event has occurred that has resulted in or would reasonably be expected to subject the Company to a tax under Section 4971 of the Code or its Assets to a lien under Section 412(n) of the Code.

3.16.6 There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance or similar program.

3.16.7 Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.16.8 No provision of any Company Plan would result in any material limitation on the ability of the Company or Buyer to terminate the plan.

3.16.9 Each Company Plan which is a group health plan maintained, sponsored, established by or contributed to by the Company has at all times been in compliance in all material respects with all applicable Legal Requirements, including without limitation the requirements contained in Sections 601 through 608 of ERISA, Sections 104, 105, 106, and 4980B of the Code, and Section 1862(b) of the Social Security Act of 1935, as amended.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.16.10 Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(l) and applicable regulations) with respect to any service provider to the Company or any of its Subsidiaries complies and has been operated in compliance in all material respects with the applicable requirements of Code Section 409A and the guidance promulgated thereunder. Each Company Option was granted in compliance with all applicable Legal Requirements and all of the terms and conditions of the applicable Option Plan and at all relevant times has qualified for exemption from Section 409 A of the Code under Section 1.409A-l(b)(5)(i)(A) or Section 1.409A-l(b)(5)(ii) of the Treasury Regulations.

3.16.11 The Company and the relevant plan administrator if other than the Company have at all relevant times properly classified each provider of services to the Company as an employee or independent contractor, as the case may be, for all purposes relating to each Company Plan for which such classification is relevant.

3.16.12 The consummation of the Contemplated Transactions will not give rise to any Liability, including without limitation, Liability for severance pay, termination pay, or accelerate the time of payment or vesting or increase the amount or value of Compensation or benefits due to any employee or former employee of the Company by reason of such transaction or by reason of a termination following such transaction.

3.17 Environmental Matters.

(a) The Company is, and has been since its formation, in material compliance with all Environmental Laws relating to or otherwise affecting use and/or operation of the Real Property or use of or disposal of Hazardous Substances (as defined below).

(b) The Company has obtained all Permits required under Environmental Laws, kept and maintained all records and made all filings required by applicable Environmental Laws for the Real Property and the operation of the business currently conducted by the Company, in each case except as would not reasonably be expected to be material to the Company. Each such environmental Permit is in full force and effect, and, with respect to the Real Property and the Company’s business, the Company is in compliance in all material respects with all such environmental Permits. Assuming there are no facts or circumstances concerning the Buyer or its Affiliates that would cause this sentence to be untrue, the environmental Permits will be valid and in full force effect on substantially similar terms immediately following consummation of the Contemplated Transactions. There are no proceedings pending or, to the Company’s Knowledge, threatened to revoke, modify, suspend, cancel, terminate or limit any such environmental Permit.

(c) There are no Actions pending or threatened against the Company that, if determined adversely, would result in any Remedial Action.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(d) There has been no Release or threatened Release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), hazardous substance or hazardous waste (each a “Hazardous Substance”) at, on, about, from or under the Real Property, or at any other real property formerly leased or used in connection with the Company’s operations in any manner that would reasonably be expected to result in any material Liability for the Company pursuant to applicable Environmental Laws or in any requirement for the Company to participate in any Remedial Action.

(e) The Company has not received any notice, claim, request for information, citation, summons, order, complaint, or penalty and no Action, investigation, judgment, decree, order or review is pending or, to the Company’s Knowledge, threatened against the Company: (i) with respect to any alleged violation of or Liability under any Environmental Law; (ii) with respect to any Remedial Action or Release or threatened Release; (iii) with respect to any alleged failure to have any required environmental Permit; and/or (iv) with respect to any exposure to any Hazardous Substances.

(f) The representations and warranties in this Section 3.17 and in Section 3.14.3 (Permits) are the only representations and warranties in this Agreement as to Environmental Laws and other environmental matters.

For the purposes of the representations and warranties in this Section 3.17, the following definitions will apply:

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dumping, escaping, dispersal or leaching of Hazardous Substances into the environment.

“Remedial Action” means all actions, including any capital expenditures, required by Environmental Laws or voluntarily undertaken to: (a) investigate, cleanup, remove, treat or otherwise address any Release of any Hazardous Substance; (b) prevent the Release or threatened Release or to minimize the further Release of any Hazardous Substance; (c) restore or reclaim the environment or natural resources with respect to a Release of any Hazardous Substances, which will include without limitation, the payment of natural resource damages; (d) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations and maintenance and monitoring with respect to any Hazardous Substances, including any monitoring, certification or filings associated with any institutional controls; (e) prepare and submit any reports or other submissions or other responses to be provided to or filed with any Governmental Authority in connection with any of the foregoing activities and, to the extent necessary or appropriate, respond to any comments from any Governmental Authority in connection therewith; and (f) bring all facilities and the operations conducted thereon into compliance with Environmental Laws and applicable environmental Permits.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.18 Contracts.

3.18.1 The Company is not bound by or a party to:

(a) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for aggregate payments to or by the Company in excess of an aggregate of $50,000 in 2010 and 2011;

(b) any Contractual Obligation for the discovery, manufacture, development, research or study of a Development Stage Compound, in each case other than confidentiality agreements;

(c) (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to Equipment providing for aggregate unpaid rental payments in excess of $50,000, under which any Equipment is held or used by the Company;

(d) any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Intellectual Property (and including all customer license and maintenance agreements) that is not included on Section 3.13 of the Disclosure Schedule;

(e) any Contractual Obligation relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any other material asset other than in the Ordinary Course of Business;

(f) any Contractual Obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(g) any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(h) any Contractual Obligation (or group of related Contractual Obligations) (i) under which the Company has created, incurred, assumed or guaranteed any Debt or (ii) under which the Company has permitted any Asset to become subject to an Encumbrance other than a Permitted Encumbrance;

(i) any Contractual Obligation under which any other Person has guaranteed any Debt of the Company;

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(j) any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, the execution, delivery or performance by the Company of this Agreement or the consummation of the Contemplated Transactions;

(k) any Contractual Obligation under which the Company has, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions);

(l) any Contractual Obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Plan);

(m) any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates, other than de minimis advances to employees in the Ordinary Course of Business;

(n) any Contractual Obligation under which the Company has or is the beneficiary of any confidentiality obligation;

(o) any Contractual Obligation under which the Company has any non-competition obligations or other agreements that prohibit or otherwise restrict the Company or any of its current or future Affiliates from freely engaging in business anywhere in the world whether the Company is subject to or the beneficiary of such obligations; and

(p) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of $50,000 payable following the Closing Date.

The Company has made available to Buyer true, correct and complete copies of each written Contractual Obligation listed on Section 3.18 of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect. The Company has made available to the Buyer a written summary setting forth the terms and conditions of each oral Contractual Obligation listed on Section 3.18 of the Disclosure Schedule.

The Company has (i) not received any written notice regarding any pending or threatened Action or dispute under any alleged Contractual Obligation and (ii) to the Company’s Knowledge, no event or circumstance exists which (with or without the notice of time) would reasonably be expected to give rise to any such Action or dispute (x) under any material Contractual Obligation or (y) which would reasonably be expected to result in material Liability to the Company.

3.18.2 Enforceability, etc. Each Contractual Obligation required to be disclosed on the Disclosure Schedule (each, a “Disclosed Contract”) is Enforceable against the Company

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

and, to the Company’s Knowledge, each other party to such Contractual Obligation, and, to the Company’s Knowledge, is in full force and effect. Assuming there are no facts or circumstances concerning the Buyer or its Affiliates that would cause this sentence to be untrue, each Disclosed Contract will continue to be in full force and effect on substantially similar terms immediately following consummation of the Contemplated Transactions.

3.18.3 Breach, etc. Neither the Company or, to the Company’s Knowledge, any other party to any Disclosed Contract, is in material breach or violation of, or material default under, or has repudiated any material provision of, any Disclosed Contract.

3.18.4 Estoppel Certificates. The Company has obtained and made available to Buyer true and complete copies of the estoppel certificates listed on Section 3.18.4 of the Disclosure Schedule.

3.18.5 Related Party Transactions.

(a) No Related Party has any ownership or similar claim to any asset used by the Company;

(b) no Related Party is indebted to the Company;

(c) no Related Party is a party to any Contractual Obligation with the Company and, to the Company’s Knowledge, no former Related Party is a party to any such Contractual Obligation;

(d) to the Company’s Knowledge, no former employee or contractor of the Company is or has been engaged in the development of any drug targeting the diseases targeted by the Development Stage Compounds with the same mechanism of action as the Development Stage Compounds; and

(e) No Related Party or, to the Company’s Knowledge any former Related Party is party to any Action against the Company and (i) the Company has not received any written notice of any pending or threatened Action or dispute by or from a Related Party or former Related Party and (ii) to the Company’s Knowledge, no event or circumstance exists which (with or without the notice of time) would reasonably be expected to give rise to any such Action or dispute which would reasonably be expected to result in material Liability to the Company.

3.19 Commercial Relationships. Since December 31, 2009, none of the Company’s material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or has materially adversely altered its relationship with the Company. To the Company’s Knowledge, there is no plan or intention of any such entity, and the Company has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Company.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

3.20 Employees. There are no grievances, arbitrations, work slowdowns, lockouts, stoppages, picketings or strikes pending or to the Company’s Knowledge, threatened between the Company, on the one hand, and its employees or any of them, on the other hand, and there have been no such troubles at any time during the past three years. No employee of the Company is represented by a labor union. The Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract. To the Company’s Knowledge, no petition has been filed or proceedings instituted or threatened by or on behalf of an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative. The Company has not and is not currently engaged in any unfair labor practice. To the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union. No officer or other key employee’s employment with the Company has been terminated for any reason during the past twenty four months. No officer or key employee has notified the Company in writing of his or her intention to resign or retire. The Company currently complies with in all material respects and for the past three years has complied in all material respects with all Legal Requirements relating to the employment of labor, including any provisions thereof relating to (i) wages and hours, including with respect to classification as exempt or non-exempt for overtime purposes, meal and break periods, and record-keeping requirements; (ii) unlawful, wrongful, retaliatory, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) plant closing, mass layoff, immigration, workers’ compensation, unemployment compensation, human rights legislation, and other employment laws, regulations, and ordinances; and (v) classification of persons providing services to the Company as employees or independent contractors.

3.21 Litigation; Governmental Orders.

3.21.1 Litigation. There is no Action that is pending or, to the Company’s Knowledge, threatened, by or against the Company, and the Company has not received any written claim, complaint, threat, report or notice of any such pending or threatened Action. Since the Company’s formation, there has not been any Action against the Company that (a) resulted in a judgment against the Company or payment by the Company of money to settle such Action (whether or not such judgment or settlement was paid, in whole or in part, by an insurer of the Company or other third party), (b) resulted in any equitable relief or (c) relates to the Contemplated Transactions. There is no Action pending by the Company, or which the Company intends to initiate against any other Person.

3.21.2 Governmental Orders. No Governmental Order has been issued which names the Company and is applicable to, or otherwise affects, the Company, any material Asset, any Development Stage Compound or the business currently conducted by the Company and proposed to be conducted by the Company.

3.22 Insurance. Section 3.22 of the Disclosure Schedule sets forth a list of insurance policies, under which the Company, or any of its Assets, employees, officers or directors is currently insured (the “Liability Policies”). The list includes for each Liability Policy the type of

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

policy, form of coverage, policy number and name of insurer. The Company has made available to the Buyer true, correct and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. The Company has for the past three years maintained in full force and effect the insurance policies listed in Section 3.22 of the Disclosure Schedule or other policies providing substantially similar coverage with respect to its Assets. No insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has threatened to cancel any Liability Policy. To the Company’s Knowledge, no insurer plans to raise the premiums for, or materially alter the coverage under, any Liability Policy. Assuming there are no facts or circumstances concerning the Buyer or its Affiliates that would cause this sentence to be untrue, immediately following consummation of the Contemplated Transactions, the Company will continue to have coverage under the Liability Policies with respect to events occurring prior to the Closing.

3.23 Employee Payments. Section 3.23 of the Disclosure Schedule accurately and completely identifies all payments due or payable by the Company or the Surviving Corporation to employees on or before the Effective Time in the Ordinary Course of Business and in connection with, or as a result of, this Agreement and the transactions contemplated hereby.

3.24 Closing Statement. The information provided by the Company on the Closing Statement pursuant to Section 2.11.1 is true, correct and complete.

3.25 No Brokers. The Company has no (and after the Closing, the Surviving Company will not have any) Liability of any kind to, or is subject to any claim of any investment banker, broker, consultant, finder, agent or other intermediary in connection with the Contemplated Transactions, in each case as a result of any action, agreement or commitment made or taken by Company or any Equityholder or any of its or their Affiliates or Representatives.

3.26 Grants. Section 3.26 of the Disclosure Schedule lists all grants, funds and other money received, in each case individually in excess of $10,000, by the Company from the federal government of the United States or any other Governmental Authority for the purposes of funding research and development by the Company or to encourage the establishment of the Company’s business (the “Federal Grants”). All applications for the Federal Grants (including documents submitted in connection or support of such applications) were true and correct in all material respects when submitted to the applicable Governmental Authority. The Company is and, since the applicable grant date has been, in compliance with each Federal Grant in all material respects and has used all funds provided pursuant to a Federal Grant in a manner consistent with the applicable Federal Grant. Assuming there are no facts or circumstances concerning the Buyer or its Affiliates that would cause this sentence to be untrue, the Federal Grants will be available on substantially similar terms immediately following consummation of the Contemplated Transactions.

3.27 Anti-Takeover Regulations. The Company has taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “business combination” or similar statement or any applicable regulation thereunder (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement or the Contemplated Transactions.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

ARTICLE 4

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SERIES Bl

CALL RIGHT SELLERS.

Each Series Bl Call Right Seller party hereto severally, and not jointly, hereby represents and warrants to the Buyer, solely as to such Series Bl Call Right Seller, that:

4.1 Organization. Such Series Bl Call Right Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2 Power and Authorization. The execution, delivery and performance by such Series Bl Call Right Seller of this Agreement and an Assignment of Series Bl Call Rights pursuant to Section 2.1.4, and the consummation of the sale by such Series Bl Call Right Seller of its Series Bl Call Rights pursuant to this Agreement, are within the power and authority of such Series Bl Call Right Seller and have been duly authorized by all necessary corporate, limited liability company, limited partnership or similar entity action on the part of such Series Bl Call Right Seller. This Agreement (a) has been duly executed and delivered by such Series Bl Call Right Seller and (b) is a legal, valid and binding obligation of such Series Bl Call Right Seller, Enforceable against such Series Bl Call Right Seller in accordance with its terms.

4.3 Authorization of Governmental Authorities. Assuming that no filing is required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended with respect to the Contemplated Transactions, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Series Bl Call Right Seller of this Agreement or (b) the consummation of the sale by such Series Bl Call Right Seller of its Series Bl Call Rights pursuant to this Agreement.

4.4 Noncontravention. Except as would not materially delay or impair the Contemplated Transactions, neither the execution, delivery and performance by such Series Bl Call Right Seller of this Agreement nor the consummation of the sale by such Series Bl Call Right Seller of its Series Bl Call Rights pursuant to this Agreement will:

(a) violate any provision of any Legal Requirement applicable to such Series Bl Call Right Seller;

(b) result in a breach or violation of, or default under, any Contractual Obligation of such Series Bl Call Right Seller;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(d) result in a breach or violation of, or default under, such Series Bl Call Right Seller’s Organizational Documents.

4.5 Title. Such Series Bl Call Right Seller is the owner of the Series Bl Call Right listed on Exhibit D, free and clear of all Encumbrances except as are imposed by applicable securities laws. Such Series Bl Call Right Seller has full right, power and authority to transfer and deliver to Buyer good title to the Series Bl Call Right listed on Exhibit D, free and clear of all Encumbrances.

4.6 No Brokers. Such Series Bl Call Right Seller has no Liability of any kind to any investment banker, broker, consultant, finder, agent or other intermediary with respect to the Contemplated Transactions, in each case as a result of any action, agreement or commitment made or taken by such Series Bl Call Right Seller or any of its Affiliates (other than the Company) or Representatives and no Series Bl Call Right Seller has entered into an agreement or commitment, or taken any action, pursuant to which the Company has any Liability of any kind to any investment banker, broker, consultant, finder, agent or other intermediary with respect to the Contemplated Transactions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGERSUB.

Each of the Buyer and MergerSub represents and warrants to the Company and the Equityholders as of the date hereof that:

5.1 Organization. Each of the Buyer and MergerSub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2 Power and Authorization. The execution, delivery and performance by each of the Buyer and MergerSub of this Agreement and each Ancillary Agreement to which the Buyer and MergerSub is a party and the consummation of the Contemplated Transactions are within the corporate power and authority of each of the Buyer and MergerSub and have been duly authorized by all necessary action on the part of each of the Buyer and MergerSub. This Agreement and each Ancillary Agreement to which the Buyer and MergerSub is a party (a) has been duly executed and delivered by the Buyer and MergerSub and (b) is a legal, valid and binding obligation of each of the Buyer and MergerSub Enforceable against each of the Buyer and MergerSub in accordance with its terms.

5.3 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer and MergerSub of this Agreement and each Ancillary Agreement to which each of the Buyer and MergerSub is a party or (b) the consummation of the Contemplated Transactions by the Buyer and MergerSub.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

5.4 Noncontravention. Except as would not reasonably be expected to materially delay or prevent the consummation of the Contemplated Transactions, neither the execution, delivery and performance by the Buyer and MergerSub of this Agreement or any Ancillary Agreement to which the Buyer and MergerSub is a party nor the consummation of the Contemplated Transactions will:

(a) violate any provision of any Legal Requirement applicable to the Buyer or MergerSub;

(b) result in a breach or violation of, or default under, any Contractual Obligation of the Buyer or MergerSub;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d) result in a breach or violation of, or default under, the Buyer’s or MergerSub’s Organizational Documents.

5.5 Legal Compliance. Buyer and Subsidiaries are not in breach or violation of, or default under any material Legal Requirement, except for any such breaches, violations or defaults that would not reasonably be expected to be material to the Buyer and its Subsidiaries taken as a whole.

5.6 No Brokers. Except for Goldman, Sachs and Co., neither the Buyer nor MergerSub has any Liability of any kind to any investment banker, broker, consultant, finder, agent or other intermediary with respect to the Contemplated Transactions, in each case as a result of any action, agreement or commitment made or taken by Buyer or MergerSub or any of Buyer or MergerSub’s respective Affiliates or Representatives.

5.7 Operations of the MergerSub. MergerSub was formed solely for the purpose of engaging in the Contemplated Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement and the Ancillary Agreements.

5.8 Sufficient Funds. As of the date hereof, Buyer has funds in an aggregate amount sufficient to pay the Initial Consideration.

5.9 No Other Representations or Warranties. Except for the representations and warranties set forth in Articles III and IV, (as modified by the Disclosure Schedule), in the Ancillary Documents and in the Confidentiality Agreement, Buyer and MergerSub hereby acknowledge and agree that (a) none of the Company, the Equityholders or any of their respective Representatives, has made or is making any express or implied representation or warranty with respect to the Company or any Series Bl Call Right Seller, including with respect to any information made available to Buyer or any of its Subsidiaries or Representatives, and (b) other than the right of the Buyer Indemnified Persons to be indemnified pursuant to Article 8 and, subject to the exception for fraud in Section 8.1.2(c) on the terms and subject to the conditions in Section 8.1.2(c), none of the Company, the Equityholders or any of their respective

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Representatives, will have or be subject to any Liability or indemnification obligation to any Buyer Indemnified Person, resulting from the delivery to Buyer or MergerSub or any of their respective Representatives or the use by Buyer, MergerSub or any of their respective Representatives of any such information provided or made available to any of them by the Company or any of its Representatives, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer, MergerSub or any of their respective Representatives, in “data rooms,” or management presentations in anticipation or contemplation of the Contemplated Transactions.

ARTICLE 6

COVENANTS

6.1 Stockholder Consents. The Company will use its reasonable best efforts to cause the Stockholder Consent and the Stockholder Releases to be delivered to Buyer as promptly as practicable after the execution and delivery of this Agreement.

6.2 Exclusivity. From the execution and delivery of this Agreement until the Effective Time, unless earlier terminated under Article 7 hereof (the “Exclusivity Period”), the Company shall not, and shall not permit the Stockholders nor any of their Representatives to, directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests (other than the issuance of Company Common Stock upon the exercise of Company Options and warrants to acquire shares of Company Capital Stock) in the Company or any merger, recapitalization, share exchange, sale of substantial Assets or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, knowingly assist or participate in, or knowingly facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited) during the Exclusivity Period.

6.3 Publicity. Other than the issuance by Buyer and the Company of a press release in the form of Exhibit L, no public announcement or disclosure may be made by any Party with respect to the subject matter of this Agreement or the Contemplated Transactions, including the financial terms and conditions, without the prior written consent of the Buyer and the Stockholders’ Representatives; provided, however, that the provisions of this Section 6.3 will not prohibit (a) any disclosure required by any applicable Legal Requirement or listing standard of any exchange on which the disclosing Party’s securities are listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions; provided that, in each case (i) such disclosure or retention is required by such Legal Requirement or necessary to enforce such right or remedy based on the written advice of outside legal counsel and (ii) where possible, reasonable prior notice of and a reasonable opportunity to contest the disclosure is provided to the non-disclosing Party. Notwithstanding the foregoing, without prior consent of the Stockholders’ Representative, the

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Buyer (x) may communicate information that is not confidential to the other Party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Legal Requirements and (y) may disseminate material substantially similar to material included in any press release or other document previously approved for external distribution by the other Parties. In addition, notwithstanding the foregoing, each Equityholder (A) that is a venture capital fund may notify its current and prospective limited partners (or other investors) of this Agreement and the Contemplated Transactions so long as the description of this Agreement and the Contemplated Transactions substantially in the form of the language attached as Exhibit I (the “LP Notification”) and (B) shall not, during the period ending 30 days after the date of this Agreement, make any public disclosure with respect to the subject matter of this Agreement or the Contemplated Transactions, including the financial terms and conditions, without the prior written consent of Buyer, except that an Equityholder that is a venture capital fund may (1) provide the LP Notification to its limited partners, (2) post to such Equityholder’s website and provide to its limited partners the press release attached hereto as Exhibit L hereto, (3) in response to inquiries or questions from members of the media or other Persons with respect to such subject matter or the Contemplated Transactions, provide to such member of the media or other Person a written response in the form of Exhibit K hereto, (4) continue to maintain on such Equityholder’s website any content regarding the Company in existence on such Equityholder’s website on January 1, 2011, and (5) continue to use, display and distribute any printed materials that were printed on or prior to the day immediately preceding the date hereof, provided (a) such materials are used, displayed and distributed in the ordinary course of the Equityholder’s business, (b) in the case of (4) and (5) such content and materials do not mention or refer to the Contemplated Transactions or the Buyer and (c) any such content that, prior to the date hereof can only be accessed with a password shall remain password protected.

6.4 Carve Out Plan. Buyer shall pay, or cause the Surviving Corporation to pay, all amounts required to be paid pursuant to the Carve Out Plan. Except as required to comply with applicable Legal Requirements, Buyer shall not permit the Surviving Corporation to amend or terminate the Carve Out Plan without the prior written consent of the Stockholders’ Representatives, which consent shall not be unreasonably withheld or delayed.

6.5 Indemnification of Directors and Officers.

6.5.1 From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify, advance expenses and hold harmless each person who on or prior to the Effective Time was an officer or director of the Company in their capacities as such (the “Company Indemnified Parties”), with respect to any Losses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Claim”), to the extent such Claim arises from an act or omission taken by them in good faith in their capacity as a director or officer prior to the Effective Time but is asserted after the Effective Time in the same manner and to the same extent as provided in the Company Organizational Documents. Buyer will not, and will cause the Surviving Corporation not to, amend or modify the provisions in the Company Organization Documents in effect at the

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Effective Time, with respect to indemnification, exculpation or advancement of expenses in a manner that adversely affects the rights of the Company Indemnified Parties or terminate such provisions prior to the sixth anniversary hereof (the “Indemnification Period”); provided, however, that the foregoing notwithstanding, the Buyer shall be entitled, at its option, to amend or modify such provisions so long as Buyer provides the Company Indemnified Parties with contractual indemnification protections during the remainder of the Indemnification Period that are at least as protective as those set forth in the Company Organizational Documents in effect at the Effective Time.

6.5.2 Buyer shall use commercially reasonable efforts to cause the Surviving Corporation to purchase tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form reasonably acceptable to the Stockholders’ Representatives promptly following the Effective Time, at no expense to the beneficiaries, which shall provide the Company Indemnified Parties with coverage for six years following the Effective Time in an amount not less than the existing coverage and shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, provided that the cost of such Tail Insurance Coverage is included as a Transaction Expense; provided that, if the premium for such coverage would exceed $28,000, the Tail Insurance Coverage shall be reduced in a manner reasonably acceptable to the Stockholders’ Representatives such that such premium does not exceed $28,000. Neither Buyer nor the Surviving Corporation shall cancel the Tail Insurance Coverage without providing replacement insurance which shall provide the Company Indemnified Parties coverage for any remaining portion of the original six (6) year period in an amount not less than the coverage provided under the Tail Insurance Coverage and with other terms not less favorable than the terms in such Tail Insurance Coverage.

6.5.3 Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Company Indemnified Parties in connection with the successful enforcement of their rights provided in this Section 6.5.

6.5.4 The provisions of this Section 6.5 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

6.6 Employee Matters. Following the Effective Time, Buyer shall comply, and shall cause the Surviving Corporation to comply, with the Company’s obligations under each employment agreement with each Company employee and will give each employee of Buyer or the Surviving Corporation who shall have been an employee of the Company immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company for purposes of (a) vesting and eligibility for employer contributions under Buyer’s 401(k) plan and (b) determination of benefit levels under Buyer’s employee benefit plan or policy relating to vacation, in each case with respect to plans for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, to the extent that such service credit was granted under the Company Employee Plans, subject to offset for previously

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

accrued benefits and determined in a manner so as not to result in any duplication of benefits. In addition, Buyer shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out of pocket limits under its medical and dental plans, deductible and out of pocket expenses paid by Continuing Employees in the plan year in which the Effective Time occurs with respect to plans for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation. Notwithstanding anything herein to the contrary, Buyer and the Company acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of Buyer and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Buyer or the Company to amend, terminate or otherwise modify any Company Plan or other employee benefit plan, agreement or other arrangement following the Effective Time, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any Continuing Employee or any participant in any Company Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (y) to continued employment with the Company, Buyer or any of its Subsidiaries.

6.7 Hiring Restriction.

6.7.1 The parties acknowledge and agree that the retention of the services of the Named Executive is a critical factor on which the Buyer has based its decision to enter into this Agreement. In furtherance of the foregoing, if, during the period of eighteen months from and after the Closing Date, any Management Company, Venture Capital Fund, Commonly Controlled Affiliate or any of the Entities in which any Venture Capital Fund or any Commonly Controlled Affiliate holds an Equity Interest (each such entity, a “Portfolio Company”) (collectively, the “Restricted Parties”) hires the Named Executive (whether as employee, consultant, independent contractor or otherwise) (the “Hiring Restriction”), then the Buyer shall be entitled, as compensation, to withdraw from the Escrow Account (to the extent such funds are available or become available for release from the Escrow Account) the Applicable Percentage of the Liquidated Damages Amount. In any circumstance where Buyer is entitled to a payment from the Escrow Account pursuant to the immediately preceding sentence, Buyer and the Stockholders’ Representatives shall instruct the Escrow Agent to distribute to Buyer the amounts so provided to be distributed to Buyer. The Buyer acknowledges that (i) its sole right to collect the Applicable Percentage of the Liquidated Damages Amount shall be through a deduction from the Escrow Account, (ii) that the Escrow Account may not contain sufficient funds to pay the Buyer all or a portion of the Applicable Percentage of the Liquidated Damages Amount, and in this event the Buyer shall have no other right to collect the remainder of the Applicable Percentage of the Liquidated Damages Amount until such time (if ever) as additional funds are deposited into the Escrow Account pursuant to Section 8.1.3 of this Agreement, at which point Buyer shall be entitled to collect such remainder and (iii) under no circumstances shall the Buyer be permitted to collect the Applicable Percentage of the Liquidated Damages Amount through a claim directly against any Venture Capital Fund or any other Equityholder.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

6.7.2 The parties acknowledge and agree that in the event that a Restricted Party hires the Named Executive, actual damages would be difficult, if not impossible, to ascertain and the Applicable Percentage of the Liquidated Damages Amount represents the best estimate of such damages. The parties also acknowledge and agree that payment of the Applicable Percentage is intended as compensation and is not intended as and is not a penalty. If the Applicable Percentage of the Liquidated Damages Amount, as applicable, is not paid when due, interest shall accrue for the benefit of the Buyer on such unpaid amount at rate per annum equal to 2.00% plus the prime rate announced by Citibank, N.A., from time to time, effective from the date that payment was due, compounded monthly, to the date such amount is paid.

For purposes of this Section 6.7, “Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any presently exercisable option, warrant, purchase right, conversion right, exchange rights or other similar contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights). For the avoidance of doubt, a right to acquire capital stock pursuant to a contractual right that is contingent on the actions of the issuer of such capital stock or a third party (such as a preemptive right or a right of first refusal to acquire shares of capital stock in the event that the issuer issues shares of capital stock) shall not be considered for purposes of determining any Venture Capital Fund’s or Commonly Controlled Affiliate’s Equity Interests in such issuer.

6.8 Further Assurances. From and after the Closing Date, upon the request of either the Stockholders’ Representatives or the Buyer, each of the Parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions; provided that any reasonable out-of-pocket expenses incurred in connection with any such request shall be borne by the requesting Party.

ARTICLE 7

TERMINATION.

7.1 Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Effective Time:

(a) by mutual written consent of the Buyer and the Company; or

(b) by the Buyer, if the Stockholder Consent has not been delivered to the Buyer within one hour after the execution and delivery of this Agreement.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement - other than the provisions of Sections 6.3 (Publicity), this 7.2, 10.10 (Governing Law), 10.11 (Jurisdiction) and 10.13 (Waiver of Jury Trial) - will then be null

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other Party, except for Liabilities arising in respect of willful breaches under this Agreement by any Party on or prior to the Termination Date.

ARTICLE 8

INDEMNIFICATION.

8.1 Indemnification.

8.1.1 Indemnification. Subject to the limitations set forth in this Article 8, from and after the Closing, the Buyer and MergerSub and each of their Affiliates (including, following the Closing, the Surviving Corporation), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”) shall be held harmless and indemnified from, against and in respect of (x) an amount equal to the Applicable Percentage of any Liquidated Damages Amount payable to pursuant to Section 6.7 hereof in the event such amount become payable in accordance with the terms of Section 6.7 and (y) any and all Losses, whether or not involving a Third Party Claim incurred or suffered by the Buyer Indemnified Persons or any of them directly or indirectly as a result of, arising out of or relating to:

(a) any breach of, or inaccuracy in, any representation or warranty made by the Company or the Series Bl Call Right Sellers in this Agreement or in the Secretary’s Certificate (in each case, as such representation or warranty would read if all qualifications as to materiality, other than in the defined term “Material Adverse Effect,” were deleted therefrom);

(b) any breach or violation of, or failure to perform any covenant or agreement of the Company or any Series Bl Call Right Seller in or pursuant to this Agreement or any Ancillary Agreement to the extent required to be performed or complied with by the Company prior to the Closing, or any amount payable pursuant to Section 2.6.4;

(c) the failure by the Company to deliver the required notice of the Contemplated Transactions pursuant to the Lab/Office Lease Agreement dated June 4, 2009, between the Company and MA-Riverview/245 First Street, L.L.C.; or

(d) any Liability relating to the Carve Out Plan other than Liability resulting from failure to pay any amounts payable pursuant to the Carve Out Plan as set forth on the Allocation Schedule.

8.1.2 Monetary Limitations.

(a) Notwithstanding anything to the contrary in this Agreement (but subject to the exception for fraud in Section 8.1.2(c) on the terms and subject to the conditions in Section 8.1.2(c)), (i) a Buyer Indemnified Person shall not be indemnified pursuant to Section 8.1.1(a) (other than based on a breach or inaccuracy in the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(e) (Breach of Organizational Documents), 3.5.1, 3.5.2, 3.5.3 (Capitalization), 3.15 (Tax), 3.25 (No Brokers), 4.1

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(Organization), 4.2 (Power and Authorization), 4.4(d) (No Breach of Organizational Documents), 4.5 (Title) and 4.6 (No Brokers), with respect to which the limitations in this clause (i) of Section 8.1.2(a) shall not apply) until the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds, on a cumulative basis, the Threshold after which indemnification will be available for all Losses, not only the Losses that exceed the Threshold, (ii) a Buyer Indemnified Person shall not be indemnified pursuant to Section 8.1.1(a) (other than based on a breach or inaccuracy in the representations and warranties set forth in Sections 3.15 (Tax) and 4.4(d) (No Breach of Organizational Documents)), with respect to which the limitations in this clause (ii) of Section 8.1.2(a) shall not apply) for any Materiality Strip Losses until the aggregate amount of all Materiality Strip Losses incurred or suffered by the Buyer Indemnified Persons exceeds, on a cumulative basis, [*] (the “Materiality Strip Deductible”) (after which the Buyer Indemnified Person shall recover only Losses in excess of the Materiality Strip Deductible) and (iii) the aggregate amount of Losses for which the Buyer Indemnified Persons may be indemnified pursuant to this Article 8 shall not exceed the aggregate amounts [*]. For example, (A) if the Buyer Indemnified Persons incur [*] of Losses for which they are entitled to indemnification pursuant to Section 8.1.1(a), and [*] of such Losses are [*], then the Buyer Indemnified Persons would be entitled to indemnification pursuant to Section 8.1.1(a) for [*] and (B) if the Buyer Indemnified Persons then later incur an additional [*] of Losses for which they are entitled to indemnification pursuant to Section 8.1.1(a), and [*] of such Losses [*], then the Buyer Indemnified Persons would be entitled to indemnification pursuant to Section 8.1.1(a) for an additional [*].

(b) Subject to the exception for fraud in Section 8.1.2(c) on the terms and subject to the conditions in Section 8.1.2(c) (i) the rights of the Buyer Indemnified Persons under this Article 8 shall be the sole and exclusive remedy of the Buyer Indemnified Persons and their respective Affiliates with respect to claims under, or otherwise relating to the this Agreement and the Contemplated Transactions and (ii) the Escrow Account shall be the sole and exclusive means for the Buyer Indemnified Persons to collect any Losses for which they are entitled to indemnification under this Article 8. In the case of fraud, any Buyer Indemnified Person shall be entitled, at its option, to seek recourse against (without duplication) (i) the Escrow Account, (ii) the Equityholder or Equityholders, as applicable, in each case on the terms and subject to the conditions provided in Section 8.1.2(c), or (iii) both the Escrow Account and the Equityholder or Equityholders, as applicable, in each case on the terms and subject to the conditions provided in Section 8.1.2(c).

(c) The limitations set forth in Sections 8.1.2(a), 8.1.2(b) and 8.3 shall not apply (i) in the case of fraud committed by the Company, to any claim by a Buyer Indemnified Person with respect to such fraud made against the Equityholders on or prior to the Fraud Survival Date and (ii) in the case of fraud committed by one or more Equityholders, to any claim by a Buyer Indemnified Person with respect to such fraud made against such Equityholders (but not any other Equityholders) on or prior to the Fraud Survival Date; provided that, in the case of clause (i), the Liability of the Equityholders for such fraud shall be several and not joint; and provided further that, in the case of both clauses (i) and (ii), in no event shall any Equityholder be liable to the Buyer Indemnified Persons for an amount in excess of the aggregate Initial Consideration, Series Bl Call Purchase Price set forth on Exhibit D (if any), Contingent Consideration (if any) and payments pursuant to the Carve Out Plan (if any) actually paid to such Equityholder pursuant to this Agreement or the Carve Out Plan.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(d) None of Buyer or any of its Affiliates (including the Company) may set off against any payment required to be made by Buyer or any of its Affiliates (including the Company) to the Equityholders or to a Company Indemnified Party pursuant to this Agreement any amounts owed or claimed to be owed to Buyer or any of its Affiliates (including the Company) by any Equityholder or Company Indemnified Party (including, in either case, pursuant to this Article 8). For the avoidance of doubt, the limitations in this Section 8.1.2(d) shall not limit the express rights of the Buyer to deposit in the Escrow Account a portion of Milestone Payments pursuant to, and subject to the limitations set forth in, Section 8.1.3.

8.1.3 Additions to Escrow Account.

(a) In the event that (i) a Buyer Indemnified Person has made a good faith claim for indemnification pursuant to Article 8 prior to the [*] anniversary of the date hereof (such anniversary, the “Escrow Termination Date”), and such claim is not resolved by such date (such claim, an “Unresolved Claim”), or a Buyer Indemnified Person has made a good faith claim for indemnification pursuant to this Article 8 after the Escrow Termination Date (such claim, an “Additional Claim” and the amount of Losses claimed, the “Additional Claim Amount”), (ii) in the case of an Unresolved Claim, such indemnification claim or entitlement is for an amount that exceeds the amount then remaining in the Escrow Account (if any) (such excess amount, the “Unresolved Claim Amount”), and (iii) (x) Buyer thereafter becomes obligated to make a Milestone Payment pursuant to Section 2.12 on or prior to [*], Buyer may deposit in the Escrow Account a portion of such Milestone Payment equal to the lesser of (1) the total of all Unresolved Claim Amounts, Additional Claim Amounts and Excess Claim Shortfalls (as defined below) if any, (such amount, the “Excess Claim Amount”) at the time of such Milestone Payment or (2) [*] or (y) Buyer thereafter becomes obligated to make a Milestone Payment pursuant to Section 2.12 [*], Buyer may deposit in the Escrow Account a portion of such Milestone Payment equal to the lesser of (1) the Excess Claim Amount or (2) [*]. For the avoidance of doubt, (i) if, at any time, the Excess Claim Amount exceeds the Escrow Account Addition (as defined below) deposited to satisfy such amount (any such amount, a “Excess Claim Shortfall”), any such Excess Claim Shortfall will be included in the next Escrow Account Addition (subject to the limitations set forth in this Section 8.1.3(a)) and (ii), any entitlement to indemnification that may serve as the basis for the Buyer’s depositing into the Escrow Account any portion of a Milestone Payment pursuant to, and subject to the limitations set forth in, this Section 8.1.3 must be based on a claim for indemnification set forth in an Indemnification Certificate delivered on or prior to the applicable Survival Date, and the provisions of this Section 8.1.3 shall not extend any Survival Date.

(b) In any case where Buyer is entitled to deposit a portion of a Milestone payment in the Escrow Account pursuant to Section 8.1.3(a), Buyer shall, within five Business Days after the date on which the payment of Milestone Payment against which such right was exercised is then due, (i) deposit the amount by which such Milestone Payment was reduced pursuant to Section 8.1.3(a) (each such payment, an “Escrow Account Addition”) for the purpose

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

of securing the indemnification obligations set forth in Article 8 of this Agreement with respect only to the claim or, in the event there are not sufficient funds to satisfy all of the Unresolved Claims and Additional Claims, claims that were the basis for Buyer’s exercise of its rights in this Section 8.1.3 and (ii) deliver a written notice to the Stockholders’ Representatives stating that Buyer has exercised its right to deposit a portion of such Milestone Payment in the Escrow Account pursuant to this Section 8.1.3, the amount so deposited, a confirmation that such amount has been paid into the Escrow Account and an identification of the Indemnification Certificate that provides notice of the claim that is the basis of the Buyer’s having exercised its rights in this Section 8.1.3. In the event there is both an Unresolved Claim Amount and an Additional Claim Amount that could be satisfied by an Escrow Account Addition, the Escrow Account Addition shall first be applied to satisfy the Unresolved Claim Amount and second to the Additional Claim Amount.

8.2 Indemnification by the Buyer.

8.2.1 Indemnification. Subject to the limitations set forth in this Article 8, the Buyer will indemnify and hold harmless each Equityholder and such Equityholder’s respective Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Equityholder Indemnified Person”), from, against and in respect of any and all Losses, whether or not involving a Third Party Claim incurred or suffered by the Equityholder Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement; or

(b) any breach or violation of, or failure to perform any covenant or agreement of the Buyer (including under this Article 8) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement or any Ancillary Agreement.

8.3 Exclusive Remedy; Limitations. Except in the case of fraud, the rights of the Equityholder Indemnified Persons under this Article 8 shall be the sole and exclusive remedies of the Equityholder Indemnified Persons and each of their respective Affiliates with respect to claims under, or otherwise relating to this Agreement and the Contemplated Transactions. The aggregate amount of Losses for which the Equityholder Indemnified Persons may be indemnified hereunder shall not exceed the sum of [*] the aggregate amount of any [*] the aggregate amount of any [*]; provided, however, that the limitation described in this sentence shall not apply to any claims with respect to breaches of [*] or breaches of [*].

8.4 Survival; Time for Claims. No claims may be made or suits instituted seeking indemnification pursuant to Article 8 unless a written claim for indemnification is made in accordance with this Article 8 on or prior to the survival dates set forth below.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

8.4.1 Except as provided below, the representations and warranties of the Company, the Series Bl Call Right Sellers, Buyer and MergerSub shall survive until the [*] anniversary of the Closing Date (the “General Survival Date”).

8.4.2 The representations and warranties of the Company and the Series Bl Call Right Sellers set forth set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(e) (Breach of Organizational Documents), 3.5.1, 3.5.2, 3.5.3 (Capitalization), 3.15 (Tax), 3.25 (No Brokers), 4.1. (Organization), 4.2 (Power and Authorization), 4.4(d) (No Breach of Organizational Documents), 4.5 (Title) and 4.6 (No Brokers), shall survive until the [*] anniversary of the Closing Date (the “Extended Survival Date”).

8.4.3 The representations and warranties of the Company set forth in Section 3.13 (Intellectual Property) shall survive until the [*] anniversary of the Closing (such date, the “IP Survival Date”).

8.4.4 The right of a Buyer Indemnified Person or Equityholder Indemnified Person to make a claim for fraud committed by the Company, the Equityholders, Buyer or MergerSub (whether pursuant to this Article 8 or otherwise) shall survive until [*] of the Closing Date (the “Fraud Survival Date”).

8.4.5 All covenants and agreements of the Company, the Series Bl Call Right Sellers, the Buyer and MergerSub set forth in this Agreement shall survive the Closing and shall continue in effect in accordance with their terms and shall expire [*] (the “Covenant Survival Date” and, together with [*], the “Survival Date”).

8.5 Procedures for Indemnification.

8.5.1 Claims for Indemnification. In order to seek indemnification under this Article 8, the Buyer (on behalf of itself or any other Buyer Indemnified Person) or the Stockholders’ Representatives (on behalf of any Equityholder Indemnified Party) shall deliver an Indemnification Certificate to the Indemnifying Party prior to the Survival Date. For purposes hereof, “Indemnification Certificate” shall mean a certificate signed by any Indemnified Party: (i) stating that an Indemnified Party has incurred or suffered Losses and the amount of such Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred or suffered, and the basis for indemnification pursuant to this Article 8 (e.g. the nature of the misrepresentation, breach of warranty or covenant to which such item is related). If the Indemnified Party is a Buyer Indemnified Person, then the Buyer shall deliver a copy of such Indemnification Certificate to the Escrow Agent.

8.5.2 Objections to Claims against the Escrow Account. If the Stockholders’ Representatives do not object to the Buyer and the Escrow Agent or the Buyer does not object to the Stockholders’ Representatives, in each case, in writing within the thirty Business Day period after delivery by the Indemnified Party of any Indemnification Certificate, such failure to so object shall constitute an irrevocable acknowledgment by the Stockholders’ Representatives or

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

the Buyer, as applicable, that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Certificate. In the absence of a timely objection by the Stockholders’ Representatives, the Buyer and the Stockholders’ Representatives agree to provide the certificate required by Section 5(a) of the Escrow Agreement instructing the Escrow Agent to distribute the full amount of the Losses claimed in the Indemnification Certificate to the Buyer pursuant to the terms of the Escrow Agreement and the Escrow Agent shall release the amount of such Losses to the Buyer. Any notice of objection shall include a reasonably detailed description of the preliminary basis for objecting to the claim or claims set forth in the Indemnification Certificate In case the Indemnifying Party shall object in writing to any claim or claims made in any Indemnification Certificate to recover Losses within the thirty Business Day period set forth above, the Buyer and the Stockholders’ Representatives shall attempt to agree upon the rights of the respective parties with respect to each of such claims. If the Buyer and the Stockholders’ Representatives should so agree, a memorandum setting forth any agreement reached by them with respect to such claim shall be prepared and signed by both parties and, in the case of a claim in which the Indemnified Party is a Buyer Indemnified Person, such memorandum together with the certificate required by Section 5(a) of the Escrow Agreement shall be delivered to the Escrow Agent and any payments to the Buyer required thereby, if any, shall be made pursuant to the terms of the Escrow Agreement. If the Buyer and the Stockholders’ Representatives are not able to so agree within 20 calendar days following the delivery of the notice of objection, the Indemnifying Party and the Indemnified Party (including the Equityholder Indemnified Persons individually) shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.11. At the conclusion of such dispute, if Losses are payable to a Buyer Indemnified Party, the parties shall submit the documentation required by Section 5(a) of the Escrow Agreement to the Escrow Agent.

8.6 Third Party Claims.

8.6.1 Notice of Claim. If any third party asserts a claim against a Buyer Indemnified Person or Equityholder Indemnified Person with respect to any matter (a “Third Party Claim”) which is reasonably expected to give rise to an indemnification claim under this Article 8, then the Indemnified Party will promptly give written notice thereof to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 8, except to the extent such delay actually prejudices the Indemnifying Party. Such notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party claim and the amount of the Losses claimed.

8.6.2 Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.5.1. In addition, the Indemnifying Party will have the right to control the defense of the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnifying Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within thirty days after the Indemnified Party has received notice of the Third Party Claim that any Losses arising from, relating to, or caused

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

by the Third Party Claim shall be considered indemnifiable Losses (it being understood that any indemnification claim for such Losses shall nevertheless be subject to the limitations in Section 8.1.2, to the extent applicable), (b) Buyer, in its good faith judgment, determines that the amount in controversy and other Losses reasonably expected to result from the Third Party Claim [*]; (c) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying Party (which, where the Indemnifying Party is the Equityholders, shall mean the Equityholders) would reasonably be expected to have adequate financial resources to defend against the Third Party Claim, (d) the Third Party Claim involves only money damages and does not seek any injunction or other equitable relief against the Indemnified Party, (e) the Indemnified Party has not been advised by outside counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (f) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action, (g) the Third Party Claim does not involve the ownership, scope or validity of a Taligen Patent or other Intellectual Property material to the business at the time of such Third Party Claim, and (h) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the fees and expenses of a single separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim shall be considered Losses for purposes of this Article 8.

8.6.3 Limitations on Settlements. The Indemnifying Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full release of the Indemnified Parties (which, in the case where the Indemnified Parties are Equityholder Indemnified Persons, shall mean the Equityholder Indemnified Persons individually) who were parties to such Third Party Claim from all liabilities arising out of, relating to or in connection with, such Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the legal rights of any Person who is not a party to such judgment, compromise or settlement and no effect on any other claims that may be made against the Indemnified Party (which, in the case where the Indemnified Parties are Equityholder Indemnified Persons, shall mean the Equityholder Indemnified Persons individually). The Indemnified Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim, in each case other than an Excluded Settlement, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnified Party is a Buyer Indemnified Person, such Indemnified Person may consent to the entry of judgment or enter into compromises or settlements with respect to Third Party Claims without the prior written consent of the Indemnifying Party if the amount of such compromise or settlement [*] (it being understood that the Stockholders’ Representatives shall nevertheless have the right to contest whether the Buyer Indemnified Persons are entitled to indemnification pursuant to Section 8.1.1 for Losses incurred or suffered by Buyer Indemnified Persons in connection with such Excluded Settlement).

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

8.6.4 Indemnified Party’s Control. If the Indemnifying Party (i) does not assume the defense of a Third Party Claim in accordance with Section 8.6.2 within thirty (30) days after the Indemnified Party has given notice of such Third Party Claim, (ii) does not provide the evidence required by clause (c) of Section 8.6.2, (iii) is otherwise unable to assume the defense or (iv) at any time fails to conduct the defense of the Third Party Claim actively and diligently (after notice and a reasonable opportunity to cure such failure), the Indemnified Party may defend such Third Party Claim with counsel of its choice in each jurisdiction where there is a controversy (provided that the Indemnified Party may only seek indemnification pursuant to Section 8.1 hereof for the costs, fees, and expenses of one counsel for all Indemnified Parties unless an actual conflict exists which prevents one counsel from representing all Indemnified Parties). In such case (i) the Indemnified Party shall keep the Indemnifying Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the Indemnifying Party with respect thereto and (ii) except in the case of Third Party Claims described in clauses (e), (f) and (g) of Section 8.6.2, the Indemnifying Party may retain separate co-counsel at its sole cost and expense, participate in the defense of the Third Party Claim and, to the extent the Third Party Claim constitutes an Action, appear in such Action (it being understood that in any event, the Indemnified Party shall in the case make the ultimate decision with respect to all aspects of the defense of such Third Party Claim). The Indemnified Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim, in each case other than an Excluded Settlement, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

8.6.5 Consent to Jurisdiction Regarding Third Party Claim. The Buyer and each of the Stockholders, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 10.11 are incorporated herein by reference, mutatis mutandis.

8.7 No Circular Recovery. Each Equityholder hereby agrees that it will not make any claim for indemnification against the Buyer or the Company by reason of the fact that such Equityholder was a controlling person, director, employee or Representative of the Company or was serving as such for another Person at the request of the Buyer or the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Equityholder relating to this Agreement or any of the Contemplated Transactions or the facts and circumstances underlying such claim. With respect to any claim brought by a Buyer Indemnified Person against any Equityholder relating to this Agreement and any of the Contemplated Transactions, each Equityholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Equityholder (including by virtue of a payment out of the Escrow Account) pursuant to this Article 8.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

8.8 Punitive Damages; Insurance.

(a) In no event shall any Indemnifying Party be responsible or liable for any Losses under this Article 8 that are special, incidental or punitive or otherwise not actual damages, unless incurred or suffered in connection with a Third Party Claim.

(b) The amount of actual Losses recovered by a Indemnified Party under this Article 8 with respect to an Indemnity Claim shall be reduced by the amount of any insurance payment actually received by such Indemnified Party (or an Affiliate thereof) that is directly attributable to such claim; provided that, the decision to seek recovery under an insurance policy shall be in the sole discretion of the Indemnified Party and nothing in this Section 8.8(b) shall impose an obligation on the Indemnified Party to seek such recovery. If an Indemnified Party (or an Affiliate thereof) receives any insurance payment in connection with any claim for Losses for which it has already been indemnified, the Indemnifying Party shall be reimbursed by an amount equal to the lesser of (i) the amount previously received by the Indemnified Party under this Article 8 with respect to such claim or (ii) the amount of such insurance payment; provided that, if the Indemnity Claim was made by a Buyer Indemnified Person, (x) if the reimbursement is to be paid prior to the Escrow Termination Date , it shall be paid to the Escrow Account to be held in the Escrow Account, (y) if the reimbursement is to be paid after the Escrow Termination Date and at the time of such reimbursement the Excess Claim Amount exceeds the amount the held in the Escrow Account, then the amount of such excess (or, if such reimbursement is less than the amount of such excess, the amount of such reimbursement) shall be paid to the Escrow Agent to be held in the Escrow Account, and Buyer shall pay any remaining amount of such reimbursement to the Equityholders and (z) if the reimbursement is to be paid after the Escrow Termination Date and at the time of such reimbursement the aggregate amount of Losses covered by Unresolved Indemnification Certificates (as defined in the Escrow Agreement) does not exceed Excess Claim Amount, then Buyer shall pay the amount of such reimbursement to the Equityholders.

8.9 Treatment of Payments. Each Party agrees to treat all payments made by it to or for the benefit of another Party under indemnity provisions of this Agreement as adjustments to the Series Bl Call Purchase Price set forth on Exhibit D and the merger consideration paid in connection with the Merger or, as applicable, as capital contributions for Tax purposes, and such treatment shall govern for purposes hereof except to the extent that the Legal Requirements of a particular jurisdiction provide otherwise.

8.10 References. For purposes of this Article 8, (i) if the Equityholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Stockholders’ Representatives and (ii) if the Equityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments, the amount of Losses suffered by Indemnified Parties or the amount of any insurance payments received by Indemnified Parties) shall be deemed to refer to the Stockholders’ Representatives.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

8.11 Excluded Termination Claims. Notwithstanding anything to the contrary herein, no Buyer Indemnified Person may seek indemnification from an Indemnifying Party for any Losses resulting directly from a Third Party Claim by an employee who was an employee of the Company prior to the Effective Date that any termination of such employee after the Effective Date was illegal. For the avoidance of doubt, the excluded claims described in this Section 8.11 will be limited to claims that a termination of employment was illegal and events not directly related to the termination will not be excluded pursuant to this Section 8.11 and will be subject to indemnification pursuant to this Article 8.

ARTICLE 9

TAX MATTERS

9.1 Returns. All Tax Returns of the Company due after the Closing Date for taxable periods that end prior to or that include the Closing Date (“Company Returns”) shall be prepared, and each item thereon treated, in a manner consistent with past practices and treatment insofar as related to the Company unless the Buyer determines that there is no reasonable basis for such position, and shall be true, correct and complete in all material respects. No later than thirty days prior to the due date for filing a Company Return, the Buyer shall cause the Company to provide the Stockholders’ Representatives with a copy of such Tax Return. The Stockholders’ Representatives shall be entitled to comment on any item in such Company Return to the extent it relates to any Tax period that began on or before the Closing Date and such items are attributable to the portion of the Tax period that ended on or before the Closing Date (“Pre-Closing Tax Period”). The Company shall accept such comments by the Stockholders’ Representatives; provided, however, the Company shall not be obligated to accept any comments if the Buyer reasonably determines that (i) the position advocated by the Stockholders’ Representatives will adversely impact any taxable period (or portion thereof) beginning after the Closing or (ii) the position advocated by the Stockholders’ Representatives more likely than not is not correct. The Company shall make such changes to the Company Return as the Stockholders and Buyer may reasonably request.

9.2 Straddle Period. In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any withholding Taxes and any Taxes of the Company based upon or measured by net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which either Company holds a beneficial interest will be deemed to terminate at such time). The amount of Taxes, other than withholding Taxes and Taxes of the Company based upon or measured by net income or gain for a Straddle Period, which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

9.3 Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving the Company will be terminated prior to the Closing Date and, after the Closing, the Company will not be bound thereby or have any Liability thereunder.

9.4 Certain Taxes and Fees. All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be paid by the Buyer when due and the Buyer shall be entitled to withdraw from the Escrow Account 50% of such costs (to the extent such funds are available in the Escrow Account). The Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements, the Equityholders will (and will cause their Affiliates to) join in the execution of any such Tax Returns and other documentation. The Buyer shall be entitled to withdraw from the Escrow Account 50% of any expenses incurred by the Buyer in connection with such filings (to the extent such funds are available in the Escrow Account).

9.5 Cooperation on Tax Matters. The Buyer, the Company and the Stockholders will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax matters relating to the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax matter. The Buyer shall cause the Company (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the Stockholders’ Representatives reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholders’ Representatives so request, the Company shall allow the Stockholders’ Representatives to take possession of such books and records. The Stockholders further agree, upon request, to provide the Buyer with all information that the Buyer determines to be required to report pursuant to Code Section 6043A to the extent the Buyer does not otherwise have access to such information.

9.6 Tax Disclosure. The Buyer, the Equityholders, the Company, and their respective representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that relating to such tax treatment and tax structure, all as contemplated by Treasury Regulations Section 1.601 l-4(b)(3)(iii).

ARTICLE 10

MISCELLANEOUS

10.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission);

(c) by electronic mail with confirmatory copies delivered promptly thereafter by hand or overnight delivery by a nationally recognized courier service (in which case it will be effective upon the later of confirmed receipt of such electronic mail message or the Business Day after being deposited with such courier service); or

(d) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company, to the Company at:

Taligen Therapeutics, Inc. 245 First Street, Suite 1100 Cambridge, Massachusetts 02142

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: David Redlick and Graham Robinson Facsimile: (617) 526-5000
E-mail:	david.redlick@wilmerhale.com and graham.robinson@wilmerhale.com

If to the Buyer, to it at:

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, CT 06410

Attn: Senior Vice President, Chief Legal Officer

Facsimile: (203) 271-8199

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attn: Patrick O’Brien

Facsimile: (617) 951-7050

E-mail: patrick.obrien@ropesgray.com

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

If to the Stockholders’ Representatives, to:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: David Redlick and Graham Robinson Facsimile: (617) 526-5000
E-mail:	david.redlick@wilmerhale.com and graham.robinson@wilmerhale.com

If to any Series Bl Call Right Seller, to the address set forth next to such Series Bl Call Right Seller’s name on Exhibit D, with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: David Redlick and Graham Robinson Facsimile: (617) 526-5000
E-mail:	david.redlick@wilmerhale.com and graham.robinson@wilmerhale.com

Each of the Parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 10.1 to each of the other Parties hereto.

10.2 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. Other than Permitted Transfers of the right to receive Milestone Payments, no Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Company; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder; provided that in each case, Buyer shall remain primarily liable for all of its obligations and Liabilities hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder, except with respect to Section 6.5 (with respect to which the Company Indemnified Parties shall be third party beneficiaries). Notwithstanding the foregoing, (i) the Stockholders’ Representatives shall be entitled, on behalf of the Equityholders, to enforce this Agreement pursuant to Section 10.12, and (ii) nothing in the immediately preceding sentence shall limit the right of the Equityholder Indemnified Persons to be indemnified and held harmless pursuant to Section 8.2.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

10.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Stockholders’ Representatives or in the case of a waiver, by the Party (in the case of the Equityholders, the Stockholders’ Representative) against whom the waiver is to be effective. No waiver by any Party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

10.4 Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto.

10.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

10.7 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

10.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

10.9 Disclosure Schedules. The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. Certain sections of the Disclosure Schedule contain disclosures which include more information than is required by the sections of the Agreement to which such sections relate and such additional disclosure shall not be deemed to mean that such information is required by such related sections of the Agreement (for example, the fact that a section of the Agreement calls for a listing of material agreements does not necessarily mean that such agreement listed on the related section of the Disclosure Schedule is material). Headings have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections of the Disclosure Schedule as set forth in this Agreement. Any matter disclosed in any section of the Disclosure Schedule shall be deemed to be included in all sections of the Disclosure Schedule to which such matter reasonably relates, but only to the extent such relationship is reasonably apparent on the face of such disclosure.

10.10 Governing Law. This Agreement, the rights of the Parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of The State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.11 Jurisdiction; Venue; Service of Process.

10.11.1 Jurisdiction. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

10.11.2 Venue. Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party shall bring Actions only in the city of Wilmington, Delaware. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

10.11.3 Service of Process. Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) of this Section 10.11.3 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) of this Section 10.11.3 does not constitute good and valid service of process.

10.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

10.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE BUYER:	ALEXION PHARMACEUTICALS, INC.

	By:	/s/ Leonard Bell
Name: Leonard Bell
Title: Chief Executive Officer

MERGER SUB:	TPCA CORPORATION

	By:	/s/ Michael V. Greco
Name: Michael V. Greco
Title: Officer

THE COMPANY:	TALIGEN THERAPEUTICS, INC.

	By:	/s/ Abbie Celniker
Name: Abbie Celniker
Title: CEO

STOCKHOLDERS’ REPRESENTATIVES:
(only for the limited purposes described herein)	By:	/s/ Nickolas G. Galakatos
Name: Nickolas G. Galakatos

	By:	/s/ Edward Hurwitz
Name: Edward Hurwitz

	By:	/s/ Timothy C. Mills
Name: Timothy C. Mills

THE SERIES B1 CALL RIGHT SELLERS:

ALTA PARTNERS VIII, L.P.		BOWANA FOUNDATION
By:	Alta Partners Management VIII, LLC, its General Partner
		By:	/s/ Scott Beck
Name: Scott Beck
By:	/s/ Hilary Strain		Title:
Name: Hilary Strain Title: Chief Financial Officer

CLARUS LIFESCIENCES I, L.P.		COLORADO FUND I, L.P.
By:	Clarus Management I, L.P., its General Partner	By:	High Country Venture, LLC, its General Partner
By:	Clarus Ventures I, LLC, its General Partner
		By:	/s/ Mark Lupa
By:	/s/ Nickolas G. Galakatos		Name: Mark Lupa Title: Managing Member
Name: Nickolas G. Galakatos Title: Managing Director

GC&H INVESTMENTS, LLC		SANDERLING VENTURES MANAGEMENT VI

By:	/s/ Mark A. Royer	By:	/s/ Timothy C. Mills
	Name: Mark A. Royer Title: Chief Financial Officer		Name: Timothy C. Mills Title: Owner

SANDERLING VENTURE PARTNERS VI, L.P.		SANDERLING VI BETEILIGUNGS GMBH CO. KG
By:	Middleton, McNeil & Mills Associates VI, LLC	By:	Middleton, McNeil & Mills Associates VI, LLC

By:	/s/ Timothy C. Mills
	Name: Timothy C. Mills	By:	/s/ Timothy C. Mills
	Title: Managing Director		Name: Timothy C. Mills
Title: Managing Director

SANDERLING VI LIMITED PARTNERSHIP		TANGO X, LLC
By:	Middleton, McNeil & Mills Associates VI, LLC

		By:	/s/ Scott Beck
Name: Scott Beck
By:	/s/ Timothy C. Mills		Title:
Name: Timothy C. Mills
Title: Managing Director

Exhibit A

STOCKHOLDER CONSENT, AGREEMENT AND RELEASE

THIS CONSENT, AGREEMENT AND RELEASE (this “Agreement and Release”), is made as of January , 2011, between Taligen Therapeutics, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (the “Stockholder Party”).

WHEREAS, on or about the date hereof (x) the Company is entering into an agreement and plan of Merger with Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”), TPCA Corporation (the “MergerSub”), a Delaware corporation and a wholly-owned subsidiary of the Buyer, the Series B1 Call Right Seller (as defined therein) and only for certain limited purposes described therein, Nick Galakatos, Ed Hurwitz and Timothy Mills, as Stockholders’ Representatives (the “Stockholders’ Representatives”), in the form attached hereto as Exhibit A (the “Merger Agreement”), (y) the Company is approving a plan pursuant to which all of the Company Options will be terminated and payments will be made to certain plan participants (the “Carve Out Plan”) and (z) the Company is entering into certain other agreements and executing certain other documents related to the transactions contemplated by the Merger Agreement and Carve Out Plan.

WHEREAS, the Stockholder Party will be the beneficiary of cash proceeds in the Merger, in consideration of its shares of Company Common Stock, Preferred Stock, Company Warrants, Company Options and/or the assignment of Series B1 Call Rights (collectively, Company Common Stock, Preferred Stock, Company Warrants and Series B1 Call Rights, the “Equity Rights”) to Buyer pursuant to the Merger Agreement;

WHEREAS, the Merger Agreement provides that at Closing [*] to be paid to the Equityholders will be placed into escrow in order to provide security for certain post-closing claims and adjustments to the Company’s existing cash balances on the Closing Date and to pay certain expenses of the Buyer and the Stockholders’ Representatives ([*], together with any additional funds deposited after the Closing, the “Escrow Fund”). In the event Milestone Payments are paid under the Merger Agreement, a portion of those payments may be payable into the Escrow Fund for satisfaction of these claims and expenses. The consideration placed in the Escrow Fund will be held for [*] and then, to the extent it has not been used to pay for adjustments, claims or expenses, and subject to holdback for the amount at issue in any pending claims, will be released to the Company’s Equityholders (including a Stockholder Party). In most circumstances, the Liability of a Stockholder Party will be limited to the amount in the Escrow Fund, however there are certain circumstances described in Section 8 of the Merger Agreement in which a Stockholder Party could be required to return the full amount of the Merger Consideration paid to such Stockholder Party.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

WHEREAS, Section 2.13 of the Merger Agreement provides for the appointment of Nick Galakatos, Ed Hurwitz and Timothy Mills as Stockholders’ Representatives in connection with the Merger Agreement, the escrow agreement entered into in connection thereto and any litigation or arbitration arising from the Merger Agreement or the transactions contemplated thereby (including, without limitation, for purposes of the indemnity). Pursuant to these provisions, the Stockholders’ Representatives have the authority to act on the Company Stockholders’ behalf with respect to matters relating to the Merger Agreement and the escrow agreement. The Merger Agreement also provides that at Closing [*] of the Initial Consideration to be paid to the Company’s Equityholders (including a Stockholder Party) will be distributed to the Stockholders’ Representatives to be maintained in a segregated account to pay certain expenses of the Stockholders’ Representatives. In the event the actual expenses exceed [*], the Stockholders’ Representatives may seek additional reimbursement from the Escrow Fund. Any funds not used by the Stockholders’ Representatives will be returned to the Company Equityholders;

WHEREAS, the Merger Agreement limits the rights of the Company Equityholders to discuss the terms of the transactions, including the financial terms and conditions of the Merger;

WHEREAS, pursuant to applicable Legal Requirements and the Company’s Organizational Documents, you have certain rights to notice of the merger and certain dissenters’ or appraisal rights including, without limitation, the rights pursuant to Section 262 of the Delaware General Corporation Law;

WHEREAS, the Stockholder Party is not a party to the Merger Agreement but will receive benefits and consideration pursuant thereto and will have obligations resulting therefrom. As such, in connection with the Merger, Buyer has required that the Equityholders consent to the Merger Agreement, acknowledge their obligations thereunder and release certain claims against the Company;

WHEREAS, by virtue of the foregoing, the Company and the Stockholder Party acknowledge and agree that the execution and delivery of this Agreement and Release has been a material inducement to the Buyer to consummate the transactions contemplated by the Merger Agreement and that the Buyer will rely upon this Agreement and Release in consummating such transactions.

NOW, THEREFORE, in consideration of these premises and the covenants set forth below and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby enter into this Agreement and Release, the terms of which are as follows:

1) Definitions. Words that are capitalized but not defined herein shall have the meaning set forth in the Merger Agreement.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

2) Title. The Stockholder Party represents and warrants to the Company that it is the legal and beneficial owner of all Equity Interests set forth next to such parties name on Schedule 2.5.3 to the Merger Agreement (the “Stockholder’s Equity Interests”) and owns such Equity Interests free and clear of all Encumbrances.

3) Stockholders’ Representatives. Pursuant to the terms of Section 2.13 of the Merger Agreement, the Stockholder Party hereby appoints Nick Galakatos, Ed Hurwitz and Timothy Mills as Stockholders’ Representatives, authorized to act on behalf of such Stockholder Party, in each case as contemplated by, and provided in, the Merger Agreement. The Stockholder Party hereby acknowledges and agrees that such Stockholder Party agrees to and will comply with and be bound by the terms of Section 2.13 of the Merger Agreement.

4) Indemnity. The Stockholder Party hereby agrees to indemnify and hold harmless Buyer and the Buyer Indemnified Parties in accordance with Section 8 of the Merger Agreement. The Stockholder Party acknowledges and agrees that such Stockholder Party agrees to and will comply with and be bound by the terms of Section 8 of the Merger Agreement.

5) Publicity. The Stockholder Party hereby acknowledges and agrees that such Stockholder Party agrees to and will comply with and be bound by the terms of Section 6.3 of the Merger Agreement. In furtherance and not in limitation of the preceding sentence, the Stockholder Party agrees that it will not make any public announcement or disclosure of the subject matter of the Merger Agreement, the Carve Out Plan or the related agreements or the transactions contemplated by such agreements unless such disclosure is specifically allowed by Section 6.3 of the Merger Agreement.

6) Release.

a)

Stockholder Release. Upon the Closing (the “Effective Date”), the Stockholder Party on its own behalf and on behalf of the Stockholder Party’s past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, affiliated funds (in the case of a venture capital fund), successors and assigns (collectively, the “Releasing Parties”), hereby knowingly and voluntarily and absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES the Company and its subsidiaries and each of their respective officers, directors, employees, consultants, members, managers, agents and representatives (the “Company Released Parties”) and, solely with respect to the Claims in clause (ii), (iii), (v) and (vi) below, the

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Company’s, successors, assigns and shareholders and each of their agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries and representatives (the “Buyer Released Parties” and, together with the Company Released Parties, the “Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law, at equity or otherwise, whether direct, derivative or otherwise, both past and present and whether known or unknown, both at law and in equity, suspected, or claimed (each, individually a “claims” and collectively the “claims”), in each case relating to any action taken, or omitted to be taken, event occurring or circumstance existing at or prior to the Effective Time (collectively with the claims described in clauses (i) through (v) below, but subject to the immediately following proviso, the “Claims”), including, without limitation, any claim that any Releasing Party may have, has ever had, or may hereafter acquire, or now has in connection with or related to (i) any and all corporate actions or activities undertaken by the Released Parties on or prior to the date hereof, (ii) the ownership of any Equity Interests or any other securities in the Company, including any options to acquire any Equity Interests of any other securities in the Company, (iii) the preparation, negotiation, execution or consummation of the Merger Agreement, any related documents or any of the Disclosure Schedules and exhibits thereto or in connection with any of the transactions contemplated thereby (including, but not limited to, any and all of the foregoing arising out of or relating to any claim for entitlement to receipt of amounts more than the consideration set forth in the Merger Agreement), (iv) any and all claims arising out of or relating to any contract, agreement or other arrangement (whether oral or written) entered into or established prior to the date of this Agreement and Release; (v) any and all claims arising out of or relating to actions taken by, or omitted to be taken by, the Company, the board of directors of the Company or the shareholders of the Company, in each case on or prior to the date hereof; (vi) any and all claims against a Buyer Released Party that could have been brought against a Company Released Party in the absence of clause (iv) hereof; provided, however, that no release is given hereunder in respect of (A) any obligations required to be performed, or any amounts required to be paid, by any Released Party under the terms of the Merger Agreement, Company Warrants or Carve Out Plan, (B) in the case of an employee or consultant of the Company, accrued salary, benefits, bonuses, vacation pay and expense reimbursement in the ordinary course of business or (C) any matter for which the Released Parties may be entitled to a claim for defense and/or indemnification in their capacity as officers or directors of the Company pursuant to the constitutive documents of the Company.

b)	No Additional Facts. The Stockholder Party on behalf of itself and the Releasing Parties hereby expressly waives any rights the Stockholder Party and the

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Releasing Parties may have under applicable law to preserve claims which the Releasing Parties do not know or suspect to exist in such Releasing Party or Releasing Parties’ favor at the time the Stockholder Party executes the release provided in Section 6. The Stockholder Party understands and acknowledges that the Releasing Parties may discover facts different from, or in addition to, those which the Releasing Parties know or believe to be true with respect to the claims released herein, and agrees that the release provided in Section 6 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If the Stockholder Party or any other Releasing Party discovers that any fact relied upon in entering into the release provided in Section 6 was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, the Releasing Party shall not be entitled to any relief as a result thereof, and the Stockholder Party on behalf of itself and the other Releasing Parties surrenders any rights the Releasing Parties might have to rescind the release provided in Section 6 on any ground. Such release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

c)	No Suits or Actions. The Stockholder Party hereby irrevocably covenants on behalf of itself and the Releasing Parties that the Releasing Parties will refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any Released Claim. If the Stockholder Party (or any Releasing Party) brings any claim, suit, action or manner of action against the Released Parties (or any of them) in administrative proceedings, in arbitration or admiralty, at law, in equity, or mixed, with respect to any Released Claim, then the Stockholder Party shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including without limitation reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them) as a result thereof.

d)

In signing this Agreement and Release, the Stockholder Party acknowledges and intends that it shall be effective as a bar to each and every one of the Claims herein above mentioned or implied. The Stockholder Party expressly consents that this Agreement and Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims herein above mentioned or implied. The Company and the Stockholder Party acknowledge and agree that this release and waiver is an essential and material term of this Agreement and Release and that without such waiver the Buyer and the Company would not have agreed to consummate the transactions

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

contemplated by the Merger Agreement. The Stockholder Party further agrees that in the event it (or any Releasing Party) should assert any Claim seeking damages against any of the Released Parties, this Agreement and Release shall serve as a complete defense to any such Claim. The Stockholder Party further agrees that there does not exist any Claim of the type described in or implied by Section 6 hereof and it is not aware of any pending or threatened Claims of the type described in or implied by Section 6.

e)	Each of the Company and the Stockholder Party agrees that neither this Agreement and Release, nor the furnishing of the consideration for this Agreement and Release, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

7)	Consent and Waiver. The Stockholder Party, hereby specifically and voluntarily consents to the Merger and the transactions contemplated by the Merger Agreement and the Carve Out Plan, including the consideration set forth therein and waives and relinquishes any and all rights to object to the Merger including, without limitation, pursuant to Section 262 of the Delaware General Corporation Law and pursuant to any other applicable Legal Requirements and waives any defects in notice regarding any such rights.

By delivery of this Agreement and Release, the Stockholder Party hereby irrevocably (i) forever waives and agrees not to assert any dissenter’s rights, appraisal rights, or any similar rights under Delaware law, (ii) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to the Equity Rights owned by the undersigned and (iii) acknowledges that upon receipt of the payments to which it is entitled pursuant to the Merger Agreement and, if applicable, the Carve Out Plan, the undersigned have received full payment to which the undersigned is entitled with respect to all Equity Rights owned by the undersigned.

The Stockholder Party hereby knowingly and voluntarily waives any notice requirements required to be provided by the Company in connection with this Agreement and Consent, the Merger Agreement, the Carve Out Plan and the transactions contemplated thereby including but not limited to any notices required by applicable Legal Requirements and any notices required by the Company’s

8)	Representations and Warranties.

a)	Each of the Company and the Stockholder Party represents and warrants that: (x) it is empowered and fully authorized to execute and deliver this Agreement and Release in the case of the Stockholder Party on behalf of itself and the Releasing Parties and (y) it has had adequate opportunity to consult legal counsel of its choice regarding this Agreement and Release.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

b)	The Stockholder Party represents and warrants that (x) it has executed and delivered this Agreement and Release pursuant to its own free will and with the intention that this Agreement and Release be a general release to the full extent provided herein, (y) it has made no assignment or transfer of any of the Claims herein above mentioned or implied and (z) there are no liens, or claims of lien, or assignments of law or equity or other Encumbrances of or against any of the Claims or causes of action released by it.

c)	The undersigned Stockholder Party acknowledges that such Stockholder Party has received a copy of the Merger Agreement, including all exhibits and schedules thereto, and has had an opportunity to review such documents and agreements.

9)	Successors and Assigns. This Agreement and Release is intended to, and shall, bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party and each of its predecessors, successors and assigns, all of whom shall be considered third party beneficiaries hereunder.

10)	Confidentiality. Each of the Company and the Stockholder Party agrees that this Agreement and Release is confidential and will not disclose any information regarding the terms of this Agreement and Release, except to any tax or legal counsel (each an “Advisor”) that the Company or such Stockholder Party has consulted regarding the meaning or effect hereof or as required by law, and each of the Company and the Stockholder Party will instruct its Advisors not to disclose the same to anyone.

11)	Interpretation. Whenever possible, each provision of this Agreement and Release shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement and Release is held to be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement and Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The remedies provided herein are cumulative and not exclusive of any remedies provided by applicable Legal Requirements.

12)	Governing Law. This Agreement and Release and all disputes or controversies arising out of or relating to this Agreement and Release or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

13)	Counterparts. This Agreement and Release may be executed in any number of counterparts (any of which may be delivered by facsimile or other electronic transmission), and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument.

14)	Amendment and Waiver. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company and the Stockholder Party. No provision shall be amended or waived pursuant to this provision without the prior written consent of Buyer.

15)	Effectiveness; Third Party Beneficiaries. Buyer is an express third-party beneficiary of this contract, with full rights to take all action on behalf of itself or the Company necessary to enforce this contract.

16)	Termination. This Agreement and Release will terminate without prejudice with respect to the foregoing provisions if the Merger does not occur, and in such event, none of the provisions hereof shall have any force or effect.

[Signature Page Follows]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have caused this Agreement and Release to be executed as of the date first written above.

The Company:	Taligen Therapeutics, Inc.

By:
Name:
Title:

The Stockholder Party:

If you are an individual, please sign the following:

By:
Name (please print):

If you are an entity, please sign the following, or use the alternative entity signature provision below:

By:
Name:
Title:

Alternative Entity Signature – If you are an entity and wish to provide your own proper signature block, please date below and insert a proper signature block, duly executed by you:

Insert Signature Block Below

[SIGNATURE PAGE TO AGREEMENT AND RELEASE]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit B

TALIGEN THERAPEUTICS, INC.

Written Consent of Stockholders

in Lieu of a Meeting

The undersigned holders of capital stock of Taligen Therapeutics, Inc., a Delaware corporation (the “Company”), acting in accordance with Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and the certificate of incorporation and the by laws of the Company (collectively, the “Organizational Documents”), hereby consent and agree to the following:

WHEREAS, the Board of Directors of the Company has deemed it advisable, fair and in the best interests of the Company and its stockholders to have the Company enter into the Agreement and Plan of Merger by and among the Company, Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”), TPCA Corporation (the “MergerSub”), a Delaware corporation and a wholly-owned subsidiary of the Buyer, each Series B1 Call Right Seller (as defined therein) and only for the limited purpose described therein, Nick Galakatos, Ed Hurwitz and Timothy Mills, as Stockholders’ Representatives (the “Stockholders’ Representatives”), in the form attached hereto as Exhibit A (the “Merger Agreement”), and recommended that the stockholders of the Company adopt the Merger Agreement. Capitalized terms used herein and not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, the Company’s Organizational Documents require that stockholders of the Company who collectively hold at least a majority of the preferred stock of the Company and at least a majority of the outstanding shares of capital stock of the Company approve the Merger and the DGCL requires that stockholders of the Company who collectively hold at least a majority of the outstanding shares of capital stock of the Company approve the Merger.

NOW, THEREFORE, BE IT:

RESOLVED:	That each of the undersigned stockholders of the Company hereby adopts and approves the Merger Agreement, approves the consummation of the Contemplated Transactions and in connection thereto, consents to the taking by the Company of all actions necessary to give effect to the foregoing actions;

FURTHER
RESOLVED:	That each of the undersigned stockholders of the Company agrees to be bound by the escrow and indemnification obligations set forth in Article 8 of the Merger Agreement;

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

FURTHER
RESOLVED:	That each of the undersigned stockholders of the Company hereby agrees to and approves in all respects the provisions of Section 2.13 of the Merger

Agreement and hereby appoints Ed Hurwitz and Timothy Mills as the Stockholders’ Representatives and agents and attorneys-in-fact for and on behalf of the Equityholders;

FURTHER
RESOLVED:	That the Escrow Agreement, substantially in the form attached hereto as Exhibit B is hereby adopted and approved;

FURTHER
RESOLVED:	That the Company’s 2011 Employee Carve Out Plan, substantially in the form attached hereto as Exhibit C, is hereby adopted and approved;

FURTHER
RESOLVED:	That any and all acts, transactions, agreements or certificates previously signed on behalf of the officers of the Company in furtherance of the foregoing be, and they hereby are, in all respects approved and ratified as the true acts and deeds of the Company with the same force and effect as if such act, transaction, agreement or certificate had been specifically authorized in advance by resolution of the Company’s stockholders, and that the proper officer of the Company did execute the same;

FURTHER
RESOLVED:	That each of the undersigned stockholders of the Company hereby waives any notice requirement of a meeting and the holding of any meeting of the stockholders of the Company to act on the foregoing resolutions; and

FURTHER
RESOLVED:	That this action by written consent of the stockholders is irrevocable.

[Remainder of Page Intentionally Left Blank]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent of Stockholders, as of the last date marked below, with respect to all shares of capital stock of the Company held by the undersigned.

If you are an individual, please sign the following:

Date:	By:

Name (please print):

If you are an entity, please sign the following, or use the alternative entity signature provision below:

Date:	By:
Name: Title:

Alternative Entity Signature – If you are an entity and wish to provide your own proper signature block, please date below and insert a proper signature block, duly executed by you:

Date:	Insert Signature Block Below

[Signature Page to Written Consent of Stockholders]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT A

Merger Agreement

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

Escrow Agreement

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT C

2011 Employee Carve Out Plan

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALEXION CAMBRIDGE CORPORATION

1. Name. The name of this corporation is Alexion Cambridge Corporation.

2. Registered Office. The registered office of this corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Stock. The total number of shares of stock that this corporation shall have authority to issue is 100 shares of Common Stock, $0.01 par value per share. Each share of Common Stock shall be entitled to one vote.

6. Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

7. Election of Directors. The election of directors need not be by written ballot unless the by-laws shall so require.

8. Authority of Directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

9. Liability of Directors. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

10. Indemnification. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permitted by law. To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law provisions, agreement, vote of disinterested directors or stockholders or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable provisions of the Delaware General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders and others and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 10 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

11. Records. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

12. Meeting of Stockholders of Certain Classes. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting and may not be taken by written consent.

[The remainder of this page is intentionally blank]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit D

Each of the Series B1 Call Rights Sellers listed in the table below is the owner of a Series B1 Call Right. The table below sets forth the name and address of each Series B1 Call Rights Seller and the Series B1 Call Purchase Price for such Series B1 Call Rights Seller’s Series B1 Call Right

Series B1 Call Rights Seller (and Address)	Series B1 Call Purchase Price
Alta Partners VIII, L.P. [*] [*] [*] [*] [*] [*]	[*]

Bowana Foundation [*] [*] [*] [*]	[*]

Clarus Lifesciences I, LP [*] [*] [*] [*] [*] [*] [*]	[*]

Colorado Fund I, L.P. [*] [*] [*] [*] [*]	[*]

GC&H Investments, LLC [*] [*] [*] [*]	[*]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Sanderling Ventures Management VI [*] [*] [*] [*] [*] [*]	[*]

Sanderling Venture Partners VI, L.P. [*] [*] [*] [*] [*] [*]	[*]

Sanderling VI Beteiligungs GmbH & Co. KG [*] [*] [*] [*] [*] [*]	[*]

Sanderling VI Limited Partnership [*] [*] [*] [*] [*] [*]	[*]

Tango X, LLC [*] [*] [*] [*] [*]	[*]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit E

INSTRUMENT OF ASSIGNMENT OF SERIES B1 CALL RIGHTS

This Instrument of Assignment of Series B1 Call Rights dated January     , 2011 (the “Instrument”) is made in connection with the entry by Taligen Therapeutics, Inc., a Delaware corporation (the “Company”) into an Agreement and Plan of Merger with Alexion Pharmaceuticals, Inc. (the “Buyer”), TPCA Corporation, the Holders of the Series B1 Call Rights listed therein and only for the limited purpose described therein Nick Galakatos, Ed Hurwitz and Timothy Mills, as the Stockholders’ Representatives (the “Merger Agreement”). The undersigned Series B1 Call Right Seller (the “Seller”) is executing this Instrument in favor of Buyer. All capitalized words and terms used in this Instrument and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

WHEREAS, pursuant to the Merger Agreement, the Buyer has agreed to purchase, and Seller has agreed to sell to the Buyer, such Seller’s Series B1 Call Right;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

1. The Seller hereby agrees to sell, transfer, convey, assign and deliver to the Buyer such Seller’s right to purchase additional shares of Series B1 Preferred Stock pursuant to Section 2.5(b) of the Amended and Restated Preferred Stock and Warrant Purchase Agreement dated as of May 1, 2009, as amended on June 8, 2010, among the Company and each of the “Purchasers” named therein (such right to purchase additional shares, the “Assigned Series B1 Call Right”) and the Buyer hereby agrees to assume and purchase such Assigned Series B1 Call Right.

2. The Seller, by its execution of this Instrument, and the Buyer, by its acceptance of this Instrument, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of either party under the Merger Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

3. This Instrument shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Instrument may be executed in any number of counterparts, which together shall constitute one Instrument. Delivery of an executed counterpart of a signature page of this Instrument by telecopy shall be effective as delivery of a manually executed counterpart of the Instrument. This Instrument and all disputes or controversies arising out of or relating to this Instrument or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature Page Follows]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Buyer and the Seller have caused this instrument to be duly executed under seal as of and on the date first above written.

SELLER

(Please insert signature block and sign below)

By:
Name:
Title:

ACCEPTED:

THE BUYER

ALEXION PHARMACEUTICALS, INC.

By:

Title:

[Signature Page to Assignment of Series B1 Call Rights]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit F

ESCROW AGREEMENT

This Escrow Agreement (the “Escrow Agreement”) is entered into as of January 28, 2011, by and among Alexion Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), Nick Galakatos, Ed Hurwitz and Timothy Mills (the “Stockholders’ Representatives”) and Wells Fargo Bank, National Association, a national banking association (the “Escrow Agent”). Buyer and Stockholders’ Representative may be collectively referred to herein as the “Parties,” and individually, a “Party”.

WHEREAS, Buyer and Taligen Therapeutics, Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger dated as of January 28, 2011 (the “Merger Agreement”) by and among the Company, Buyer, TPCA Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer (“MergerSub”), each Series B1 Call Right Seller and, only for the limited purposes described in Sections 2.6.4., 2.7, 2.8, 2.11, 2.12, 2.13, 6.3, and 6.4 and Articles 8 and 10 of the Merger Agreement, the Stockholders’ Representatives (and not in their individual capacities), pursuant to which Buyer will acquire the Company through (i) a purchase of all of the Series B1 Call Rights and (ii) a merger of MergerSub with and into the Company (the “Merger”) as a result of which, the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), will become a wholly-owned subsidiary of Buyer;

WHEREAS, the Merger Agreement provides for the establishment of the Escrow Account to secure the indemnification obligations of the Equityholders to Buyer under Article 8 of the Merger Agreement, provide for the reimbursement of any Losses resulting from payments to dissenting shareholders in accordance with Section 2.6.4 of the Merger Agreement and pay certain expenses of the Stockholders’ Representatives in accordance with Section 2.13 of the Merger Agreement, in each case, on the terms and conditions set forth herein and in the Merger Agreement;

WHEREAS, the Merger Agreement provides that an amount equal to [*] of the Initial Net Cash will be deposited into the Escrow Account at Closing and will be released to the Equityholders and/or Buyer in accordance with Section 2.11 of the Merger Agreement;

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained; and

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement;

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used in this Escrow Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement.

2. Establishment of the Escrow. The Merger Agreement provides for and the Equityholders have consented to, by virtue of their approval of the Merger Agreement: (a) the establishment of the escrow arrangements set forth in this Escrow Agreement and (b) the appointment of the Stockholders’ Representatives as the representatives of the Equityholders for purposes of this Escrow Agreement, and the taking by the Stockholders’ Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Escrow Agreement.

3. Appointment of Escrow Agent. The parties hereby jointly nominate, constitute and appoint Wells Fargo Bank, National Association as escrow agent to hold the Escrow Account upon the terms and conditions set forth herein. The Escrow Agent hereby accepts such appointment and agrees that deposits to, and disbursements from, the Escrow Account, or applicable portions thereof, shall only be made in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent hereby represents to each of the Stockholders’ Representatives and Buyer that it has the corporate power and legal authority to execute this Escrow Agreement and to perform its obligations hereunder.

4. Escrow Account and Indemnification.

(a) Initial Escrow Amount. Promptly after the delivery of the Stockholder Consent pursuant to Section 6.1 of the Merger Agreement, Buyer shall, or shall cause MergerSub to, deposit with the Escrow Agent, by wire transfer of immediately available funds, the sum of [*], in accordance with Section 2.7 of the Merger Agreement, to be held by the Escrow Agent in the Escrow Account. The Escrow Agent will promptly acknowledge receipt of such sum in writing.

(b) Deposit of Initial Cash. Promptly after receipt of the Stockholder Consent pursuant to Section 6.1 of the Merger Agreement, Buyer shall, or shall cause MergerSub to, deposit an additional amount equal to [*] of the amount of the Initial Net Closing Cash into the Escrow Account (the “Initial Cash Deposit”), in accordance with Section 2.8.2(c) of the Merger Agreement. The Escrow Agent will promptly acknowledge receipt of the Initial Cash Deposit in writing.

(c) Additions to the Escrow Account. Section 8.1.3 of the Merger Agreement provides that, in the circumstances described therein, Buyer may deposit additional funds in the Escrow Account after the Effective Time (each such additional deposit, an “Escrow Account Addition”). The Escrow Agent will promptly acknowledge receipt of any Escrow Account Addition in writing. Buyer will provide the Escrow Agent with written notification in advance of each Escrow Account Addition.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(d) Escrow Account Maintenance. The Escrow Agent agrees to accept delivery of the Escrow Account and hold the Escrow Account subject to the terms and conditions of this Escrow Agreement. The Escrow Account shall be invested in accordance with Section 6. The Escrow Account shall at all times, until disbursement as provided herein, remain segregated and separately identified by the Escrow Agent and shall not be commingled with the other assets held by the Escrow Agent. The Escrow Account shall be held as an escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

(e) Transferability. The respective interests of the Equityholders in the Escrow Account shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Buyer, and no such assignment or transfer shall be valid until such notice is given.

5. Disbursement of Escrow Account.

(a) Disbursement by Escrow Agent. The Escrow Agent shall disburse the Escrow Account only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both Buyer and the Stockholders’ Representatives that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Account, (ii) a Final Closing Statement submitted by FTI Consulting, (iii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either Buyer or the Stockholders’ Representatives, that instructs the Escrow Agent that some or all of the Escrow Account is required to be disbursed to the Equityholders or Buyer pursuant to the terms of the Merger Agreement or (iv) the provisions of Sections 5(b), (c), (d) and (e).

(b) Disbursement Following Termination Date. Within 5 business days after [*] (the “Termination Date”), the Escrow Agent shall, subject to Sections 5(c) and (d), distribute to the Paying Agent for further payment to the Equityholders all of the then existing Escrow Account.

(c) Unresolved Claims. Notwithstanding Section 5(b), if Buyer has, prior to the Termination Date, delivered to the Escrow Agent a copy of any Indemnification Certificate with respect to which the Escrow Agent has not received a written instrument or court order described in clauses (i) or (ii) of Section 5(a) stating that the claim covered thereby has been resolved (such Indemnification Certificates, “Unresolved Indemnification Certificates”), the Escrow Agent shall retain in escrow after the Termination Date an amount equal to the aggregate amount of Losses covered by such Unresolved Indemnification Certificates. Any funds so retained in the Escrow Account shall be disbursed only in accordance with the terms of clauses (i) or (ii) of Section 5(a).

(d) Disbursement to Stockholders’ Representatives. The Stockholders’ Representatives may at any time deliver written notice (the “SR Notice”) to the Escrow Agent pursuant to Section 2.13.3 of the Merger Agreement stating that any future distributions to be

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

made to the Equityholders by the Escrow Agent from the Escrow Account (up to a stated maximum amount specified in such notice) shall instead be paid to the Stockholders’ Representatives to be held in the Stockholders’ Representatives Fund. In that case, the Escrow Agent shall, in the event of any distribution of the Escrow Account that would otherwise be made to the Equityholders pursuant to this Section 5, first distribute such amounts to the Stockholders’ Representatives until the applicable maximum amount stated in the SR Notice has been so paid to the Stockholders’ Representatives, and any remaining amount of such distribution from the Escrow Account shall be distributed to the Paying Agent for further payment to the Equityholders pursuant to Section 5(e).

(e) Method of Disbursement. Any distribution of all or a portion of the Escrow Account to the Equityholders shall be made in accordance with the percentages set forth opposite such holders’ respective names on Attachment A hereto. Distributions to the Equityholders shall be made by wire transfer of immediately available funds or by mailing checks to such Equityholders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by the Stockholders’ Representatives or any such Equityholder).

(f) No Duty to Calculate or Confirm. In any case hereunder in which the Escrow Agent is to receive instructions to release, the Escrow Agent shall be entitled to entirely rely on such instructions with no responsibility to calculate or confirm amounts or percentages to release.

6. Investment of Escrow Account.

(a) Permitted Investments. Any monies held in the Escrow Account shall be invested by the Escrow Agent, to the extent permitted by law and as directed by joint instruction to be executed by Buyer and the Stockholders’ Representatives and as acceptable to the Escrow Agent, only in Permitted Investments. “Permitted Investments” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $1,000,000,000; (iii) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (iv) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition or of a recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition; (vii) deposits in any commercial bank satisfying the requirements of clause (ii) of this definition; or (viii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vii) of this definition or money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000. Absent receipt of specific joint written investment instructions executed by Buyer and the Stockholders’ Representatives, the Escrow Agent will invest the Escrow Fund in the Wells Fargo Institutional Money Market Deposit Account (“IMMA”) certain aspects of which are described on Attachment C hereto. The Buyer and the Stockholders’ Representatives acknowledge that they have read and understand Attachment C. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Permitted Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Stockholders’ Representatives and Buyer recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder. The Escrow Agent shall have the right to liquidate investments as necessary to distribute the Escrow Account pursuant to Section 5 above.

(b) Tax Reporting. All interest and other income or capital gains earned from the investment of the Escrow Account shall be allocated and reported to Buyer for tax purposes, and the Escrow Agent shall report such interest and other income consistently thereunder to the Internal Revenue Service and any other taxing authority on the IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Account whether or not said income has been distributed during such year. Each of Buyer, Stockholders’ Representatives and the Equityholders, to the extent required by law, shall provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent. In the absence of proper documentation, the Escrow Agent shall withhold and remit taxes to the IRS, or any other taxing authority as required by law. Buyer understands that, in the event its tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Account. For each year, (i) the Escrow Agent shall upon written request distribute to Buyer [*] of all income earned from the investments of the Escrow Account (each, a “Tax Distribution”), provided that

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Buyer shall receive a Tax Distribution no later than five (5) business days before Buyer is required to file each corresponding estimated and final tax return with respect to such income; and (ii) the parties hereto agree to cooperate, and to act, in good faith and reasonably in the execution of Tax Distributions to Buyer.

7. Monthly Reports. The Escrow Agent shall, promptly following the end of each calendar month, provide monthly statements to Buyer and the Stockholders’ Representatives with respect to the Escrow Account.

8. Fees and Expenses. Buyer and the Stockholders’ Representatives, on behalf of the Equityholders, shall (a) pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which are set forth on Attachment B hereto, and (b) reimburse the Escrow Agent for its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Escrow Agreement. The Escrow Agent shall bill Buyer for [*] of all such amounts and shall deduct the remaining [*] of all such amounts from the Escrow Account. If any amount due to the Escrow Agent hereunder is not paid within [*] days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Account with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Account.

9. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Account until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Account, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Account, in which event the Escrow Agent shall be authorized to disburse the Escrow Account in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Account and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

10. Limitation of Escrow Agent’s Liability.

(a) Limitation on Liability. The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. Under no circumstances will the Escrow Agent be

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with the Merger Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Merger Agreement, even though reference thereto may be made in this Escrow Agreement. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Escrow Agreement or any other agreement referred to herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Notwithstanding anything in this Escrow Agreement to the contrary, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) Indemnification. The Stockholders’ Representatives, on behalf of the Equityholders, and Buyer, shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, reasonable fees and expenses of outside counsel and experts and their staffs) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the Indemnitee or (ii) its following any instructions or directions, except in either case to the extent that such Losses are caused by the gross negligence or willful misconduct of such Indemnitee. Buyer, on the one hand, and the Stockholders’ Representatives, on behalf of the Equityholders, on the other hand, shall each be liable for one-half of any such amounts. The indemnity obligations set forth in this Section 9(b) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

11. Liability and Authority of Stockholders’ Representatives; Successors.

(a) Power and Authority. The Stockholders’ Representatives, acting jointly but not singly, shall have full power and authority to represent the Equityholders, and their successors, with respect to all matters arising under this Escrow Agreement and all actions taken by the Stockholders’ Representatives hereunder shall be binding upon the Equityholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Stockholders’ Representatives shall have full power and authority to interpret all of the terms and provisions of this Escrow Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Equityholders and their successors.

(b) Successor Stockholders’ Representatives. In the event that either or both of the Stockholders’ Representatives is replaced pursuant to Section 2.13.6 of the Merger Agreement, any such successor Stockholders’ Representatives shall be deemed to be the Stockholders’ Representatives for all purposes of this Escrow Agreement.

(c) Reliance by Escrow Agent. The Escrow Agent may rely on the Stockholders’ Representatives as the exclusive agents of the Equityholders under this Escrow Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon. Concurrent with the execution of this Escrow Agreement, the Buyer shall deliver to the Escrow Agent authorized signor form, Attachment D hereto.

12. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days’ prior to the date when such resignation shall take effect. Similarly, the Escrow Agent may be removed and replaced following the giving of 60 days’ prior written notice sent to the Escrow Agent and signed by the Stockholders’ Representatives and Buyer. Buyer may appoint a successor Escrow Agent with the consent of the Stockholders’ Representatives, which consent shall not be unreasonably withheld or delayed so long as such successor is a bank with assets of at least $1,000,000,000. If, within such notice period (either for resignation or removal), Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Account then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Account, less any fees and expenses due and payable to the Escrow Agent, to such designated successor. If no successor Escrow Agent is named as provided in this Section 12 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. If the Escrow Agent does not apply to a court of competent jurisdiction for the appointment of a successor escrow agent, then the Escrow Agent’s sole responsibility after such sixty day notice period expires shall be to hold the Escrow Account (without any obligation to reinvest the same) and to deliver the same to a successor escrow agent, if and when such successor is designated in writing in the manner set forth in the second sentence of this Section 12 or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time the Escrow Agent’s

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

obligations hereunder shall cease and terminate. Under no circumstances shall any party be entitled to obtain a distribution from the Escrow Account as a result of the resignation or termination of the Escrow Agent.

13. General.

(a) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Escrow Agreement constitutes the entire agreement among the parties and supersedes any and all prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

(b) Succession and Assignment. None of the parties may assign, delegate or otherwise transfer any of their respective rights or obligations under this Escrow Agreement without the consent in writing of the other parties hereto, except as otherwise provided herein. This Escrow Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party for all purposes hereof.

(c) Counterparts and Facsimile Signature. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Escrow Agreement will become effective when duly executed by each party hereto.

(d) Headings. The headings contained in this Escrow Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

(e) Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Buyer:

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, CT 06410

Attn:    Senior Vice President, Chief Legal Officer

Facsimile: (203) 271-8199

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: Patrick O’Brien

Facsimile: (617) 951-7050

If to the Stockholders’ Representatives:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: David Redlick and Graham Robinson

Facsimile: (617) 526-5000

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: David E. Redlick

Graham Robinson

Facsimile: (617) 526-5000

If to the Escrow Agent:

Wells Fargo Bank, National Association

625 Marquette Avenue, 11th Floor MAC N9311-115

Minneapolis, MN 55479

Attn: Aaron R. Soper

Telecopy: (612) 667-2149

Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

(f) Governing Law. This Escrow Agreement, the rights of the parties and all actions arising in whole or in part or in connection herewith shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS ESCROW AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

(g) Amendments and Waivers. This Escrow Agreement may be amended only with the written consent of Buyer, the Escrow Agent and the Stockholders’ Representatives. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Submission to Jurisdiction. Each party to this Escrow Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, for the purpose of any action between the parties arising in whole or in part under or in connection with this Escrow Agreement, (b) hereby waives to the extent not prohibited by applicable legal requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Escrow Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

14. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15. Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVES

Name:

Name:

Name:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Attachment A

Escrow Beneficiaries

Equityholder	Distribution Percentage
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Attachment B

Escrow Agent Fees

Acceptance One Time Fee:	[*]

The Acceptance Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of Wells Fargo Bank, National Association. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. The Acceptance Fee is due at the time of closing and covers the life of the Escrow.

Wells Fargo’s bid is based on the following assumptions:

•	Number of escrow accounts to be established: One (1);

•	Term: Anticipate eighteen months

•	Investment in the Wells Fargo Institutional Money Market Deposit Account

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Attachment C

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as Buyer and Stockholders’ Representatives shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Institutional Money Market Deposit Account (IMMA)

The Buyer and Stockholders’ Representatives understand that amounts on deposit in the IMMA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

The Buyer and Stockholders’ Representatives acknowledge that they have full power to direct investments of the Account.

The Buyer and Stockholders’ Representatives understand that they may change this direction at any time and that it shall continue in effect until revoked or modified by written notice to Escrow Agent.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Attachment D

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Attachment D is attached, on behalf of Buyer.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit G

CONFIDENTIAL DISCLOSURE AGREEMENT

CONFIDENTIAL DISCLOSURE AGREEMENT (the “Agreement”), dated as of January 28, 2011, between Alexion Pharmaceuticals, Inc., a Delaware corporation (“Alexion”) and [RECEIVING PARTY] as Stockholders’ Representative (the “Receiving Party”).

WHEREAS, on January 28, 2011 (x) Alexion entered into an agreement and plan of Merger (the “Merger Agreement”) with Taligen Therapeutics, Inc., a Delaware corporation (“Taligen”), TPCA Corporation (the “MergerSub”), a Delaware corporation and a wholly-owned subsidiary of Alexion, the Series B1 Call Right Seller (as defined therein) and only for certain limited purposes described therein, the Receiving Party and each of Nick Galakatos, Ed Hurwitz and Timothy Mills (the “Stockholders’ Representatives”). Capitalized terms used but not defined herein will have the meaning set forth in the Merger Agreement.

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, Alexion will disclose the Other Confidential Information (as defined below) and the Confidential Development Information (as defined below) to the Receiving Party and the Receiving Party will hold the Confidential Information (as defined below) strictly confidential as described below;

WHEREAS, pursuant to Section 2.12.5(e) of the Merger Agreement, the Receiving Party agreed to enter into this Agreement to govern the disclosure of the Confidential Information;

WHEREAS, the Receiving Party is entering into this Agreement pursuant to his duties as Stockholders’ Representative under the Merger Agreement;

WHEREAS, each of Timothy Mills and Nick Galakatos will enter into confidentiality agreements with Alexion on the date hereof governing the disclosure of Confidential Information (each, a “Stockholder Representative Confidentiality Agreement”); and

WHEREAS, Alexion and the Receiving Party acknowledge and agree that the execution and delivery of this Agreement is a condition to the disclosure of any Confidential Information and that Alexion will rely upon this Agreement in disclosing any such Confidential Information.

NOW, THEREFORE, in consideration of these premises and the covenants set forth below and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby enter into this Agreement, the terms of which are as follows:

1. Alexion shall disclose, or shall cause to be disclosed, the Confidential Information required by Section 2.12.5 of the Merger Agreement, including without limitation (x) the Initial Limited Partner Disclosure (as defined below) and (y) the reports provided pursuant to Section 2.12.5(e) (such information, collectively the “Confidential Development Information”) to the Stockholders’ Representatives in their capacities as such in accordance with the Merger Agreement, and the Receiving Party shall accept and hold the Initial Limited Partner Disclosure and the Confidential Development Information in confidence in accordance with the provisions of Paragraph 3 hereof.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

2. In connection with the Merger Agreement, the Company may from time to time disclose or cause to be disclosed certain confidential information relating to Alexion, Merger Sub or Taligen to the Receiving Party in addition to the Confidential Development Information (such additional information, the “Other Confidential Information” and, together with the Initial Limited Partner Disclosure and the Confidential Development Information, the “Confidential Information”). The Receiving Party shall accept and hold the Other Confidential Information in confidence in accordance with the provisions of Paragraph 3 hereof. For the avoidance of doubt, any Other Confidential Information that constitutes both Other Confidential Information and either Initial Limited Partner Disclosure or Confidential Development Information will be treated as Initial Limited Partner Disclosure or Confidential Development Information, as applicable, hereunder.

3. The Receiving Party agrees (x) to maintain the Confidential Information in strict confidence and (y) except as provided in paragraphs 4, 5, 6 and 7 hereof, not to disclose to any third party any or all of the Confidential Information, or permit any third party to have access to such Confidential Information. The Receiving Party agrees not to use the Confidential Development Information for any purpose other than (i) in connection with the preparation of the Estimated Future Payment Information (as defined below) and distribute this information to the Permitted Receiving Parties in accordance with paragraph 6 hereof or (ii) to the enforcement of Section 2.12 or Article 8 of the Merger Agreement or the breach of any other provision thereof. The Receiving Party agrees to use the Other Confidential Information solely in connection with fulfilling the duties of the Stockholders’ Representative contemplated by Section 2.13 of the Merger Agreement. The permitted uses of the Confidential Development Information and the Other Confidential Information described in the preceding two sentences are hereinafter referred to as the “Applicable Business Purpose”. Notwithstanding the other provisions of this Agreement, the Receiving Party shall not, during the period ending 30 days after the date of this Agreement, make any public disclosure with respect to the subject matter of the Merger Agreement or the Contemplated Transactions (as defined in the Merger Agreement), including the financial terms and conditions, without the prior written consent of Alexion, except that the Receiving Party may (i) provide the Initial Limited Partner Disclosure and the press release attached to the Merger Agreement as Exhibit L to the Permitted Receiving Parties, (ii) in response to inquiries or questions from members of the media or other Person with respect to such subject matter or the Contemplated Transactions, provide to such member of the media or other Person a written response in the form of Exhibit K to the Merger Agreement, and (iii) continue to use, display and distribute any printed materials that were printed on or prior to the day immediately preceding the date hereof, provided (a) such materials are used, displayed and distributed in the ordinary course of the Receiving Party’s business, (b) in the case of (iv) and (v) such content and materials do not mention or refer to the Contemplated Transactions or Alexion and (c) any such content that can only be accessed with a password prior to the date hereof remain password protected. For the avoidance of doubt, the restrictions in this Paragraph 3 apply to Receiving Party in his capacity as a Stockholders’ Representative, and do not restrict any venture capital fund of which Receiving Party is an employee or partner and that has signed the Permitted Party Confidentiality Agreement (it being understood that such venture capital funds are restricted by the terms of the Permitted Party Confidentiality Agreement).

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

4. The Receiving Party may disclose Confidential Information that is required to be disclosed by law, but only to the extent necessary to comply with law, if, prior to making such disclosure, the Receiving Party promptly notifies Alexion in writing of such disclosure, unless it would be a violation of law to provide such prior notice and, to the extent legally permissible, will use reasonable best efforts to seek, and cooperates with Alexion in seeking, a protective order or other confidential treatment of the Confidential Information in a manner consistent with applicable law. All notices provided pursuant to the preceding sentence will describe the legal requirement pursuant to which disclosure is required and the extent of the required disclosure.

5. Except as provided in Section 10 hereof, the Receiving Party may disclose the Confidential Information to legal counsel (collectively, the Receiving Party’s “Legal Counsel”) and other advisors (collectively, the Receiving Party’s “Other Advisors” and, together with Legal Counsel, the “Advisors”) who have a bona fide need to know the Confidential Information in order to perform an Applicable Business Purpose, but only to the extent necessary or appropriate to perform such Applicable Business Purpose. The Receiving Party agrees that it will only disclose Confidential Information in accordance with the preceding sentence to Advisors after the Receiving Party has formally engaged such Advisors and, (x) in the case of Legal Counsel, confirmed the receipt of such Confidential Information by such legal counsel would not result in a legal or ethical conflict, (y) in the case of auditors, confirmed such auditors are bound by confidentiality obligations pursuant to which such auditors will keep such information strictly confidential and (y) in the case of Other Advisors who are not auditors, such advisors shall have signed a confidentiality with Alexion in substantially the form attached hereto as Exhibit 3. The Receiving Party will not waive Legal Counsel’s or auditor’s obligation to keep the Confidential Information confidential without the prior written consent of Alexion, except that consent will not be required in the case of disclosure of Confidential Information to enforce Section 2.12 or Section 8 of the Merger Agreement. The Receiving Party shall disclose to Alexion the names of any Advisors to whom it intends to provide Confidential Information prior to disclosing any Confidential Information.

6. The Receiving Party may disclose the Confidential Information to any person listed on Exhibit 1 hereto (collectively, the “VC Fund(s)”) who has signed a confidentiality agreement (each such agreement, a “Permitted Party Confidentiality Agreement”) with Alexion in the form attached as Exhibit 2 hereto (collectively, the “Permitted Receiving Parties”) prior to the disclosure of any Confidential Information. The Permitted Receiving Parties will be precluded from further disclosure and use of Confidential Information pursuant to such Permitted Party Confidentiality Agreements, except in accordance with the terms of such Permitted Party Confidentiality Agreement and except that each Permitted Receiving Party will be entitled to provide (x) the Initial Limited Partner Disclosure to its limited partners and Prospective Limited Partners (as defined below) and (y) the Estimated Future Payment Information (as defined below) to its limited partners and Prospective Limited Partners, in the case of (x) and (y) which limited partners and Prospective Limited Partners are bound by a written obligation of confidentiality with respect to such Initial Limited Partner Disclosure and Estimated Future Payment Information which obligates such limited partner to keep such Initial Limited Partner

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Disclosure and Estimated Future Payment Information confidential in the same manner as other highly confidential information disclosed to the limited partner by the Permitted Receiving Party. The Permitted Party Confidentiality Agreement requires the Permitted Receiving Party to covenant and agree to strictly enforce the Permitted Party Confidentiality Agreement (and not waive confidentiality or disclosure prohibitions) with respect to the Initial Limited Partner Disclosure or the Estimated Future Payment Information without the prior written consent of Alexion. For purposes of this Agreement, “Initial Limited Partner Disclosure” means the information set forth on Exhibit I to the Merger Agreement and “Estimated Future Payment Information” means reports limited to the form and information on the attached Exhibit 4, which provides an estimate by a VC Fund of the dollar amount of the Milestone Payments to be paid in the successive two year periods following the Closing. For the avoidance of doubt, such Estimated Future Payment Information shall not include any description of the Milestones, the conditions for achieving the Milestones, the Milestone Payments or any other information required to be kept confidential pursuant to such Permitted Party Confidentiality Agreement. In no circumstances shall the Estimated Future Payment Information include or attach the reports provided by or on behalf of Alexion. Each Permitted Receiving Party shall provide Alexion for review one Business Day prior to the intended date of distribution a copy of any Estimated Future Payment Information proposed to be provided to such Permitted Receiving Party’s limited partners and Prospective Limited Partners, unless such Estimated Future Payment Information is unchanged from the prior disclosure of Estimated Future Payment Information to such Permitted Receiving Party’s limited partners and Prospective Limited Partners. For purposes of this provision, “Prospective Limited Partners” shall mean potential investors or limited partners in the venture capital fund or funds which are invested directly or indirectly in Taligen.

7. The restrictions in this Agreement shall not apply to any disclosure by any Receiving Party or any Permitted Receiving Party of any Confidential Information which is in the public domain at the time of disclosure hereunder or which subsequently comes within the public domain through no fault of or act or omission by the Receiving Party.

8. All Confidential Information shall remain the sole and exclusive property of Alexion. No right or license, either express or implied, with respect to the Confidential Information or with any intellectual property or proprietary rights of Alexion will be granted hereunder by Alexion to the Receiving Party.

9. This Agreement and the Merger Agreement contains all the representations and agreements between the parties relating to the Confidential Information and any representation, promise or condition concerning the same which is not contained herein, therein, or in a superseding written agreement referring to this Agreement shall not be binding on either party hereto.

10. Each party acknowledges and agrees that the unauthorized use or disclosure of any Confidential Information would cause Alexion to incur irreparable harm and significant damages, the degree of which will be difficult to ascertain. Accordingly, each party agrees that Alexion will have the right to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this Agreement, in addition to

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

any other rights and remedies that it may have at law or otherwise. Each party further acknowledges and agrees that Alexion shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 10, and waives any right it may have to require that Alexion obtain, furnish or post any such bond or similar instrument. Each party further agrees that, in the event of any action for specific performance in respect of any breach or violation of this Agreement, it will not assert as a defense to such action that a remedy at law would be adequate. If any action, suit or proceeding relating to this Agreement or the enforcement hereof is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). Each party further acknowledges and agrees that if (i) the Receiving Party breaches this Agreement or any Stockholder Representative breaches its Stockholder Representative Confidentiality Agreement with Alexion, Alexion and the Surviving Corporation will be excused from all future compliance with the terms of Section 2.12.5(e) of the Merger Agreement and (ii) any Permitted Receiving Party breaches its Permitted Receiving Party Confidentiality Agreement the Receiving Party will no longer be permitted to disclose Confidential Information to such Permitted Receiving Party pursuant to the terms of this Agreement; provided that, if Alexion, in its reasonable discretion determines that (a) a breach described in clause (i) of this sentence is immaterial and inadvertent, Alexion will continue to report information pursuant to Section 2.12.5(e) of the Merger Agreement or (b) a breach described in clause (ii) of this sentence is immaterial and inadvertent, the Receiving Party will be permitted to continue to disclose Confidential Information to the Permitted Receiving Parties after it receives written notice from Alexion of its determination that such breach was material and inadvertent.

11. This Agreement may not be amended or waived except by a written instrument signed by each party hereto. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware without reference to its choice of laws principles, and each party agrees to the exclusive jurisdiction of the State and federal courts sitting in Delaware. This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. Neither party may assign this Agreement, in whole or in part, without the other party’s prior written consent, and any attempted assignment without such consent shall be void.

12. This Agreement will commence on the date first set forth above and will remain in effect for five years from the date of the last disclosure of Confidential Information by Alexion, at which time it will terminate.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Receiving Party and Alexion have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

RECEIVING PARTY	ALEXION PHARMACEUTICALS, INC.

By:	By:
Name:	Name:
Title:	Title:

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 1

List of VC Funds

Alta Partners VIII, L.P.

Clarus Lifescience I, LP

Sanderling Venture Management VI

Sanderling Venture Partners VI Co-Investment Fund, L.P.

Sanderling Venture Partners VI, L.P.

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 2

PERMITTED RECEIVING PARTY CDA

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 3

ADVISOR CONFIDENTIALITY AGREEMENT

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 4

FORM OF REPORT TO LIMITED PARTNERS

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit H

CONFIDENTIAL DISCLOSURE AGREEMENT

CONFIDENTIAL DISCLOSURE AGREEMENT (the “Agreement”), dated as of January [    ], 2011, between Alexion Pharmaceuticals, Inc., a Delaware corporation, with principal offices at 352 Knotter Drive, Cheshire, Connecticut 06410 (“Alexion”), and [PERMITTED RECEIVING PARTY], with offices at 101 Main Street, Cambridge, Massachusetts 02142 (the “Permitted Receiving Party”).

WHEREAS, on January 28, 2011 (x) Alexion entered into an agreement and plan of Merger (the “Merger Agreement”) with Taligen Therapeutics, Inc., a Delaware corporation (“Taligen”), TPCA Corporation (the “MergerSub”), a Delaware corporation and a wholly-owned subsidiary of Alexion, the Series B1 Call Right Seller (as defined therein) and only for certain limited purposes described therein, the Receiving Party and Ed Hurwitz and Timothy Mills, as Stockholders’ Representatives (the “Stockholders’ Representatives”). Capitalized terms used but not defined herein will have the meaning set forth in the Merger Agreement.

WHEREAS, on January 28, 2011 Alexion entered into confidential disclosure agreements with Nick Galakatos, Ed Hurwitz and Timothy Mills as Stockholders’ Representatives under the Merger Agreement pursuant to which each Stockholders’ Representative agreed to hold certain information provided by Alexion to the Stockholders’ Representatives strictly confidential (such agreements, the “Stockholders’ Representatives Confidentiality Agreements”).

WHEREAS, pursuant to the terms of the Stockholders’ Representatives Confidentiality Agreement, the Stockholders’ Representatives are permitted to disclose Confidential Information (as defined below) to [PERMITTED RECEIVING PARTY] as a Permitted Receiving Party in accordance with the terms of this Agreement;

WHEREAS, pursuant to the terms and conditions of this Agreement, the Stockholders’ Representatives will disclose the Other Confidential Information (as defined below) and the Confidential Development Information (as defined below) to the Permitted Receiving Party and the Permitted Receiving Party will hold the Confidential Information (as defined below) strictly confidential as described below;

WHEREAS, Alexion and the Permitted Receiving Party acknowledge and agree that the execution and delivery of this Agreement is a condition to the disclosure of any Confidential Information and that Alexion will rely upon this Agreement in disclosing any such Confidential Information to the Stockholders’ Representatives.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

NOW, THEREFORE, in consideration of these premises and the covenants set forth below and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby enter into this Agreement, the terms of which are as follows:

1. The Stockholders’ Representatives may disclose (x) the Initial Limited Partner Disclosure (as defined below) and (y) the information disclosed to it pursuant to Section 2.12.5 of the Merger Agreement (such information, the “Confidential Development Information”) to the Permitted Receiving Party and the Permitted Receiving Party shall accept and hold the Initial Limited Partner Disclosure and the Confidential Development Information in confidence in accordance with the provisions of Paragraph 3 hereof.

2. The Stockholders’ Representative may disclose or cause to be disclosed certain confidential information relating to Alexion, Merger Sub or Taligen to the Receiving Party disclosed to it in connection with the Merger Agreement in addition to the Confidential Development Information (such additional information, the “Other Confidential Information” and, together with the Initial Limited Partner Disclosure and the Confidential Development Information, the “Confidential Information”). The Permitted Receiving Party shall accept and hold the Other Confidential Information in confidence in accordance with the provisions of Paragraph 3 hereof. For the avoidance of doubt, any Other Confidential Information that constitutes both Other Confidential Information and either Initial Limited Partner Disclosure or Confidential Development Information will be treated as Initial Limited Partner Disclosure or Confidential Development Information, as applicable, hereunder.

3. The Permitted Receiving Party agrees (x) to maintain the Confidential Information in strict confidence and (y) except as provided in paragraphs 4, 5, 6 and 7 hereof, not to disclose to any third party any or all of the Confidential Information, or permit any third party to have access to such Confidential Information. The Permitted Receiving Party agrees not to use the Confidential Development Information for any purpose other than to prepare the Estimated Future Payment Information (as defined below) and distribute this information to the VC Fund(s) in accordance with paragraph 6 hereof. The Permitted Receiving Party agrees to use the Other Confidential Information solely to participate in decisions regarding the enforcement by the Stockholders’ Representatives of Section 2.12 or Article 8 of the Merger Agreement. The permitted uses of the Confidential Development Information and the Other Confidential Information described in the preceding two sentences are hereinafter referred to as the “Applicable Business Purpose”. Notwithstanding the other provisions of this Agreement, the Permitted Receiving Party shall not, during the period ending 30 days after the date of this Agreement, make any public disclosure with respect to the subject matter of the Merger Agreement or the Contemplated Transactions (as defined in the Merger Agreement), including the financial terms and conditions, without the prior written consent of Alexion, except that the Permitted Receiving Party may (i) provide the Initial Limited Partner Disclosure to its limited partners, (ii) post to such Permitted Receiving Party’s website and provide to its limited partners the press release attached to the Merger Agreement as Exhibit L, (iii) in response to inquiries or questions from members of the media or other Person with respect to such subject matter or the Contemplated Transactions, provide to such member of the media or other Person a written response in the form of Exhibit K to the Merger Agreement, (iv) continue to maintain on such Permitted Receiving Party’s website any content regarding Taligen in existence on such Permitted Receiving Party’s website on January 1, 2011, and (v) continue to use, display and distribute any printed materials that were printed on or prior to the day immediately preceding the date hereof, provided (a) such materials are used, displayed and distributed in the ordinary

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

course of the Permitted Receiving Party’s business, (b) in the case of (iv) and (v) such content and materials do not mention or refer to the Contemplated Transactions or Alexion and (c) any such content that can only be accessed with a password prior to the date hereof remain password protected.

4. The Permitted Receiving Party may disclose Confidential Information that is required to be disclosed by law, but only to the extent necessary to comply with law, if, prior to making such disclosure, the Permitted Receiving Party promptly notifies Alexion in writing of such disclosure, unless it would be a violation of law to provide such prior notice and, to the extent legally permissible, will use reasonable best efforts to seek, and cooperates with Alexion in seeking, a protective order or other confidential treatment of the Confidential Information in a manner consistent with applicable law. All notices provided pursuant to the preceding sentence will describe the legal requirement pursuant to which disclosure is required and the extent of the required disclosure.

5. Except as provided in Section 10 hereof, the Permitted Receiving Party may disclose the Confidential Information to legal counsel (collectively, the Permitted Receiving Party’s “Legal Counsel”) and other advisors (collectively, the Permitted Receiving Party’s “Other Advisors” and, together with Legal Counsel, the “Advisors”) who have a bona fide need to know the Confidential Information in order to perform an Applicable Business Purpose, but only to the extent necessary or appropriate to perform such Applicable Business Purpose. The Receiving Party agrees that it will only disclose Confidential Information in accordance with the preceding sentence to Advisors after the Receiving Party has formally engaged such Advisors and, (x) in the case of Legal Counsel, confirmed the receipt of such Confidential Information by such legal counsel would not result in a legal or ethical conflict and (y) in the case of auditors, confirmed such auditors are bound by confidentiality obligations pursuant to which such auditors will keep such information strictly confidential and (y) in the case of Other Advisors, who are not auditors, such advisors shall have signed a confidentiality with Alexion in substantially the form attached hereto as Exhibit 3. The Permitted Receiving Party will not waive Legal Counsel’s or auditor’s obligation to keep the Confidential Information confidential without the prior written consent of Alexion. The Permitted Receiving Party shall disclose to Alexion the names of any Advisors to whom it intends to provide Confidential Information prior to disclosing any Confidential Information.

6. The Permitted Receiving Party may provide (x) the Initial Limited Partner Disclosure to its limited partners and (y) the Estimated Future Payment Information (as defined below) to its limited partners and Prospective Limited Partners (as defined below), in the case of each of (x) and (y) which limited partners and Prospective Limited Partners are bound by a written obligation of confidentiality with respect to such Initial Limited Partner Disclosure and Estimated Future Payment Information which obligates such limited partner to keep such Initial Limited Partner Disclosure and Estimated Future Payment Information confidential in the same manner as other highly confidential information disclosed to the limited partner by the Permitted Receiving Party. The Permitted Receiving Party covenants and agrees to strictly enforce the these confidentiality obligations and the Permitted Receiving Party will not waive the confidentiality obligations or disclosure prohibitions with respect to the Initial Limited Partner Disclosure or Estimated Future Payment Information without the prior written consent of

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Alexion. For purposes of this Agreement, “Initial Limited Partner Disclosure” means the information set forth on Exhibit I to the Merger Agreement and “Estimated Future Payment Information” means reports limited to the form and information on the attached Exhibit 3, which provides an estimate by a VC Fund of the dollar amount of the Milestone Payments to be paid in the successive two year periods following the Closing. For the avoidance of doubt, such Estimated Future Payment Information shall not include any description of the Milestones, the conditions for achieving the Milestones, the Milestone Payments or any other information required to be kept confidential pursuant to such Permitted Party Confidentiality Agreement. In no circumstances shall the Estimated Future Payment Information include or attach the reports provided by or on behalf of Alexion. Each Permitted Receiving Party shall provide Alexion for review one Business Day prior to the intended date of distribution a copy of any Estimated Future Payment Information proposed to be provided to such Permitted Receiving Party’s limited partners and Prospective Limited Partners, unless such Estimated Future Payment Information is unchanged from the prior disclosure of Estimated Future Payment Information to such Permitted Receiving Party’s limited partners and Prospective Limited Partners. For purposes of this provision, “Prospective Limited Partners” shall mean potential investors or limited partners in the venture capital fund or funds which are invested directly or indirectly in Taligen.

7. The restrictions in this Agreement shall not apply to any disclosure by any Permitted Receiving Party of any Confidential Information which is in the public domain at the time of disclosure hereunder or which subsequently comes within the public domain through no fault of or act or omission by the Permitted Receiving Party.

8. All Confidential Information shall remain the sole and exclusive property of Alexion. No right or license, either express or implied, with respect to the Confidential Information or with any intellectual property or proprietary rights of Alexion will be granted hereunder by Alexion to the Permitted Receiving Party.

9. This Agreement, the Merger Agreement and the Stockholders’ Representatives Confidentiality Agreements contain all the representations and agreements between the parties relating to the Confidential Information and any representation, promise or condition concerning the same which is not contained herein, therein, or in a superseding written agreement referring to this Agreement shall not be binding on either party hereto.

10. Each party acknowledges and agrees that the unauthorized use or disclosure of any Confidential Information would cause Alexion to incur irreparable harm and significant damages, the degree of which will be difficult to ascertain. Accordingly, each party agrees that Alexion will have the right to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this Agreement, in addition to any other rights and remedies that it may have at law or otherwise. Each party further acknowledges and agrees that Alexion shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 10, and waives any right it may have to require that Alexion obtain, furnish or post any such bond or similar instrument. Each party further agrees that, in the event of any action for specific performance in respect of any breach or violation of this Agreement, it will

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

not assert as a defense to such action that a remedy at law would be adequate. If any action, suit or proceeding relating to this Agreement or the enforcement hereof is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). Each party further acknowledges and agrees that if (i) the Receiving Party breaches this Agreement or any Stockholder Representative breaches its Stockholder Representative Confidentiality Agreement with Alexion, Alexion and the Surviving Corporation will be excused from all future compliance with the terms of Section 2.12.5(e) of the Merger Agreement and (ii) any Permitted Receiving Party breaches its Permitted Receiving Party Confidentiality Agreement the Receiving Party will no longer be permitted to disclose Confidential Information to such Permitted Receiving Party pursuant to the terms of this Agreement; provided that, if Alexion, in its reasonable discretion determines that (a) a breach described in clause (i) of this sentence is immaterial and inadvertent, Alexion will continue to report information pursuant to Section 2.12.5(e) of the Merger Agreement or (b) a breach described in clause (ii) of this sentence is immaterial and inadvertent, the Receiving Party will be permitted to continue to disclose Confidential Information to such Permitted Receiving Party after it receives written notice from Alexion of its determination that such breach was material and inadvertent.

11. This Agreement may not be amended or waived except by a written instrument signed by each party hereto. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware without reference to its choice of laws principles, and each party agrees to the exclusive jurisdiction of the State and federal courts sitting in Delaware. This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. Neither party may assign this Agreement, in whole or in part, without the other party’s prior written consent, and any attempted assignment without such consent shall be void.

12. This Agreement will commence on the date first set forth above and will remain in effect for five years from the date of the last disclosure of Confidential Information by Alexion, at which time it will terminate.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Permitted Receiving Party and Alexion have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

[PERMITTED RECEIVING PARTY]	ALEXION PHARMACEUTICALS, INC.

By:	By:
Name:	Name:
Title:	Title:

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 1

List of VC Funds

Alta Partners VIII, L.P.

Clarus Lifescience I, LP

Sanderling Venture Management VI

Sanderling Venture Partners VI Co-Investment Fund, L.P.

Sanderling Venture Partners VI, L.P.

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 2

FORM OF CDA WITH ADVISORS

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 3

FORM OF REPORT TO LIMITED PARTNERS

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit I

On January 28, 2011, Taligen Therapeutics was sold to Alexion Pharmaceuticals. The terms of the deal provide for a $111 million up-front payment and additional development and regulatory milestones of up to $367 million. The merger agreement provides for a [*] escrow and other customary terms for a transaction of this type.

The development milestones are all (1) at and after obtaining clinical efficacy objectives and (2) at regulatory submission and approval milestones, insofar achieved by six products in both the USA and EU. None of these six potential products has yet entered human clinical trials.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit J

List of VC Funds

Alta Partners VIII, L.P.

Clarus Lifescience I, LP

Sanderling Venture Partners VI Co-Investment Fund, L.P.

Sanderling Venture Partners VI, L.P.

Sanderling Ventures Management VI

Sanderling VI Beteiligungs GmbH Co. KG

Sanderling VI Limited Partnership

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit K

Written statement to be provided by VC firms or other parties in response to inquiries.

All requests for further comment or discussion are to be directed to Irving Adler at Alexion,

(914) 584-4948, adleri@alxn.com

Our firm is proud to have supported the establishment and growth of Taligen Therapeutics. We are very happy with this outcome, which can greatly benefit patients with severe disorders in the years ahead.

Over the years, Taligen has assembled an exceptional team of biotech researchers who have innovated a portfolio of promising early-stage products. Given Taligen’s resources and Alexion’s history of successful drug innovation, development and commercialization, we believe that the combination of these teams will accelerate the development of additional first-in-class therapies for patients with severe diseases, including those in which the complement system plays a role.

In particular, we are enthusiastic about the potential for Taligen’s product candidates to provide meaningful benefits for patients with ophthalmic disorders. Alexion is perfectly placed to advance these ophthalmology programs.

We look forward to seeing the combined teams develop product candidates from their existing portfolios and innovate new therapies in ophthalmology, nephrology, hematology and other fields.

For more information on Alexion’s acquisition of Taligen, please contact Irving Adler at Alexion’s headquarters in Connecticut: [*] (mobile), adleri@alxn.com.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Exhibit L

Alexion Acquires Taligen Therapeutics and Creates Translational

Medicine Group to Accelerate Development of Expanded Portfolio

CHESHIRE, Conn.—(BUSINESS WIRE)—Alexion Pharmaceuticals, Inc. announced that it has acquired Taligen Therapeutics, Inc., a privately held development-stage biotechnology company based in Cambridge, Mass. The acquisition broadens Alexion’s portfolio of product candidates and expands Alexion’s capabilities in translational medicine by bringing additional accomplished researchers to the Company. Alexion gains promising pre-clinical compounds, including potential treatments for patients with ophthalmic diseases such as age-related macular degeneration (AMD), as well as other novel antibody and protein regulators of the complement inflammatory pathways.

The acquisition was completed with an upfront cash payment of $111 million for 100 percent of Taligen’s equity interests. Additional contingent payments would be earned upon reaching various clinical efficacy and product approval milestones in both the US and European Union for up to six products.

“Taligen’s talented scientists and impressive technology will enhance Alexion’s world-class staff and breakthrough research and development programs, substantially increasing our ability to develop first-in-class therapies for patients with severe diseases,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “As product development opportunities continue to expand, we look forward to increasing the quality, speed, and throughput of our combined current and future development programs for the benefit of patients worldwide.”

Taligen’s scientific staff will form the nucleus of Alexion’s new Cambridge Massachusetts-based Translational Medicine Group, headed by Abbie Celniker, Ph.D., former CEO of Taligen and now Head of Translational Medicine at Alexion. Dr. Celniker will report to Stephen Squinto, Ph.D., Executive Vice President and Head of Research and Development at Alexion. “Alexion has proven how highly innovative science can result in life-transforming therapies for patients with debilitating disorders,” said Dr. Celniker. “We are excited to be combining our research and development capabilities with Alexion’s global team with the goal of accelerating the investigation of novel molecules from our combined portfolios and developing additional first-in-class compounds.”

“We are pleased that Alexion recognized the potential of Taligen’s innovative product pipeline and exceptional team. This transaction was compelling to us because of Alexion’s demonstrated ability to develop and commercialize first-in-class medicines,” said Dr. Nicholas Galakatos, a director of Taligen and a Managing Director at Clarus Ventures. “I, along with my colleagues at

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Alta Partners and Sanderling Ventures are delighted to have participated in the success of Taligen and look forward to the many future benefits that this combination will offer to patients with severe disorders.”

Alexion will provide 2011 financial guidance in February, including transaction-related one-time expenses. Non-GAAP Research and Development expenses for 2011 are expected to be approximately 18% of sales, including activities associated with Taligen’s programs.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and kidney diseases, neurologic disorders, transplant, other inflammatory disorders, and cancer. Soliris® (eculizumab), Alexion’s first marketed product, is approved in more than 35 countries as a therapy for patients with PNH, a debilitating and ultra-rare life-threatening blood disorder. Alexion is evaluating other potential indications for Soliris and is pursuing development of other innovative biotechnology product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

[ALXN-G]

Safe Harbor Statement

This news release contains forward-looking statements, including statements related to potential benefits from the acquisition of Taligen, and its employees, technology and product candidates. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example those risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, and in Alexion’s other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Contacts

Alexion Pharmaceuticals, Inc.

Irving Adler, 203-271-8210

Senior Director, Corporate Communications and Public Policy

or

Media:

Makovsky & Company

Mark Marmur, 609-354-8135

or

Investors:

Rx Communications

Rhonda Chiger, 917-322-2569

*	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.